As filed with the Securities and Exchange Commission on May 8, 2009

Registration Statement No. 333-151665

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Invesco Mortgage Capital Inc.
(Exact name of registrant as specified in its governing instruments)

1555 Peachtree Street, NE
Atlanta, Georgia 30309
(404) 892-0896
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey H. Kupor
c/o Invesco Institutional (N.A.), Inc.
1555 Peachtree Street, NE
Atlanta, Georgia 30309
(404) 892-0896
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel (212) 735-3574 Fax (917) 777-3574
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On May 8, 2009 Invesco Agency Securities Inc., a Maryland corporation, changed its name to Invesco Mortgage Capital Inc. by filing Articles of Amendment in accordance with Maryland law.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED     , 2009
Shares
Invesco Mortgage Capital Inc.
Common Stock

     Invesco Mortgage Capital Inc. is a newly organized Maryland corporation focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. We will seek to invest in residential mortgage-backed securities for which a U.S. Government agency or a federally chartered corporation guarantees payments of principal and interest on the securities. In addition, we expect to invest in residential mortgage-backed securities that are not issued or guaranteed by a U.S. Government agency, commercial mortgage-backed securities and mortgage loans. To the extent available to us, we may seek to finance our investments in these asset classes with financings under the U.S. Government’s Public-Private Investment Program and the Term Asset-Backed Securities Lending Facility, or with private financing sources. We will be externally managed and advised by Invesco Institutional (N.A.), Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Invesco Ltd., an independent global investment company listed on the New York Stock Exchange (NYSE: IVZ). Invesco Institutional (N.A.), Inc. will draw upon the expertise of Invesco Ltd.’s Worldwide Fixed Income investment team of 114 investment professionals operating in six cities, across four countries, with approximately $150 billion in securities under management and Invesco Real Estate’s 219 employees operating in 13 cities across eight countries with over $22 billion in private and public real estate assets under management. In addition, our Manager will draw upon the mortgage market insights of WL Ross & Co. LLC, Invesco Ltd.’s distressed investment unit.
     This is our initial public offering and no public market currently exists for our common stock. We are offering      shares of our common stock as described in this prospectus. We expect the initial public offering price of our common stock to be $     per share. Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “IVR.”
     Concurrently with the completion of this offering, we will complete a private placement in which we will sell      shares of our common stock to Invesco Ltd., through Invesco Institutional (N.A.), Inc., at $     per share and      units of limited partnership interest in our operating partnership to Invesco Ltd., through Invesco Investments (Bermuda) Ltd., a wholly-owned subsidiary of Invesco Ltd., at $     per unit, for an aggregate investment equal to     % of the gross proceeds raised in this offering, up to $      million. We refer to Invesco Institutional (N.A.), Inc. and Invesco Investments (Bermuda) Ltd., collectively in this prospectus as the Invesco Purchaser. Upon completion of this offering and the concurrent private placement, Invesco Ltd., through Invesco Institutional (N.A.), Inc., will beneficially own     % of our outstanding common stock (or     % if the underwriters fully exercise their option to purchase additional shares). Assuming that all      units of limited partnership interest are redeemed for an equivalent number of shares of our common stock, Invesco Ltd., through the Invesco Purchaser, would beneficially own     % of our outstanding common stock upon completion of this offering and the concurrent private placement (or     % if the underwriters fully exercise their option to purchase additional shares).
     We intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2009. To assist us in qualifying as a real estate investment trust, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. Different ownership limits will apply to Invesco Ltd. and its direct and indirect subsidiaries, including but not limited to Invesco Institutional (N.A.), Inc. and Invesco Investments (Bermuda) Ltd. Different ownership limits will apply to Invesco Ltd. and its direct and indirect subsidiaries. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”
     Investing in our common stock involves risks. See “Risk Factors” beginning on page      of this prospectus for a discussion of these risks.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$
     The underwriters may also purchase up to an additional      shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about     , 2009.

Credit Suisse	Morgan Stanley

Barclays Capital	Keefe, Bruyette & Woods	Stifel Nicolaus

Jackson Securities	Siebert Capital Markets	The Williams Capital Group, L.P.

The date of this prospectus is     , 2009.

     You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
     Until     , 2009 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

- i -

SUMMARY
     This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “we,” “us,” and “our” refer to Invesco Mortgage Capital Inc., a Maryland corporation, together with its consolidated subsidiaries, including IAS Operating Partnership LP, a Delaware limited partnership, which we refer to as “our operating partnership;” “our Manager” refers to Invesco Institutional (N.A.), Inc., a Delaware corporation, our external manager; “Invesco” refers to Invesco Ltd. together with its consolidated subsidiaries (other than us), the indirect parent company of our Manager; and “OP units” refers to units of limited partnership interest in our operating partnership. Unless indicated otherwise, the information in this prospectus assumes (1) the common stock to be sold in this offering is sold at $     per share, (2) a $     million investment will be made by the Invesco Purchaser in a private placement to be made concurrently with the completion of this offering, and (3) no exercise by the underwriters of their over-allotment option to purchase up to an additional     shares of our common stock.
Our Company
     We are a newly-formed Maryland corporation focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans, which we collectively refer to as our target assets. We will seek to invest in residential mortgage-backed securities, or RMBS, for which a U.S. Government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac, guarantees payments of principal and interest on the securities. We refer to these securities as Agency RMBS. We also expect to invest in RMBS that are not issued or guaranteed by a U.S. Government agency, or non-Agency RMBS, commercial mortgage-backed securities, or CMBS, and residential and commercial mortgage loans. To the extent available to us, we may seek to finance our non-Agency RMBS, CMBS and mortgage loan portfolios with financings under the U.S. Government’s Public-Private Investment Program, or the PPIP, and the Term Asset-Backed Securities Lending Facility, or the TALF.
     We will be externally managed and advised by Invesco Institutional (N.A.), Inc., or our Manager, an SEC-registered investment adviser and indirect wholly-owned subsidiary of Invesco Ltd. (NYSE: IVZ), or Invesco. Invesco is a leading independent global investment management company with $348.2 billion in assets under management as of March 31, 2009. Our Manager will draw upon the expertise of Invesco’s Worldwide Fixed Income investment team of 114 investment professionals operating in six cities, across four countries, with approximately $150 billion in securities under management and Invesco Real Estate’s 219 employees operating in 13 cities across eight countries with over $22 billion in private and public real estate assets under management. With over 25 years of experience, Invesco’s teams of dedicated professionals have developed exceptional track records across multiple fixed income sectors and asset classes, including structured securities, such as RMBS, asset-backed securities, or ABS, CMBS, and leveraged loan portfolios. In addition, the investment team will draw upon the mortgage market insights of WL Ross & Co. LLC, or WL Ross, Invesco’s distressed investment unit and an indirect, wholly-owned subsidiary of our Manager.
     Our objective is to provide attractive risk adjusted returns to our investors over the long term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by selectively acquiring target assets to construct a diversified investment portfolio designed to produce attractive returns across a variety of market conditions and economic cycles. We intend to construct a diversified investment portfolio by focusing on security selection and the relative value of various sectors within the mortgage market. We intend to finance our Agency RMBS investments primarily through short-term borrowings structured as repurchase agreements. To date, we have signed      master repurchase agreements with      financial institutions, and we are in discussions with      additional financial institutions for repurchase facilities. As described in more detail below, to the extent available to us, we may seek to finance our non-Agency RMBS, CMBS and mortgage loan portfolios with non-recourse term borrowing facilities and equity financing under the PPIP and the TALF, or with private financing.
     We will commence operations upon completion of this offering. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2009. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, or the 1940 Act.
Our Manager
     We will be externally managed and advised by our Manager. Pursuant to the terms of the management agreement, our Manager will provide us with our management team, including our officers, along with appropriate support personnel. Each of our officers is an employee of Invesco. We do not expect to have any employees. Our Manager is not obligated to dedicate any of its employees exclusively to us, nor is our Manager or its employees obligated to dedicate any specific portion of its or their time to our business. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it.
     Our Manager’s Worldwide Fixed Income investment professionals have extensive experience in performing advisory services for funds, other investment vehicles, and other managed and discretionary accounts that focus on investing in Agency and other RMBS as well as CMBS. As of March 31, 2009, our Manager managed approximately $177.0 billion of fixed income and real estate investments, including approximately $18.8 billion of structured securities, consisting of approximately $11.0 billion of Agency RMBS, $3.9 billion of ABS, $2.0 billion of non-Agency RMBS and $1.9 billion of CMBS. We expect that our Manager will continue to manage its existing portfolio and provide management services to its other clients, including affiliates of Invesco. Neither our Manager nor Invesco has previously managed or advised a public REIT or managed RMBS or CMBS on a leveraged basis.
     The Invesco WorldWide Fixed Income investment professionals will benefit from the insight and capabilities of Invesco’s distressed investment subsidiary, WL Ross, and Invesco’s real estate team.
     Our Manager will draw upon the professional experience and knowledge of the investment team of its WL Ross subsidiary, gained through WL Ross’ 30 years of investing in various distressed assets. WL Ross has sponsored and managed more than $8.0 billion of distressed equity investments and has completed more than $200 billion of workouts around the world. We will benefit from WL Ross’ expertise in security selection, portfolio management, and portfolio oversight. When combined with our Manager’s investment team’s experience in fixed income investing, WL Ross’s deep and broad asset management skills will allow us to draw upon extensive investment expertise in order to benefit our shareholders.
     In addition, WL Ross-sponsored funds have expanded its position in the mortgage market through its 2007 investment in American Home Mortgage Servicing, Inc., or AHMSI, the largest independent sub-prime mortgage loan servicer in the United States with an approximate $108 billion servicing portfolio and more than 565,000 mortgage loans across 50 states. As a major loan servicer, AHMSI has tremendous insights regarding mortgage market trends, including prepayment speeds, delinquency rates, default and severity information, which we intend to capitalize on when valuing our target assets. Furthermore, WL Ross sponsored funds have made a strategic investment in Assured Guaranty Ltd., or AGL, which provides credit enhancement products on debt securities issued in the public finance, structured finance and mortgage markets. As of March 31, 2009, AGL had net in-force direct financial guarantees on approximately $        billion of non-Agency RMBS and CMBS.
     Additionally, our Manager will be able to draw upon the experience and resources of Invesco’s real estate team, comprised of approximately 124 investment professionals on the ground in key investment markets, which has an average of 15 years of direct real estate investing experience. Our Manager’s real estate team will provide us with valuable insights, through its research and monitoring capabilities, on investments in residential and commercial properties. With the properties under management having an aggregate market value of approximately $22.8 billion as of March 31, 2009, this team is a leader in the real estate marketplace.
     Invesco Aim Advisors, Inc., or Invesco Aim Advisors, an affiliate of our Manager, will serve as our sub adviser pursuant to an agreement between our Manager and Invesco Aim Advisors. Invesco Aim Advisors will provide input on overall trends in short-term financing markets and make specific recommendations regarding financing of our Agency RMBS. We do not expect our Manager to provide these services to us directly. The fees charged by Invesco Aim Advisors shall be paid by our Manager and shall not constitute a reimbursable expense by our Manager under the management agreement. We expect that the fees charged by Invesco Aim Advisors to our Manager will be substantially similar to the fees Invesco Aim Advisors charges to its other clients for similar services.
     We also expect to benefit from our Manager’s portfolio management, finance and administration functions, which address legal, compliance, investor relations and operational matters, trade allocation and execution, securities valuation, risk management and information technologies in connection with the performance of its duties.
     Concurrently with the completion of this offering, we will complete a private placement in which we will sell          shares of our common stock to Invesco, through our Manager, at $          per share and          OP units to Invesco, through Invesco Investments (Bermuda) Ltd., at $          per unit for an aggregate investment equal to          % of the gross proceeds raised in this offering, up to $          million. Upon completion of this offering and the concurrent private placement, Invesco, through our Manager, will beneficially own          % of our outstanding common stock (or          % if the underwriters fully exercise their option to purchase additional shares). Assuming that all          OP units are redeemed for an equivalent number of shares of our common stock, Invesco, through the Invesco Purchaser, would beneficially own          % of our outstanding common stock upon completion of this offering and the concurrent private placement (or          % if the underwriters fully exercise their option to purchase additional shares). The Invesco Purchaser will agree that, for a period of one year after the date of this prospectus, it will not, without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, dispose of or hedge any of the shares of our common stock or OP units that it purchases in the concurrent private placement, subject to certain exceptions and extension in certain circumstances as described elsewhere in this prospectus.

About Invesco
     Invesco is one of the largest independent global investment management firms with offices worldwide. As of March 31, 2009, Invesco had 5,122 employees, the majority of whom were located in North America. Invesco operates under the Invesco Aim Advisors, Invesco Trimark, Atlantic Trust, Invesco, Invesco Perpetual, Invesco PowerShares, and WL Ross brands.
Our Investment Strategy
     We will rely on our Manager’s expertise in identifying assets within our target assets. Our Manager’s investment team has a strong focus on security selection and the relative value of various sectors within the mortgage markets. We expect that the investment team will make investment decisions on our behalf, which will incorporate their views on the economic environment and the outlook for the mortgage markets, including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity, commercial and residential real estate prices, deliquencies, default rates, recovery of various sectors and vintage of collateral, subject to maintaining our REIT qualification and our exemption from registration under the 1940 Act.

Our Target Assets
     Our target asset classes and the principal assets we expect to acquire in each are as follows:

Asset Classes	Principal Assets
Agency RMBS	Mortgage Pass-Through Certificates. Single-family residential mortgage pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities. These mortgage pass-through certificates are guaranteed by a U.S. Government agency or federally chartered corporation.

Collateralized Mortgage Obligations. Collateralized mortgage obligations, or CMOs, are securities which are structured from U.S. Government agency, or federally chartered corporation-backed mortgage pass-through certificates. CMOs receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying mortgage pass-through certificates into different classes of securities. CMOs can have different maturities and different weighted average lives than the underlying mortgage pass-through certificates. CMOs can re-distribute the risk characteristics of mortgage pass-through certificates to better satisfy the demands of various investor types. These risk characteristics would include average life variability, prepayments, volatility, floating versus fixed interest rate and payment and interest rate risk.

Non-Agency RMBS	RMBS that are not issued or guaranteed by a U.S. Government agency or federally charted corporation, with an emphasis on securities that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations.

CMBS	Fixed and floating rate commercial mortgage backed securities, with an emphasis on securities that when originally issued were rated in the highest rating category by one or more of the nationally recognized statistical rating organizations.

Residential Mortgage Loans	Prime Mortgage Loans. Prime mortgage loans are mortgage loans that conform to U.S. Government agency underwriting guidelines. Jumbo prime mortgage loans are mortgage loans that conform to U.S. Government agency underwriting guidelines except that the mortgage balance exceeds the maximum amount permitted by the guidelines.

Asset Classes	Principal Assets
Alt-A Mortgage Loans. Alt-A mortgage loans are mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to U.S. Government agency underwriting guidelines, but whose borrower characteristics may. Generally, Alt-A loans allow homeowners to qualify for a mortgage loan with reduced or alternate forms of documentation.

Subprime Mortgage Loans. Subprime mortgage loans are loans that do not conform to U.S. Government agency underwriting guidelines.

Commercial Mortgage Loans	First or second lien loans, subordinate interests in first mortgages, or B-Notes, bridge loans to be used in the acquisition, construction or redevelopment of a property and mezzanine financings.

      We initially expect to finance our investments in Agency MBS primarily through short-term borrowings structured as repurchase agreements. To the extent available to us, we may seek to finance our investments in non-Agency RMBS, CMBS and mortgage loan portfolios with non-recourse term borrowing facilities and equity financing under the PPIP and the TALF, or with private financing.
     Our board of directors has adopted a set of investment guidelines that set out our target assets and other criteria to be used by our Manager to evaluate specific assets as well as our overall portfolio composition. Our Manager will make determinations as to the percentage of our assets that will be invested in each of our target assets. Our decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our assets that will be invested in any of our target asset classes at any given time. We may change our strategy and policies without a vote of our stockholders. We believe that the diversification of our portfolio of assets, our Manager’s expertise among our target assets and flexibility of our strategy, combined with our Manager’s and its affiliates’ expertise, will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.
Investment Guidelines
     Our board of directors has adopted the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the 1940 Act;

•	our investments will be in our target assets; and

•	until appropriate investments can be identified, our Manager may invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT.

     These investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders.
     Our Manager has an investment committee, or Investment Committee, comprised of its officers and investment professionals. The Investment Committee will periodically review our investment portfolio and its compliance with our investment policies and procedures, including these investment guidelines, and provide to our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, our board of directors also will review our investment portfolio and its compliance with our investment policies and procedures, including these investment guidelines.
Our Financing Strategy
     We intend to employ prudent leverage to increase potential returns to our stockholders and to fund the acquisition of our target assets. Our income will be generated primarily by the net spread between the income we earn on our investments in our target assets and the cost of our financing and hedging activities. Although we are not required to maintain any particular leverage ratio, the amount of leverage we will deploy for particular investments in our target assets will depend upon our Manager’s assessment of a variety of factors, which may include, the anticipated liquidity and price volatility of the assets in our investment portfolio, the gap between the duration of our assets and liabilities including hedges, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and residential and commercial mortgage-related markets, our outlook for the level, slope, and volatility of interest rates, the credit quality of the loans we acquire, the collateral underlying our Agency RMBS, non-Agency RMBS and CMBS, and our outlook for asset spreads relative to the London Interbank Offered Rate, or LIBOR, curve.
     We expect, initially, that we may deploy, on a debt-to-equity basis, up to seven to eight times leverage on our Agency RMBS assets. In addition, we do not expect under current market conditions to deploy leverage on our non-Agency RMBS, CMBS and mortgage loan assets, except in conjunction with financings that may be available to us under programs established by the U.S. Government. For these asset classes, we expect to use approximately            to            times leverage.
     Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we expect to use a number of sources to finance our investments. Initially, we expect our primary financing sources to include repurchase agreements and, to the extent available to us, financings under programs established by the U.S. Government such as the TALF and the PPIP or private financing sources, as described in more detail below.
Repurchase Agreements
     Repurchase agreements are financings pursuant to which we will sell our target assets to the repurchase agreement counterparty, the buyer, for an agreed upon price with the obligation to repurchase these assets from the buyer at a future date and at a price higher than the original purchase price. The amount of financing we will receive under a repurchase agreement is limited to a specified percentage of the estimated market value of the assets we sell to the buyer. The difference between the sale price and repurchase price is the cost, or interest expense, of financing under a repurchase agreement. Under repurchase agreement financing arrangements, the buyer, or lender, could require us to provide additional cash collateral, or a margin call, to re-establish the ratio of value of the collateral to the amount of borrowing.
The Term Asset-Backed Securities Lending Facility
     On November 25, 2008, the U.S. Treasury and the Federal Reserve announced the creation of the TALF. Under the TALF, The Federal Reserve Bank of New York, or the FRBNY, provides non-recourse loans to borrowers to fund their purchase of eligible assets, which currently include certain ABS but not RMBS or CMBS. On March 23, 2009, the U.S. Treasury announced preliminary plans to expand the TALF to include non-Agency RMBS and CMBS. On May 1, 2009, the Federal Reserve provided more of the details as to how TALF is to be expanded to CMBS and explained that beginning in June 2009, up to $100 billion of TALF loans will be available to finance purchases of CMBS created on or after January 1, 2009. We believe that the expansion of the TALF to include highly rated CMBS may provide us with attractively priced non-recourse term borrowings that we could use to purchase newly created CMBS that are eligible for funding under this program. However, the TALF has not yet been expanded to cover other legacy CMBS, including CMBS created prior to January 1, 2009. In addition, to date, neither the FRBNY nor the U.S. Treasury has announced how the TALF will be expanded to cover non-Agency RMBS. We believe that once so expanded, the TALF may provide us with attractively priced non-recourse term borrowing facilities that we can use to purchase legacy CMBS and RMBS. However, there can be no assurance that the TALF will be expanded to include these asset classes and, if so expanded, that we will be able to utilize it successfully or at all.
The Public-Private Investment Program

     On March 23, 2009, the U.S. Treasury, in conjunction with the Federal Deposit Insurance Corporation, or the FDIC, and the Federal Reserve, announced the creation of the PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate-related assets off of the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. PPIPs under the Legacy Loan Program, or Legacy Loan PPIFs, will be established to purchase troubled loans from insured depository institutions and PPIPs under the Legacy Securities Program, or Legacy Securities PPIFs, will be established to purchase from financial institutions legacy non-Agency RMBS and CMBS that were originally AAA rated. Legacy Loan PPIFs and Legacy Securities PPIFs will have access to equity capital from the U.S. Treasury as well as debt financing provided or guaranteed by the U.S. Government. We anticipate being able to benefit from the financing available under this program primarily as an investor in one or more Legacy Securities PPIFs that will be established and managed by our Manager or one of its affiliates if their application to serve as one of the investment managers for the Legacy Securities Program is accepted by the U.S. Treasury, or in other Legacy Securities PPIFs established and managed by third parties.
Risk Management
     As part of our risk management strategy, our Manager will actively manage the financing, interest rate, credit risk, prepayment and convexity (the measure of the sensitivity of the duration of a bond to changes in interest rates) risks associated with holding a portfolio of our target assets.
Interest Rate Hedging
     Subject to maintaining our qualification as a REIT, we intend to engage in a variety of interest rate management techniques that seek on one hand to mitigate the influence of interest rate changes on the values of some of our assets, and on the other hand help us achieve our risk management objective. We intend to utilize derivative financial instruments, including, among others, puts and calls on securities or indices of securities, interest rate swaps, interest rate caps, interest rate swaptions, exchange-traded derivatives, U.S. Treasury securities and options on U.S. Treasury securities and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our investment portfolio. Specifically, we will seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will be to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing. We will rely on our Manager’s expertise to manage these risks on our behalf. We may implement part of our hedging strategy through a domestic taxable REIT subsidiary, or TRS, which will be subject to U.S. federal, state and, if applicable, local income tax.
Market Risk Management
     Risk management is an integral component of our strategy to deliver returns to our stockholders. Because we will invest in MBS, investment losses from prepayment, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to stockholders. In addition, because we will employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins will be dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. To minimize the risks to our portfolio, we will actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our Manager’s risk management tools include software and services licensed or purchased from third parties, in addition to proprietary software and analytical methods developed by Invesco. There can be no guarantee that these tools will protect us from market risks.
Credit Risk
     We believe our investment strategy will generally keep our credit losses and financing costs low. However, we retain the risk of potential credit losses on all of the residential and commercial mortgage loans, as well as the loans underlying the non-Agency RMBS and CMBS we hold. We seek to manage this risk through our pre-acquisition due diligence process and through use of non-recourse financing which limits our exposure to credit losses to the specific pool of mortgages that are subject to the non-recourse financing. In addition, with respect to any particular target asset, our Manager’s investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral.

Our Competitive Advantages
     We believe that our competitive advantages include the following:
Significant Experience of Our Manager
     The senior management team of our Manager has a long track record and broad experience in managing residential and commercial mortgage-related assets through a variety of credit and interest rate environments and has demonstrated the ability to generate attractive risk adjusted returns under different market conditions and cycles. As of March 31, 2009, our Manager managed approximately $177.0 billion of fixed income and real estate investments, including $18.8 billion of structured securities, consisting of approximately $11.0 billion of Agency RMBS, $3.9 billion of ABS, $2.0 billion of non-Agency RMBS and $1.9 billion of CMBS. In addition, our Manager will benefit from the insight and capabilities of Invesco’s distressed investment subsidiary, WL Ross, and Invesco’s real estate team. Our Manager will draw upon the professional experience and knowledge of the investment team of its WL Ross subsidiary, gained through WL Ross’ 30 years of investing in various distressed assets and benefit from WL Ross’ expertise in security selection, portfolio management, and portfolio oversight. Our Manager also will be able to draw upon the experience and resources of Invesco’s real estate team, comprised of approximately 124 investment professionals on the ground in key investment markets, which has an average of           years of direct real estate investing experience. Our Manager’s real estate team will provide us with valuable insights, through its research and monitoring capabilities, on investments in residential and commercial properties. Through our Manager’s WL Ross subsidiary and Invesco’s real estate team we will also have access to broad and deep teams of experienced investment professionals in real estate and distressed investing. Through these teams, we will have real time access to research and data on the mortgage and real estate industries. Having in-house access to these resources and expertise provides us with a competitive advantage over other companies investing in our target assets who have less internal resources and expertise.
Access to Extensive Repurchase Agreement Financing and Other Strategic Relationships
     An affiliate of our Manager and a sub-adviser to us, Invesco Aim Advisors, has been active in the repurchase agreement lending market since 1980 and currently has master repurchase agreements in place with a number of counterparties. At March 31, 2009, Invesco Aim Advisors had provided repurchase agreement financing to these counterparties equal to approximately $20.7 billion.
     Invesco Aim Advisors has in place a documented process to mitigate counterparty risk. Our Manager, together with a dedicated team of professionals at Invesco Aim Advisors pursuant to a sub-advisory agreement between our Manager and Invesco Aim Advisors, follows this established process. During these volatile times in which a number of repurchase agreement counterparties have either defaulted or ceased to exist, we feel that it is critical to have controls in place that address this recent disruption in the markets. All repurchase agreement counterparty approval requests must be submitted to the team of nine professionals at Invesco Aim Advisors and undergo a rigorous review and approval process to determine whether the proposed counterparty meets established criteria. This process involves a credit analysis of each prospective counterparty to ensure that it meets Invesco Aim Advisors’ internal credit risk requirements, a review of the counterparty’s audited financial statements, credit ratings and clearing arrangements, and a regulatory background check. In addition, all approved counterparties are monitored on an ongoing basis by Invesco Aim Advisors’ credit team and, if they deem a credit situation to be deteriorating, they have the ability to restrict or terminate trading with this counterparty. We do not expect to enter into any hedging transactions to mitigate any risks associated with our repurchase agreement counterparties.
Extensive Strategic Relationships and Experience of our Manager and its Affiliates
     Our Manager and its affiliates, including Invesco Aim Advisors, maintain extensive long-term relationships with other financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks. We believe these relationships will enhance our ability to source, finance and hedge investment opportunities and, thus, enable us to grow in various credit and interest rate environments. In addition, we believe the contacts our Manager and its affiliates (including Invesco Aim Advisors) have with numerous investment grade derivative and lending counterparties will assist us in implementing our financing and hedging strategies.

Disciplined Investment Approach
     We will seek to maximize our risk-adjusted returns through our Manager’s disciplined investment approach, which relies on rigorous quantitative and qualitative analysis. Our Manager will monitor our overall portfolio risk and evaluate the characteristics of our investments in our target assets including, but not limited to, loan balance distribution, geographic concentration, property type, occupancy, periodic and periodic interest rate caps, which limit the amount an interest rate can increase during any given period, or lifetime interest rate caps, weighted-average loan-to-value and weighted-average credit score. In addition, with respect to any particular target asset, our Manager’s investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates recovery of various sectors and vintage of collateral. As a newly organized company with no historical investments, we will build an initial portfolio consisting of currently priced assets and therefore we will likely not be negatively impacted by the recent price declines experienced by many mortgage portfolios. We believe this strategy and our commitment to capital preservation will provide us with a competitive advantage when operating in a variety of market conditions.
Access to Our Manager’s Sophisticated Analytical Tools, Infrastructure and Expertise
     We will utilize our Manager’s proprietary and third-party mortgage-related security and portfolio management tools to seek to generate an attractive net interest margin from our portfolio. We intend to focus on in-depth analysis of the numerous factors that influence our target assets, including: (1) fundamental market and sector review; (2) rigorous cash flow analysis; (3) disciplined security selection; (4) controlled risk exposure; and (5) prudent balance sheet management. We will utilize these tools to guide the hedging strategies developed by our Manager to the extent consistent with satisfying the requirements for qualification as a REIT. In addition, we will use our proprietary technology management platform called QTechsm to monitor investment risk. QTechsm collects and stores real-time market data, and integrates markets performance with portfolio holdings and proprietary risk models to measure the risk positions in portfolios. This measurement system portrays overall portfolio risk and its sources. Through the use of the tools described above, we will analyze factors that affect the rate at which mortgage prepayments occur, including changes in the level of interest rates, directional trends in residential and commercial real estate prices, general economic conditions, the locations of the properties securing the mortgage loans and other social and demographic conditions in order to acquire the target assets that we believe are undervalued. We believe that sophisticated analysis of both macro and micro economic factors will enable us to manage cash flow and distributions while preserving capital.
     Our Manager has created and maintains analytical and portfolio management capabilities to aid in security selection and risk management. We intend to capitalize on the market knowledge and ready access to data across our target markets that our Manager and its affiliates obtain through their established platform. We will also benefit from our Manager’s comprehensive finance and administrative infrastructure, including its risk management and financial reporting operations, as well as its business development, legal and compliance teams.
Alignment of Invesco and Our Manager’s Interests
     Concurrently with the completion of this offering, we will complete a private placement in which we will sell      shares of our common stock to Invesco, through our Manager, at $     per share and      OP units to Invesco, through Invesco Investments (Bermuda) Ltd., at $     per unit, for an aggregate investment equal to     % of the gross proceeds raised in this offering, up to $     million. Upon completion of this offering and the concurrent private placement, Invesco, through our Manager, will beneficially own     % of our common stock (or     % if the underwriters fully exercise their option to purchase additional shares). Assuming that all OP units are redeemed for an equivalent number of shares of our common stock, Invesco, through the Invesco Purchaser, would beneficially own     % of our outstanding common stock upon completion of this offering and the concurrent private placement (or     % if the underwriters fully exercise their option to purchase additional shares). We believe that the significant ownership of our common stock by Invesco, through the Invesco Purchaser, will align Invesco and our Manager’s interests with our interests.
Tax Advantages of REIT Qualification
     Assuming that we meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation.
Summary Risk Factors
     An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page      of this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

•	We are dependent on our Manager and its key personnel for our success. In addition, we intend to rely on our financing opportunities relating to our repurchase agreement financing that have been and will be facilitated and/or provided by Invesco Aim Advisors, an affiliate of our Manager.

•	Neither Invesco nor our Manager have any experience operating a REIT or managing a portfolio of our target assets on a leveraged basis and we cannot assure you that our Manager’s past experience will be sufficient to successfully manage our business as a REIT with such a portfolio.

•	There are conflicts of interest in our relationship with our Manager and Invesco, which could result in decisions that are not in the best interests of our stockholders.

•	The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

•	Our board of directors will approve very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager.

•	There can be no assurance that the actions of the U.S. Government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, including the establishment of the TALF and the PPIP, or market response to those actions, will achieve the intended effect, and our business may not benefit from these actions and further government or market developments could adversely impact us.

•	We may change any of our strategies, policies or procedures without stockholder consent.

•	We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

•	Maintenance of our 1940 Act exemption imposes limits on our operations.

•	We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

•	We will depend on repurchase agreement financing to acquire Agency RMBS, and our inability to access this funding for our Agency RMBS could have a material adverse effect on our results of operations, financial condition and business.

•	As a result of recent market events, including the contraction among and failure of certain lenders, it may be more difficult for us to secure non-governmental financing.

•	An increase in our borrowing costs relative to the interest we receive on investments in our target assets may adversely affect our profitability, and our cash available for distribution to our stockholders.

•	To the extent available to us, we may seek to finance our investments in non-Agency RMBS, CMBS and mortgage loan portfolio with equity and debt financing under U.S. government programs, and our inability to access this financing could have a material adverse effect on our results of operations, financial condition and business.

•	Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

•	We have not yet identified any specific investments in our target asset classes.

•	Continued adverse developments in the residential and commercial mortgage markets, including recent increases in defaults, credit losses and liquidity concerns, could make it difficult for us to borrow money to acquire our target assets on a leveraged basis, on attractive terms or at all, which could adversely affect our profitability.

•	We may acquire non-Agency RMBS collateralized by subprime and Alt-A mortgage loans, which are subject to increased risks.

•	The mortgage loans that we will acquire, and the mortgage and other loans underlying the non-Agency RMBS and CMBS that we will acquire, are subject to defaults, foreclosure timeline extension, fraud and commercial and residential price depreciation, and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.

•	If our Manager overestimates the loss-adjusted yields of our CMBS investments, we may experience losses.

•	An increase in interest rates may cause a decrease in the volume of certain of our target assets which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.

•	Prepayment rates may adversely affect the value of our investment portfolio.

•	Our failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

•	Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities or financing or hedging strategies.

Our Structure
     We were organized as a Maryland corporation on June 5, 2008. We consider Invesco to be our promoter. We will conduct substantially all of our operations through our operating partnership, of which we are the sole general partner. Subject to certain limitations and exceptions, the limited partners of the operating partnership, other than us or our subsidiaries, will have the right to cause the operating partnership to redeem their OP units for cash equal to the market value of an equivalent number of our shares of common stock, or, at our option, we may purchase their OP units by issuing one share of common stock for each OP unit redeemed.

     The following chart shows our structure after giving effect to this offering and the concurrent private placement to the Invesco Purchaser:

(1)	Assuming redemption of all OP units owned by the Invesco Investments (Bermuda) Ltd. for the equivalent number of shares of our common stock, Invesco would beneficially own (through the holdings of the Invesco Purchaser) % of our common stock and the public would own the remaining 91.01%.

(2)	We expect IAS Asset I LLC to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act. We may in the future organize special purpose subsidiaries that may borrow under the TALF. We anticipate that some of these subsidiaries may be organized to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. We intend to conduct our operations so that the value of our operating partnership’s investment in IAS I LLC, these special purpose subsidiaries, as well as other subsidiaries not relying on Section 3(c)(1) or Section 3(c)(7) of the 1940 Act will at all times, on an unconsolidated basis, exceed 60% of our operating partnership’s total assets. See “Business—Operating and Regulatory Structure—1940 Act Exemption.”

Management Agreement
     We will be externally managed and advised by our Manager. We expect to benefit from the personnel, infrastructure, relationships and experience of our Manager to enhance the growth of our business. Each of our officers is an employee of Invesco. We do not expect to have any employees. Our Manager is not obligated to dedicate certain of its personnel exclusively to us, nor is our Manager or its personnel obligated to dedicate any specific portion of its or their time to our business.
     We will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the management agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our Manager will be responsible for, among other duties, (1) performing all of our day-to-day functions, (2) determining investment criteria in conjunction with our board of directors, (3) sourcing, analyzing and executing investments, asset sales and financings, and (4) performing asset management duties. In addition, our Manager has an Investment Committee of our Manager’s professionals that will oversee compliance with our investment guidelines, investment portfolio holdings, financing and leveraging strategies.
     The initial term of the management agreement will end two years after the closing of this offering, with automatic one-year renewal terms that end on the anniversary of the closing of this offering. Our independent directors will review our Manager’s performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days prior notice of such termination. Upon such a termination, we will pay our Manager a termination fee equal to three times the management fee described in the table below. We may also terminate the management agreement with 30 days prior notice from our board of directors, without payment of a termination fee, for cause, as defined in the management agreement. Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee.
     Invesco Aim Advisors will serve as our sub-adviser pursuant to an agreement between our Manager and Invesco Aim Advisors. Invesco Aim Advisors will provide input on overall trends in short-term financing markets and make specific recommendations regarding financing of Agency RMBS. We do not expect our Manager to provide these services to us directly. The fees charged by Invesco Aim Advisors shall be paid by our Manager and shall not constitute a reimbursable expense by our Manager under the management agreement.
     The following table summarizes the fees and expense reimbursements that we will pay to our Manager:

Type	Description	Payment
Management fee:	1.50% of our stockholders’ equity per annum and calculated and payable quarterly in arrears. For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay to repurchase our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in accounting principles generally accepted in the United States, or GAAP, and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. We will treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the management fee. In our management agreement, our Manager has agreed to waive any base management fee payable in respect of any equity investment we may decide to make in a Legacy Securities or Legacy Loan PPIF if managed by our Manager or any of its affiliates.	Quarterly in cash

Expense reimbursement	Reimbursement of operating expenses related to us incurred by our Manager, including certain salary expenses and other expenses relating to legal, accounting, due diligence and other services. Our reimbursement obligation is not subject to any dollar limitation.	Monthly in cash.

Termination fee	Termination fee equal to three times the sum of the average annual management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.	Upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement.

Incentive plan	Our equity incentive plan includes provisions for grants of restricted common stock and other equity based awards to our directors or officers or any employees of our Manager. We do not expect to grant any awards under our equity incentive plan upon completion of this offering.
Conflicts of Interest
     We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Each of our officers and two of our directors, Mr. Armour and Ms. Dunn Kelley, are employees of Invesco. Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Invesco, may reduce the time our Manager and its officers and personnel spend managing us.
     As of March 31, 2009, Invesco had $348.2 billion in managed assets and our Manager managed approximately $177.0 billion of fixed income and real estate investments, including approximately $18.8 billion of structured securities, consisting of approximately $11.0 billion of Agency RMBS, $2.0 billion of non-Agency RMBS and $1.9 billion of CMBS and we will compete for investment opportunities directly with our Manager or other clients of our Manager or Invesco and its subsidiaries. A substantial number of separate accounts managed by our Manager had limited exposure to our target assets. In addition, in the future our Manager may have additional clients that compete directly with us for investment opportunities, although Invesco has indicated to us that it expects that we will be the only publicly traded REIT advised by our Manager or Invesco and its subsidiaries whose investment strategy is to invest substantially all of its capital in our target assets. Our Manager and Invesco Aim Advisors have an investment allocation policy in place that is intended to enable us to share equitably with the investment companies and institutional and separately managed accounts that effect securities transactions in fixed income securities for which our Manager and Invesco Aim Advisors are responsible in the selection of brokers, dealers and other trading counterparties. According to this policy, investments may be allocated by taking into account factors, including but not limited to investment objectives or strategies, the size of the available investment, cash availability and cash flow expectations, and the tax implications of an investment. The investment allocation policy also requires a fair and equitable allocation of financing opportunities over time among us and other accounts. The investment allocation policy also includes other procedures intended to prevent any of its other accounts from receiving favorable treatment in accessing investment opportunities over any other account. The investment allocation policy may be amended by our Manager and Invesco Aim Advisors at anytime without our consent. To the extent our Manager’s or Invesco Aim Advisors’ or our business in such a way as to give rise to conflicts not currently addressed by the investment allocation policy, our Manager and Invesco Aim Advisors may need to refine its policy to address such situation. Our independent directors will review our Manager’s and Invesco Aim Advisors’ compliance with the investment allocation policy. In addition, to avoid any actual or perceived conflicts of interest with our Manager or Invesco Aim Advisors, a majority of our independent directors will be required to approve an investment in any security structured or issued by an entity managed by our Manager, Invesco Aim Advisors, or any of their affiliates, or any purchase or sale of our assets by or to our Manager, Invesco Aim Advisors or their affiliates or an entity managed by our Manager, Invesco Aim Advisors or its affiliates.
     We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, subject to Invesco’s allocation policy, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us.
Operating and Regulatory Structure
REIT Qualification
     We intend to elect to qualify as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2009. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.
     So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

1940 Act Exemption
     We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. The company is organized as a holding company that conducts its businesses primarily through the operating partnership. Both the company and the operating partnership intend to conduct their operations so that they do not come within the definition of an investment company because less than 40% of the value of their total assets on an unconsolidated basis will consist of “investment securities.” The securities issued to our operating partnership by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities the operating partnership may own, may not have a value in excess of 40% of the value of the operating partnership’s total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe neither the company nor the operating partnership will be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because it will not engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly-owned or majority-owned subsidiaries, the company and the operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.
     If the value of our operating partnership’s investments in its subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities it owns, exceeds 40% of its total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we may have to register under the 1940 Act and could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.
     We expect IAS Asset I LLC to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition, certain of the operating partnership’s other subsidiaries that we may form in the future also may qualify for the Section 3(c)(5)(C) exemption. This exemption generally requires that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets and 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency RMBS that the Securities and Exchange Commission, or SEC, staff in various no-action letters has determined are the functional equivalent of mortgage loans for the purposes of the 1940 Act. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exemption from registration for each of these subsidiaries.
     We may in the future organize special purpose subsidiaries that will borrow under the TALF. We anticipate that some of these subsidiaries may be organized to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. To the extent that we organize subsidiaries that rely on Rule 3a-7 for an exemption from the 1940 Act, these subsidiaries will need to comply with the restrictions contained in this Rule. In certain circumstances, compliance with Rule 3a-7 may require that the indenture governing the subsidiary include limitations on the types of assets the subsidiary may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur, and on the level of transactions that may occur.

     As a result, we expect that IAS Asset I LLC and most of our other majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the 1940 Act. Consequently, we expect that our interests in these subsidiaries (which we expect will constitute a substantial majority of our assets) will not constitute “investment securities.” Consequently, we expect to be able to conduct our operations so that we are not required to register as an investment company under the 1940 Act.
     Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain ABS and real estate companies or in assets not related to real estate.
Restrictions on Ownership of Our Common Stock
     To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. In addition, different ownership limits will apply to Invesco. These ownership limits, which our board of directors has determined will not jeopardize our REIT qualification, will allow Invesco to hold up to 25% (by value or by number of shares, whichever is more restrictive) of our common stock or up to 25% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock.
     Our charter also prohibits any person from, among other things:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code, or otherwise cause us to fail to qualify as a REIT; and

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

     In addition, our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

THE OFFERING

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option).

Common stock to be outstanding after this offering	shares.(1)

Use of proceeds	We intend to invest the net proceeds of this offering and the concurrent private placement of common stock and OP units to the Invesco Purchaser in our target assets. Until appropriate investments can be identified, our Manager may invest these funds in interest-bearing short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in our target assets. See “Use of Proceeds.”

Distribution policy	We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our net taxable income. We plan to pay our first dividend in respect of the period from the closing of this offering through , 2009 which may be prior to the time that we have fully invested the net proceeds from this offering in investments in our target assets.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

Proposed NYSE symbol	“IVR”

Ownership and transfer restrictions	To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code and for other purposes, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Different ownership limits will apply to Invesco and its direct and indirect subsidiaries, including but not limited to our Manager and Invesco Investments (Bermuda) Ltd. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page of this prospectus and all other information in this prospectus before investing in our common stock.

(1)	Includes shares of our common stock to be sold to Invesco, through our Manager, in a concurrent private placement. Excludes (i) shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option in full, and (ii)shares that may be issued by us upon a redemption of all of the OP units to be owned by Invesco, through Invesco Investments (Bermuda) Ltd., upon completion of this offering.

Our Corporate Information
     Our principal executive offices are located at 1555 Peachtree Street, NE, Atlanta, Georgia 30309. Our telephone number is (404) 892-0896. Our website is     . The contents of our website are not a part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.
Risks Related to Our Relationship With Our Manager
We are dependent on our Manager and its key personnel for our success. In addition, we intend to rely on our financing opportunities relating to our repurchase agreement financing that have been and will be facilitated and/or provided by Invesco Aim Advisors, an affiliate of our Manager.
     We have no separate facilities and are completely reliant on our Manager. We do not expect to have any employees. Our executive officers are employees of Invesco. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the executive officers and key personnel of our Manager. The executive officers and key personnel of our Manager will evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. The departure of any of the executive officers or key personnel of our Manager could have a material adverse effect on our performance. In addition, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of our management agreement with our Manager only extends until the second anniversary of the closing of this offering, with automatic one-year renewals thereafter. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan. Moreover, our Manager is not obligated to dedicate certain of its personnel exclusively to us nor is it obligated to dedicate any specific portion of its time to our business, and none of our Manager’s personnel are contractually dedicated to us under our management agreement with our Manager.
     To date, we have signed      master repurchase agreements with      financial institutions, and we are in discussions with      additional financial institutions for repurchase facilities, in order to finance our acquisitions of Agency RMBS. Our Manager is in the process of securing additional commitments on our behalf from a number of the counterparties with whom Invesco Aim Advisors has long-standing relationships. Therefore, if the management agreement is terminated, we cannot assure you that we would continue to have access to these sources of financing for our investments.
Neither Invesco nor our Manager have any experience operating a REIT or managing a portfolio of our target assets on a leveraged basis and we cannot assure you that our Manager’s past experience will be sufficient to successfully manage our business as a REIT with such a portfolio.
     Our Manager has never operated a REIT. The REIT provisions of the Internal Revenue Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss. In addition, neither Invesco Aim Advisors nor our Manager have experience managing a portfolio of our target assets using leverage.
There are conflicts of interest in our relationship with our Manager and Invesco, which could result in decisions that are not in the best interests of our stockholders.
     We are subject to conflicts of interest arising out of our relationship with Invesco and our Manager. Specifically, each of our officers and two of our directors, Mr. Armour and Ms. Dunn Kelley, are employees of Invesco. Our Manager and our executive officers may have conflicts between their duties to us and their duties to, and interests in, Invesco. Our Manager is not required to devote a specific amount of time to our operations. As of March 31, 2009, our Manager managed approximately $177.0 billion of fixed income and real estate investments, including approximately $18.8 billion of structured securities consisting of approximately $11.0 billion of Agency

RMBS, $2.0 billion of non-Agency RMBS and $1.9 billion of CMBS, and we will compete for investment opportunities directly with our Manager or other clients of our Manager or Invesco and its subsidiaries. A substantial number of separate accounts managed by our Manager had limited exposure to our target assets. In addition, in the future our Manager may have additional clients that compete directly with us for investment opportunities, although Invesco has indicated to us that it expects that we will be the only publicly traded REIT advised by our Manager or Invesco and its subsidiaries whose investment strategy is to invest substantially all of its capital in our target assets. Our Manager and Invesco Aim Advisors have an investment and financing allocation policy in place intended to enable us to share equitably with the investment companies and institutional and separately managed accounts that effect securities transactions in fixed income securities for which our Manager and Invesco Aim Advisors are responsible in the selection of brokers, dealers and other trading counterparties. Therefore, we may compete with our Manager and Invesco Aim Advisors for investment or financing opportunities sourced by our Manager and Invesco Aim Advisors and, as a result, we may either not be presented with the opportunity or have to compete with our Manager and Invesco Aim Advisors to acquire these investments or have access to these sources of financing. Our Manager and our executive officers may choose to allocate favorable investments to Invesco or other clients of Invesco instead of to us. Further, at times when there are turbulent conditions in the mortgage markets or distress in the credit markets or other times when we will need focused support and assistance from our Manager, Invesco or entities for which our Manager also acts as an investment manager will likewise require greater focus and attention, placing our Manager’s resources in high demand. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed or if our Manager did not act as a manager for other entities. There is no assurance that our Manager’s allocation policies that address some of the conflicts relating to our access to investment and financing sources, which are described under “Management—Conflicts of Interest,” will be adequate to address all of the conflicts that may arise.
     We will pay our Manager substantial management fees regardless of the performance of our portfolio. Our Manager’s entitlement to a management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.
     Concurrently with the completion of this offering, we will complete a private placement in which we will sell      shares of our common stock to Invesco, through our Manager, at $     per share and OP units to Invesco, through Invesco Investments (Bermuda) Ltd., a wholly-owned subsidiary of Invesco, at $     per unit, for an aggregate investment equal to     % of the gross proceeds raised in this offering, up to $     million. Upon completion of this offering and the concurrent private placement, Invesco, through our Manager, will beneficially own     % of our common stock (or     % if the underwriters fully exercise their option to purchase additional shares). Assuming that all OP units are redeemed for an equivalent number of shares of our common stock, Invesco, through the Invesco Purchaser, would beneficially own     % of our outstanding common stock upon completion of this offering and the concurrent private placement (or     % if the underwriters fully exercise their option to purchase additional shares). Each of our Manager and Invesco Investments (Bermuda) Ltd. will agree that, for a period of one year after the date of this prospectus, neither will, without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, dispose of or hedge any of the shares of our common stock or OP units that it purchases in the concurrent private placement, subject to extension in certain circumstances. Each of our Manager and Invesco Investments (Bermuda) Ltd. may sell any of these securities at any time following the expiration of this one-year lock-up period. To the extent our Manager or Invesco Investments (Bermuda) Ltd. sell some of these securities, its interests may be less aligned with our interests.
The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.
     Our executive officers and two of our five directors are employees of Invesco. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.
     Termination of the management agreement with our Manager without cause is difficult and costly. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial two-year term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180 days prior notice of any such termination. Additionally, upon such a termination, the management agreement provides that we will pay our Manager a termination fee equal to three times the sum of the average annual management fee received by our Manager during the prior 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may increase the cost to us of terminating the management agreement and adversely affect our ability to terminate our Manager without cause.
     Our Manager is only contractually committed to serve us until the second anniversary of the closing of this offering. Thereafter, the management agreement is renewable for one-year terms; provided, however, that our Manager may terminate the management agreement annually upon 180 days prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.
     Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. In addition, we have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.
Our board of directors will approve very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager.
     Our Manager will be authorized to follow very broad investment guidelines. Our board of directors will periodically review our investment guidelines and our investment portfolio but will not, and will not be required to, review all of our proposed investments, except that an investment in a security structured or issued by an entity managed by Invesco must be approved by a majority of our independent directors prior to such investment. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager will have great latitude within the broad parameters of our investment guidelines in determining the types and amounts of Agency RMBS, non-Agency RMBS, CMBS and mortgage loans it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, decisions made and investments and financing arrangements entered into by our Manager may not fully reflect the best interests of our stockholders.

Risks Related to Our Company
There can be no assurance that the actions of the U.S. Government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, including the establishment of the TALF and the PPIP, or market response to those actions, will achieve the intended effect, and our business may not benefit from these actions and further government or market developments could adversely impact us.
     In response to the financial issues affecting the banking system and the financial markets and going concern threats to investment banks and other financial institutions, the Emergency Economic Stabilization Act of 2008, or the EESA, was recently enacted. The EESA provides the U.S. Treasury Secretary with the authority to use up to $700 billion to, among other things, inject capital into financial institutions and establish a TARP to purchase from financial institutions residential or commercial mortgages and any securities, obligations or other instruments that are based on or related to such mortgages, that were originated or issued on or before March 14, 2008, as well as any other financial instrument that the U.S. Treasury Secretary, after consultation with the Chairman of the Federal Reserve, determines necessary to promote financial stability. In addition, the U.S. Treasury Secretary has the authority to establish a program to guarantee, upon request of a financial institution, the timely payment of principal and interest on these financial assets.
     The recent economic challenges in the residential mortgage markets have significantly affected Fannie Mae and Freddie Mac. The Housing and Economic Recovery Act of 2008, or the HERA, which established a new regulator for Fannie Mae and Freddie Mac, the FHFA, was signed into law on July 30, 2008. Under this plan, among other things, the FHFA has been appointed as conservator of both Fannie Mae and Freddie Mac, allowing the FHFA to direct and control the actions of Fannie Mae and Freddie Mac without forcing them to liquidate, which would occur if Fannie Mae and Freddie Mac were placed under receivership. Importantly, the primary focus of the plan is to increase the availability of mortgage finance by allowing these companies to continue to grow their guarantee business without limit, while limiting net purchases of RMBS to a modest amount through the end of 2009. Beginning in 2010, these companies will gradually start to reduce their portfolios.
     In addition, in an effort to further stabilize the U.S. mortgage market, the U.S. Treasury took three additional actions. First, the U.S. Treasury entered into a preferred stock purchase agreement with each of Fannie Mae and Freddie Mac, pursuant to which $100 billion will be available to each entity. Second, it established a new secured credit facility, the Government Sponsored Enterprise Credit Facility, or the GSECF, available to each of Fannie Mae and Freddie Mac (as well as Federal Home Loan Banks) through December 31, 2009, when other funding sources are unavailable. Third, it has established an Agency RMBS purchase program, under which the U.S. Treasury may purchase Agency RMBS in the open market. This latter program will also expire on December 31, 2009. Although the federal government has committed capital to Fannie Mae and Freddie Mac, there can be no assurance that these actions will be adequate for their needs. If these actions are inadequate, these entities could continue to suffer losses and could fail to honor their guarantees and other obligations which could materially adversely affect our business, operations and financial condition.
     Furthermore, on November 25, 2008, the U.S. Treasury and the Federal Reserve announced the creation of the TALF. Under the TALF, the FRBNY, provides non-recourse loans to borrowers to fund their purchase of eligible assets, which currently include ABS. On March 23, 2009, the U.S. Treasury announced preliminary plans to expand the TALF to include non-Agency RMBS and CMBS. On May 1, 2009, the Federal Reserve provided more of the details as to how TALF is to be expanded to CMBS and explained that beginning in June 2009, up to $100 billion of TALF loans will be available to finance purchases of CMBS created on or after January 1, 2009. However, neither the FRBNY nor the U.S. Treasury has announced how the TALF will be expanded to non-Agency RMBS or legacy CMBS.
     On March 23, 2009, the U.S. Treasury, in conjunction with the FDIC and the Federal Reserve, announced the creation of the PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate-related assets off of the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. Legacy Loan PPIFs will be established to purchase troubled loans from insured depository institutions and Legacy Securities PPIFs will be established to purchase from financial institutions legacy non-Agency RMBS and CMBS that were originally AAA-rated. Legacy Loan PPIFs and Legacy

Securities PPIFs will have access to equity capital from the U.S. Treasury as well as debt financing provided or guaranteed by the U.S. Government.
     There can be no assurance that the EESA, HERA, TALF, PPIP or other recent U.S. Government actions will have a beneficial impact on the financial markets, including on current extreme levels of volatility. To the extent the market does not respond favorably to these initiatives or these initiatives do not function as intended, our business may not receive the anticipated positive impact from the legislation. There can also be no assurance that we will be eligible to participate in any programs established by the U.S. Government such as the TALF or the PPIP or, if we are eligible, that we will be able to utilize them successfully or at all. In addition, because the programs are designed, in part, to restart the market for certain of our target assets, the establishment of these programs may result in increased competition for attractive opportunities in our target assets. It is also possible that our competitors may utilize the programs which would provide them with attractive debt and equity capital funding from the U.S. Government. In addition, the U.S. Government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur, and such actions could have a dramatic impact on our business, results of operations and financial condition.
We may change any of our strategies, policies or procedures without stockholder consent.
     We may change any of our strategies, policies or procedures with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions at any time without the consent of our stockholders, which could result in an investment portfolio with a different risk profile. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. These changes could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.
We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.
     We were organized in June 2008 and have no operating history. We have no assets and will commence operations only upon completion of this offering. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies as described in this prospectus. The results of our operations depend on several factors, including the availability of opportunities for the acquisition of assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and economic conditions.
We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.
     Our business is highly dependent on communications and information systems of Invesco. Any failure or interruption of Invesco’s systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.
Maintenance of our 1940 Act exemption imposes limits on our operations.
     The company intends to conduct its operations so as not to become regulated as an investment company under the 1940 Act. Because the company is a holding company that will conduct its businesses through the operating partnership and its wholly-owned or majority-owned subsidiaries, the securities issued by these subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities the operating partnership may own, may not have a combined value in excess of 40% of the value of the operating partnership’s total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries.

     IAS Asset I LLC and certain of the operating partnership’s other subsidiaries that we may form in the future intend to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of our subsidiaries’ portfolios must be comprised of qualifying assets and 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act.
     In addition, if we organize special purpose subsidiaries in the future that will borrow under the TALF, we anticipate that some of these subsidiaries may be organized to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. To the extent that we organize subsidiaries that rely on Rule 3a-7 for an exemption from the 1940 Act, these subsidiaries will need to comply with the restrictions contained in this Rule. In general, Rule 3a-7 exempts from the 1940 Act issuers that limit their activities as follows:
•	the issuer issues securities the payment of which depends primarily on the cash flow from “eligible assets,” which include many of the types of assets that we expect to acquire in our TALF fundings, that by their terms convert into cash within a finite time period;
•	the securities sold are fixed income securities rated investment grade by at least one rating agency (fixed income securities which are unrated or rated below investment grade may be sold to institutional accredited investors and any securities may be sold to “qualified institutional buyers” and to persons involved in the organization or operation of the issuer);
•	the issuer acquires and disposes of eligible assets (1) only in accordance with the agreements pursuant to which the securities are issued, (2) so that the acquisition or disposition does not result in a downgrading of the issuer’s fixed income securities and (3) the eligible assets are not acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; and
•	unless the issuer is issuing only commercial paper, the issuer appoints an independent trustee, takes reasonable steps to transfer to the trustee an ownership or perfected security interest in the eligible assets, and meets rating agency requirements for commingling of cash flows.
     In addition, in certain circumstances, compliance with Rule 3a-7 may also require that the indenture governing the subsidiary include additional limitations on the types of assets the subsidiary may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur, and on the level of transactions that may occur. In light of the requirements of Rule 3a-7, our ability to manage assets held in a special purpose subsidiary that complies with Rule 3a-7 will be limited and we may not be able to purchase or sell assets owned by that subsidiary when we would otherwise desire to do so, which could lead to losses.
     There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. If we, the operating partnership or its subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company, any of which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions which could have an adverse effect on our business and the market price for our shares of common stock.
Risks Related to Financing and Hedging
We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.
     We expect to use leverage to finance our assets through borrowings from repurchase agreements, to the extent available to us, borrowings under programs established by the U.S. Government such as the TALF and the PPIP, and other secured and unsecured forms of borrowing. Initially, we do not expect to deploy leverage on our non-Agency

RMBS, CMBS and mortgage loan assets, except with borrowings, to the extent available to us, under programs established by the U.S. Government. Although we are not required to maintain any particular assets-to-equity leverage ratio, the amount of leverage we may deploy for particular assets will depend upon our Manager’s assessment of the credit and other risks of those assets. We expect, initially, that we may deploy, on a debt-to-equity basis, up to seven to eight times leverage on our Agency RMBS assets and approximately            to            times leverage on our non-Agency RMBS, CMBS and mortgage loan assets.
     The capital and credit markets have been experiencing extreme volatility and disruption since July 2007. In recent months, the volatility and disruption have reached unprecedented levels. In a large number of cases, the markets have exerted downward pressure on stock prices and credit capacity for issuers. Our access to capital depends upon a number of factors over which we have little or no control, including:

•	general market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	our eligibility to participate in and access capital from programs established by the U.S. Government;

•	our current and potential future earnings and cash distributions; and

•	the market price of the shares of our capital stock.

     The current weakness in the financial markets, the residential and commercial mortgage markets and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. Current market conditions have affected different types of financing for mortgage-related assets to varying degrees, with some sources generally being unavailable, others being available but at a higher cost, while others being largely unaffected. For example, in the repurchase agreement market, non-Agency RMBS have been more difficult to finance than Agency RMBS. In connection with repurchase agreements, financing rates and advance rates, or haircut levels, have also increased. Repurchase agreement counterparties have taken these steps in order to compensate themselves for a perceived increased risk due to the illiquidity of the underlying collateral. In some cases, margin calls have forced borrowers to liquidate collateral in order to meet the capital requirements of these margin calls, resulting in losses.
     The return on our assets and cash available for distribution to our stockholders may be reduced to the extent that market conditions prevent us from leveraging our assets or cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. Our financing costs will reduce cash available for distributions to stockholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations. We plan to leverage our Agency RMBS through repurchase agreements. A decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses. The satisfaction of such margin calls may reduce cash flow available for distribution to our stockholders. Any reduction in distributions to our stockholders may cause the value of our common stock to decline.

As a result of recent market events, including the contraction among and failure of certain lenders, it may be more difficult for us to secure non-governmental financing.
     Our results of operations are materially affected by conditions in the financial markets and the economy generally. Recently, concerns over inflation, energy price volatility, geopolitical issues, unemployment, the availability and cost of credit, the mortgage market and a declining real estate market have contributed to increased volatility and diminished expectations for the economy and markets.
     Dramatic declines in the residential and commercial real estate markets, with decreasing home prices and increasing foreclosures and unemployment, have resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. We rely on the availability of repurchase agreement financing to acquire Agency RMBS on a leveraged basis. Although, to the extent available to us, we initially may use U.S. Government financing to acquire our other target assets, we may in the future seek private funding sources to acquire these assets as well. Institutions from which we seek to obtain financing may have owned or financed residential or commercial mortgage loans, real estate-related securities and real estate loans which have declined in value and caused losses as a result of the recent downturn in the markets. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. If these conditions persist, these institutions may become insolvent. As a result of recent market events, it may be more difficult for us to secure non-governmental financing as there are fewer institutional lenders and those remaining lenders have tightened their lending standards.
If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.
     When we engage in repurchase transactions, we generally sell securities to lenders (repurchase agreement counterparties) and receive cash from these lenders. The lenders are obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we may incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender can terminate the transaction and cease entering into any other repurchase transactions with us. We expect our repurchase agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our stockholders.
Our use of repurchase agreements to finance our Agency RMBS may give our lenders greater rights in the event that either we or a lender files for bankruptcy.
     Our borrowings under repurchase agreements for our Agency RMBS may qualify for special treatment under the U.S. Bankruptcy Code, giving our lenders the ability to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to take possession of and liquidate the assets that we have pledged under their repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the U.S. Bankruptcy Code may make it difficult for us to recover our pledged assets in the event that a lender party to such agreement files for bankruptcy. Therefore, our use of repurchase agreements to finance our investments exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

We will depend on repurchase agreement financing to acquire Agency RMBS, and our inability to access this funding for our Agency RMBS could have a material adverse effect on our results of operations, financial condition and business.
     We may use repurchase agreement financing as a strategy to increase the return on our assets. However, we may not be able to achieve our desired leverage ratio for a number of reasons, including if the following events occur:

•	our lenders do not make repurchase agreement financing available to us at acceptable rates;

•	certain of our lenders exit the repurchase market;

•	our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do; or

•	we determine that the leverage would expose us to excessive risk.

     Our ability to fund our Agency RMBS may be impacted by our ability to secure repurchase agreement financing on acceptable terms. We can provide no assurance that lenders will be willing or able to provide us with sufficient financing. In addition, because repurchase agreements are short term commitments of capital, lenders may respond to market conditions making it more difficult for us to secure continued financing. During certain periods of the credit cycle, lenders may curtail their willingness to provide financing.
     If major market participants continue to exit the repurchase agreement financing business, the value of our Agency RMBS could be negatively impacted, thus reducing net stockholder equity, or book value. Furthermore, if many of our potential lenders are unwilling or unable to provide us with repurchase agreement financing, we could be forced to sell our Agency RMBS assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we will receive under our repurchase agreements will be directly related to the lenders’ valuation of the Agency RMBS that secure the outstanding borrowings. Typically repurchase agreements grant the respective lender the absolute right to reevaluate the market value of the assets that secure outstanding borrowings at any time. If a lender determines in its sole discretion that the value of the assets has decreased, it has the right to initiate a margin call. A margin call would require us to transfer additional assets to such lender without any advance of funds from the lender for such transfer or to repay a portion of the outstanding borrowings. Any such margin call could have a material adverse effect on our results of operations, financial condition, business, liquidity and ability to make distributions to our stockholders, and could cause the value of our common stock to decline. We may be forced to sell assets at significantly depressed prices to meet such margin calls and to maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent we are forced to sell assets at such time, given market conditions, we may be selling at the same time as others facing similar pressures, which could exacerbate a difficult market environment and which could result in our incurring significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not even be present for certain of our assets at any price.
    Our liquidity may also be adversely affected by margin calls under repurchase agreements for our Agency RMBS because we will be dependent in part on the lenders’ valuation of the collateral securing the financing. Any such margin call could harm our liquidity, results of operation, and financial condition. Additionally, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses and adversely affect our results of operations and financial condition.
The current dislocations in the residential and commercial mortgage sector could cause one or more of our potential lenders to be unwilling or unable to provide us with financing for our target assets on attractive terms or at all.
     The current dislocations in the residential mortgage sector have caused many lenders to tighten their lending standards, reduce their lending capacity or exit the market altogether. Further contraction among lenders, insolvency of lenders or other general market disruptions could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing on attractive terms or at all. This could increase our financing costs and reduce our access to liquidity. If one or more major market participants fails or otherwise experiences a major liquidity crisis, as was the case for Bear Stearns & Co. in March 2008 and Lehman Brothers Holdings Inc. in September 2008, it could negatively impact the marketability of all fixed income securities, including our target assets, and this could negatively impact the value of the assets we acquire, thus reducing our net book value. Furthermore, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed.

The repurchase agreements that we will use to finance our investments may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.
     We intend to use repurchase agreements to finance our acquisition of Agency RMBS. If the market value of the Agency RMBS pledged or sold by us to a financing institution declines, we may be required by the financing institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so, which could result in defaults. Posting additional collateral to support our credit will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of our indebtedness, increase interest rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection.
     Further, financial institutions providing the repurchase facilities may require us to maintain a certain amount of cash uninvested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.
Lenders may require us to enter into restrictive covenants relating to our operations.
     When we obtain financing, lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute may contain negative covenants that limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts.
An increase in our borrowing costs relative to the interest we receive on investments in our target assets may adversely affect our profitability, and our cash available for distribution to our stockholders.
     As our financings mature, we will be required either to enter into new borrowings or to sell certain of our investments. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would adversely affect our returns on our assets, which might reduce earnings and, in turn, cash available for distribution to our stockholders.
We may use U.S. government equity and debt financing to acquire our non-Agency RMBS, CMBS and mortgage loan portfolio.
     We may seek to acquire non-Agency RMBS and CMBS with financings under the TALF. On March 23, 2009, the U.S. Treasury announced preliminary plans to expand the TALF to include non-Agency RMBS and CMBS that were originally rated AAA. On May 1, 2009, the Federal Reserve published the terms for the expansion of TALF to CMBS and announced that, beginning in June 2009, up to $100 billion of TALF loans will be available to finance purchases of CMBS created on or after January 1, 2009. However, the TALF has not yet been expanded to cover any other CMBS. In addition, to date, neither the FRBNY nor the U.S. Treasury has announced how the TALF will be expanded to non-Agency RMBS. There can no assurance that the TALF will be expanded to include these asset classes and, if so expanded, that we will be able to utilize this program successfully or at all.
     We may also seek to acquire non-Agency RMBS and CMBS with financings under the Legacy Securities Program. However, the equity and debt financing under the Legacy Securities Program are available to Legacy Securities PPIFs managed by investment managers who have been selected as a Legacy Securities PPIF asset manager under the program. Invesco has applied to serve as one of the investment managers for the Legacy Securities Program. However, there can be no assurance that Invesco will be selected for this role.
     We may also acquire residential and commercial mortgage loans with financing under the Legacy Loan Program. However, the details of this program are still emerging and there can no assurance that we will be eligible to participate in this program or, if we are eligible, that we will be able to utilize it successfully or at all.

Risks Relating to the PPIP and TALF
The terms and conditions of the PPIP have not been finalized and there is no assurance that the final terms will enable us to participate in the PPIP in a manner consistent with our investment strategy.
     While the U.S. Treasury and the FDIC have released a summary of proposed terms and conditions for the PPIP, they have not released the final terms and conditions governing these programs. The existing proposed terms and conditions do not address the specific terms and conditions relating to: (1) the guaranteed debt to be issued by participants in the Legacy Loan Program, (2) the debt financing from the U.S. Treasury in the Legacy Securities Program and (3) the warrants the U.S. Treasury will receive under both programs. In addition, the U.S. Treasury and the FDIC have reserved the right to modify the proposed terms of the PPIP. When the final terms and conditions are released, there is no assurance that we will be able to participate in the PPIP in a manner acceptable to us consistent with our investment strategy.
The terms and conditions of the TALF may change, which could adversely affect our investments.
     The terms and conditions of the TALF, including asset and borrower eligibility, could be changed at any time. Any such modifications may adversely affect the market value of any of our assets financed through the TALF or our ability to obtain additional TALF financing. If the TALF is prematurely discontinued or reduced while our assets financed through the TALF are still outstanding, there may be no market for these assets and the market value of these assets would be adversely affected.
There is no assurance that we will be able to participate in the PPIP or, if we are able to participate, that funding will be available.
     Investors in the Legacy Loan Program must be pre-qualified by the FDIC. The FDIC has complete discretion regarding the qualification of investors in the Legacy Loan Program and is under no obligation to approve Invesco’s participation even if it meets all of the applicable criteria.
     Requests for funding under the PPIP may surpass the amount of funding authorized by the U.S. Treasury, resulting in an early termination of the PPIP. In addition, under the terms of the Legacy Securities Program, the U.S. Treasury has the right to cease funding of committed but undrawn equity capital and debt financing to a specific fund participating in the Legacy Securities Program in its sole discretion. We may be unable to obtain capital and debt financing on similar terms and such actions may adversely affect our ability to purchase eligible assets and may otherwise affect expected returns on our investments.
There is no assurance that we will be able to obtain any TALF loans.
     The TALF is be operated by the FRBNY. The FRBNY has complete discretion regarding the extension of credit under the TALF and is under no obligation to make any loans to us even if we meet all of the applicable criteria. Requests for TALF loans may surpass the amount of funding authorized by the Federal Reserve and the U.S. Treasury, resulting in an early termination of the TALF. Depending on the demand for TALF loans and the general state of the credit markets, the Federal Reserve and the U.S. Treasury may decide to modify the terms and conditions of the TALF. Such actions may adversely affect our ability to obtain TALF loans and use the loan leverage to enhance returns, and may otherwise affect expected returns on our investments.
We could lose our eligibility as a TALF borrower, which would adversely affect our ability to fulfill our investment objectives.
     Any U.S. company is permitted to participate in the TALF, provided that it maintains an account relationship with a primary dealer. An entity is a U.S. company for purposes of the TALF if it is (1) a business entity or institution that is organized under the laws of the United States or a political subdivision or territory thereof (U.S.-organized) and conducts significant operations or activities in the United States, including any U.S.-organized subsidiary of such an entity; (2) a U.S. branch or agency of a non-U.S. bank (other than a foreign central bank) that maintains reserves with a Federal Reserve Bank; (3) a U.S. insured depository institution; or (4) an investment fund that is U.S.-organized and managed by an investment manager that has its principal place of business in the United States. An entity that satisfies any one of the requirements above is a U.S. company regardless of whether it is controlled by, or managed by, a company that is not U.S.-organized. Notwithstanding the foregoing, a U.S. company excludes any entity, other than those described in clauses (2) and (3) above, that is controlled by a non-U.S. government or is managed by an investment manager controlled by a non-U.S. government, other than those described in clauses (2) and (3) above. For these purposes, a non-U.S. government controls a company if, among other things, such non-U.S. government owns, controls, or holds with power to vote 25% or more of a class of voting securities of the company. The application of these rules under the TALF is not clear. For instance, it is uncertain how a change of control subsequent to a stockholders’ purchase of shares of common stock which results in such shareholder being owned or controlled by a non-U.S. government will be treated for purposes of the 25% limitation. If for any reason we are deemed not to be eligible to participate in the TALF, all of our outstanding TALF loans will become immediately due and payable and we will not be eligible to obtain future TALF loans.
We may not be able to acquire sufficient amounts of eligible assets to qualify for in the PPIP or the TALF consistent with our investment strategy.
     Assets to be used as collateral for PPIP and TALF loans must meet strict eligibility criteria with respect to characteristics such as issuance date, maturity, and credit rating and with respect to the origination date of the underlying collateral. These restrictions may limit the availability of eligible assets, and we may be unable to acquire sufficient amounts of assets to obtain financing under the PPIP and TALF consistent with our investment strategy.
     In the Legacy Loan Program, eligible financial institutions must consult with the FDIC before offering an asset pool for sale and there is no assurance that a sufficient number of eligible financial institutions will be willing to participate as sellers in the Legacy Loan Program.
     Once an asset pool has been offered for sale by an eligible financial institution, the FDIC will determine the amount of leverage available to finance the purchase of the asset pool. There is no assurance that the amount of leverage available to finance the purchase of eligible assets will be acceptable to us.
     The asset pools will be purchased through a competitive auction conducted by the FDIC. The auction process may increase the price of these eligible asset pools. Even if we submit the winning bid on an eligible asset pool at a price that is acceptable to us, the selling financial institution may refuse to sell us the eligible asset pool at that price.
     These factors may limit the availability of eligible assets, and we may be unable to acquire sufficient amounts of assets to obtain financing under the Legacy Loan Program consistent with our investment strategy.
Our ability to transfer any assets we may purchase using PPIP and TALF funding, to the extent available to us, is restricted.
     Our assets purchased using funding will be pledged to the FRBNY as collateral for the TALF loans. If we sell or transfer any these assets, we must either repay the related TALF loan or obtain the consent of the FRBNY to assign our obligations under the related TALF loan to the applicable assignee. The FRBNY in its discretion may restrict or prevent us from assigning our loan obligations to a third party, including a third party that meets the criteria of an eligible borrower. In addition, the FRBNY will not consent to any assignments after the termination date for making new loans, which is December 31, 2009, unless extended by the Federal Reserve.
     Any assets we may purchase using PIPP funding, to the extent available to us, will be pledged to the FDIC as collateral for their guarantee under the Legacy Loan Program and to the U.S. Treasury as collateral for debt financing under the Legacy Securities Program. If we sell or transfer any these assets, we must either repay the related loan or obtain the consent of the FDIC or the U.S. Treasury to assign our obligations to the applicable assignee. The FDIC or the U.S. Treasury, each in its discretion, may restrict or prevent us from assigning our obligations to a third party, including a third party that meets the criteria for participation in the PPIP.
     These restrictions may limit our ability to trade or otherwise dispose of our investments, and may adversely affect our ability to take advantage of favorable market conditions and make distributions to stockholders.
We may need to surrender eligible TALF assets to repay TALF loans at maturity.
     Each TALF loan must be repaid within three to five years. We intend to invest in CMBS that do not mature within the term of the TALF loan. If we do not have sufficient funds to repay interest and principal on the related TALF loan at maturity and if these assets cannot be sold for an amount equal to or greater than the amount owed on such loan, we must surrender the assets to the FRBNY in lieu of repayment. If we are forced to sell any assets to repay a TALF loan, we may not be able to obtain a favorable price. If we default on our obligation to pay a TALF loan and the FRBNY elects to liquidate the assets used as collateral to secure such TALF loan, the proceeds from that sale will be applied, first, to any enforcement costs, second, to unpaid principal and, finally, to unpaid interest. Under the terms of the TALF, if assets are surrendered to the FRBNY in lieu of repayment, all assets that collateralize that loan must be surrendered. In these situations, we would forfeit any equity that we held in these assets.
FRBNY consent is required to exercise our voting rights on CMBS.
     As a requirement of the TALF, we must agree not to exercise or refrain from exercising any voting, consent or waiver rights under a CMBS without the consent of the FRBNY. During the continuance of a collateral enforcement event, the FRBNY will have the right to exercise voting rights in the collateral.
We will be dependent on the activities of our primary dealers.
     To obtain TALF loans, we must execute a customer agreement with at least one primary dealer which will act on our behalf under the agreement with the FRBNY. The primary dealer will submit aggregate loan request amounts on behalf of its customers in the form and manner specified by the FRBNY. Each primary dealer is required to apply its internal customer identification program and due diligence procedures to each borrower and represent that each borrower is an eligible borrower for purposes of the TALF, and to provide the FRBNY with information sufficient to describe the dealer’s customer risk assessment methodology. These customer agreements may impose additional requirements that could affect our ability to obtain TALF loans. Each primary dealer is expected to have relationships with other TALF borrowers, and a primary dealer may allocate more resources toward assisting other borrowers with whom it has other business dealings. Primary dealers are also responsible for distributing principal and interest after receipt thereof from The Bank of New York Mellon, as custodian for the TALF. Once funds or collateral are transferred to a primary dealer or at the direction of a primary dealer, neither the custodian nor the FRBNY has any obligation to account for whether the funds or collateral are transferred to the borrower. We will therefore be exposed to bankruptcy risk of our primary dealers.
We will be subject to interest rate risk, which can adversely affect our net income.
     We expect interest rates on fixed-rate TALF loans will be set at a premium over the then-current three-year or five-year LIBOR swap rate. As a result, we may be exposed to (1) timing risk between the dates on which payments are received on assets financed through the TALF and the dates on which interest payments are due on the TALF loans and (2) asset/liability repricing risk, due to differences in the dates and indices on which floating rates on the financed assets and on the related TALF loans are reset.
Our ability to receive the interest earnings may be limited.
     We expect to make interest payments on any TALF loan from the interest paid to us on the assets used as collateral for the TALF loan. To the extent that we receive distributions from pledged assets in excess of our required interest payments on a TALF loan during any loan year, the amount of excess interest we may retain will be limited.
Under certain conditions, we may be required to provide full recourse for TALF loans or to make indemnification payments.
     To participate in the TALF, we must execute a customer agreement with a primary dealer authorizing it, among other things, to act as our agent under TALF and to act on our behalf under the agreement with the FRBNY and with The Bank of New York Mellon as administrator and as the FRBNY’s custodian of the CMBS. Under such agreements, we will be required to represent to the primary dealer and to the FRBNY that, among other things, we are an eligible borrower and that the CMBS that we pledge meet the TALF eligibility criteria. The FRBNY will have full recourse to us for repayment of the loan for any breach of these representations. Further, the FRBNY may have full recourse to us for repayment of a TALF loan if the eligibility criteria for collateral under the TALF are considered continuing requirements and the pledged collateral no longer satisfies such criteria. In addition, we will be required to pay to our primary dealers fees under the customer agreements and to indemnify our primary dealers for certain breaches under the customer agreements and to indemnify the FRBNY and its custodian for certain breaches under the agreement with the FRBNY. Payments made to satisfy such full recourse requirements and indemnities could have a material adverse effect on our net income and our distributions to our stockholders, including any proceeds of this offering that we have not yet invested in CMBS or distributed to our stockholders.
Changes in accounting treatment may adversely affect our reported profitability.
     In February 2008, the Financial Accounting Standards Board, or FASB, issued final guidance regarding the accounting and financial statement presentation for transactions that involve the acquisition of Agency RMBS from a counterparty and the subsequent financing of these securities through repurchase agreements with the same counterparty. We will evaluate our position based on the final guidance issued by FASB. If we do not meet the criteria under the final guidance to account for the transactions on a gross basis, our accounting treatment would not affect the economics of these transactions, but would affect how these transactions are reported on our financial statements. If we are not able to comply with the criteria under this final guidance for same party transactions we would be precluded from presenting Agency RMBS and the related financings, as well as the related interest income and interest expense, on a gross basis on our financial statements. Instead, we would be required to account for the purchase commitment and related repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument. Such forward commitments would be recorded at fair value with subsequent changes in fair value recognized in earnings. Additionally, we would record the cash portion of our investment in Agency RMBS as a mortgage related receivable from the counterparty on our balance sheet. Although we would not expect this change in presentation to have a material impact on our net income, it could have an adverse impact on our operations. It could have an impact on our ability to include certain Agency RMBS purchased and simultaneously financed from the same counterparty as qualifying real estate interests or real estate-related assets used to qualify under the exemption to not have to register as an investment company under the 1940 Act. It could also limit our investment opportunities as we may need to limit our purchases of Agency RMBS that are simultaneously financed with the same counterparty.
We may enter into hedging transactions that could expose us to contingent liabilities in the future.
     Subject to maintaining our qualification as a REIT, part of our investment strategy will involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.
Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.
     Subject to maintaining our qualification as a REIT, we intend to pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	due to a credit loss, the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Internal Revenue Code or that are done through a TRS) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

     Our hedging transactions, which are intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.
     In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.
We may fail to qualify for hedge accounting treatment.
     We intend to record derivative and hedging transactions in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133. Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the SFAS 133 definition of a derivative (such as short sales), we fail to satisfy SFAS 133 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.
We have limited experience in making critical accounting estimates, and our financial statements may be materially affected if our estimates prove to be inaccurate.
     Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to (1) assessing the adequacy of the allowance for loan losses and (2) determining the fair value of investment securities. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited operating history in some of these areas and limited experience in making these estimates, judgments and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

Risks Related to Our Investments
We have not yet identified any specific investments in our target assets.
     We have not yet identified any specific investments for our portfolio and, thus, you will not be able to evaluate any proposed investments before purchasing shares of our common stock. Additionally, our investments will be selected by our Manager and our stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in shares of our common stock.
     Until appropriate investments can be identified, our Manager may invest the net proceeds of this offering and the concurrent private offering in interest-bearing short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from investments in our target assets. We expect to reallocate a portion of the net proceeds from these offerings into a portfolio of our target assets within three months, subject to the availability of appropriate investment opportunities, although Invesco has indicated to us that it expects that we will be the only publicly traded REIT advised by our Manager or Invesco and its subsidiaries whose investment strategy is to invest substantially all of its capital in our target assets. Our Manager intends to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Manager’s due diligence processes will uncover all relevant facts or that any investment will be successful.

We may allocate the net proceeds from this offering and the concurrent private placement to investments with which you may not agree.
     You will be unable to evaluate the manner in which the net proceeds of these offerings will be invested or the economic merit of our expected investments and, as a result, we may use the net proceeds from these offerings to invest in investments with which you may not agree. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our common stock to decline.
Because assets we expect to acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.
     We bear the risk of being unable to dispose of our target assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to residential and commercial mortgage loans. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which may cause us to incur losses.
The lack of liquidity in our investments may adversely affect our business.
     We expect that the assets that we will acquire will not be publicly traded. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.
Our investments may be concentrated and will be subject to risk of default.
     While we intend to diversify our portfolio of investments in the manner described in this prospectus, we are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our investments in our target assets may at times be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in any one region or type of security, downturns relating generally to such region or type of security may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly reduce our ability to pay dividends to our stockholders.
Difficult conditions in the mortgage, residential and commercial real estate markets may cause us to experience market losses related to our holdings, and we do not expect these conditions to improve in the near future.
     Our results of operations are materially affected by conditions in the mortgage market, the residential and commercial real estate markets, the financial markets and the economy generally. Recently, concerns about the mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and markets going forward. The mortgage market has been severely affected by changes in the lending landscape and there is no assurance that these conditions have stabilized or that they will not worsen.

The disruption in the mortgage market has an impact on new demand for homes, which will compress the home ownership rates and weigh heavily on future home price performance. There is a strong correlation between home price growth rates and mortgage loan delinquencies. The further deterioration of the RMBS market may cause us to experience losses related to our assets and to sell assets at a loss. Declines in the market values of our investments may adversely affect our results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.
     Dramatic declines in the residential and commercial real estate markets, with falling home prices and increasing foreclosures and unemployment, have resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. Institutions from which we may seek to obtain financing may have owned or financed residential or commercial mortgage loans, real estate-related securities and real estate loans, which have declined in value and caused them to suffer losses as a result of the recent downturn in the residential and commercial mortgage markets. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. If these conditions persist, these institutions may become insolvent or tighten their lending standards, which could make it more difficult for us to obtain financing on favorable terms or at all. Our profitability may be adversely affected if we are unable to obtain cost-effective financing for our assets.
Continued adverse developments in the residential and commercial mortgage markets, including recent increases in defaults, credit losses and liquidity concerns, could make it difficult for us to borrow money to acquire our target assets on a leveraged basis, on attractive terms or at all, which could adversely affect our profitability.
     Since mid-2008, there have been several announcements of proposed mergers, acquisitions or bankruptcies of investment banks and commercial banks that have historically acted as repurchase agreement counterparties. This has resulted in a fewer number of potential repurchase agreement counterparties operating in the market. In addition, many commercial banks, investment banks and insurance companies have announced extensive losses from exposure to the residential and commercial mortgage markets. These losses have reduced financial industry capital, leading to reduced liquidity for some institutions. Many of these institutions may have owned or financed assets which have declined in value and caused them to suffer losses, enter bankruptcy proceedings, further tighten their lending standards or increase the amount of equity capital or haircut required to obtain financing. These difficulties have resulted in part from declining markets for their mortgage loans as well as from claims for repurchases of mortgage loans previously sold under provisions that require repurchase in the event of early payment defaults or for breaches of representations regarding loan quality. In addition, a rising interest rate environment and declining real estate values may decrease the number of borrowers seeking or able to refinance their mortgage loans, which would result in a decrease in overall originations. In addition, the Federal Reserve’s program to purchase Agency RMBS could cause an increase in the price of Agency RMBS, which would negatively impact the net interest margin with respect to Agency RMBS we expect to purchase. The general market conditions discussed above may make it difficult or more expensive for us to obtain financing on attractive terms or at all, and our profitability may be adversely affected if we were unable to obtain cost-effective financing for our investments.
We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these securities.
     We operate in a highly competitive market for investment opportunities. Our profitability depends, in large part, on our ability to acquire our target assets at attractive prices. In acquiring our target assets, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds (including other funds managed by Invesco), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. Government, if we are not eligible to participate in programs established by the U.S. Government. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, competition for investments in our target assets may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, desirable investments in our target assets may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make investments that are consistent with our investment objectives. In addition, the Federal Reserve’s program to purchase Agency RMBS could cause an increase in the price of Agency RMBS, which would negatively impact the net interest margin with respect to Agency RMBS we expect to purchase.
We may acquire non-Agency RMBS collateralized by subprime and Alt A mortgage loans, which are subject to increased risks.
     We may acquire non-Agency RMBS backed by collateral pools of mortgage loans that have been originated using underwriting standards that are less restrictive than those used in underwriting “prime mortgage loans” and “Alt A mortgage loans.” These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories, mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to economic conditions, including increased interest rates and lower home prices, as well as aggressive lending practices, subprime mortgage loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. Thus, because of the higher delinquency rates and losses associated with subprime mortgage loans, the performance of non-Agency RMBS backed by subprime mortgage loans that we may acquire could be correspondingly adversely affected, which could adversely impact our results of operations, financial condition and business.
The mortgage loans that we will acquire, and the mortgage and other loans underlying the non-Agency RMBS and CMBS that we will acquire, are subject to defaults, foreclosure timeline extension, fraud and commercial and residential price depreciation, and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us.
     Residential mortgage loans are secured by single family residential property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In addition, we intend to acquire non-Agency RMBS, which are backed by residential real property but, in contrast to Agency RMBS, their principal and interest are not guaranteed by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. Government. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.
     CMBS are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the CMBS we invest in is subject to all of the risks of the respective underlying commercial mortgage loans. Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired.
     In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor in possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.
Agency RMBS are subject to risks particular to investments secured by mortgage loans on residential real property.
     Our investments in Agency RMBS will be subject to the risks of defaults, foreclosure timeline extension, fraud and home price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, accompanying the underlying residential mortgage loans. The ability of a borrower to repay a mortgage loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors may impair borrowers’ abilities to repay their loans, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

     In the event of defaults on the residential mortgage loans that underlie our investments in Agency RMBS and the exhaustion of any underlying or any additional credit support, we may not realize our anticipated return on our investments and we may incur a loss on these investments.
The commercial mortgage loans we expect to acquire and the commercial mortgage loans underlying the CMBS we may acquire will be subject to defaults, foreclosure timeline extension, fraud and home price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal.
     Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things,

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	any need to address environmental contamination at the property or the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates;

•	real estate tax rates and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

•	acts of God, terrorist attacks, social unrest and civil disturbances.

     In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.
Our investments in CMBS are generally subject to losses.
     We may acquire CMBS. In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan or B-Note, if any, then by the “first loss” subordinated security holder (generally, the “B-Piece” buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, mezzanine loans or B-Notes, and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related MBS. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments.

We may not control the special servicing of the mortgage loans included in the CMBS in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interests.
     With respect to each series of CMBS in which we invest, overall control over the special servicing of the related underlying mortgage loans will be held by a “directing certificateholder” or a “controlling class representative,” which is appointed by the holders of the most subordinate class of CMBS in such series. Since we will focus on acquiring classes of existing series of CMBS originally rated AAA, we will not have the right to appoint the directing certificateholder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificateholder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests.
If our Manager overestimates the loss-adjusted yields of our CMBS investments, we may experience losses.
     Our Manager will value our potential CMBS investments based on loss-adjusted yields, taking into account estimated future losses on the mortgage loans included in the securitization’s pool of loans, and the estimated impact of these losses on expected future cash flows. Based on these loss estimates, our Manager will either adjust the pool composition accordingly through loan removals and other credit enhancement mechanisms or leave loans in place and negotiate for a price adjustment. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. In the event that our Manager overestimates the pool level losses relative to the price we pay for a particular CMBS investment, we may experience losses with respect to such investment.
The B-Notes we may acquire may be subject to additional risks related to the privately negotiated structure and terms of the transaction, which may result in losses to us.
     We may acquire B-Notes. A B-Note is a mortgage loan typically (1) secured by a first mortgage on a single large commercial property or group of related properties and (2) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. However, because each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction. Further, B-Notes typically are secured by a single property and so reflect the risks associated with significant concentration. Significant losses related to our B-Notes would result in operating losses for us and may limit our ability to make distributions to our stockholders.
Our mezzanine loan assets will involve greater risks of loss than senior loans secured by income-producing properties.
     We may acquire mezzanine loans, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Bridge loans will involve a greater risk of loss than traditional investment-grade mortgage loans with fully insured borrowers.
     We may acquire bridge loans secured by first lien mortgages on a property to borrowers who are typically seeking short-term capital to be used in an acquisition, construction or redevelopment of a property. The borrower has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we bear the risk that we may not recover some or all of our initial expenditure.
     In addition, borrowers usually use the proceeds of a conventional mortgage to repay a bridge loan. Bridge loans therefore are subject to risks of a borrower’s inability to obtain permanent financing to repay the bridge loan. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our bridge loans, the value of our company and the price of our shares of common stock may be adversely affected.
Increases in interest rates could adversely affect the value of our investments and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.
     We expect to invest in Agency RMBS, non-Agency RMBS, CMBS and mortgage loans. In a normal yield curve environment, an investment in such assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.
     A significant risk associated with our target assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these investments would decline, and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we may enter into to finance the purchase of Agency RMBS.
     Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, or increases or expected increases in voluntary prepayments for those investments that are subject to prepayment risk or widening of credit spreads.
     In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets and financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets.
An increase in interest rates may cause a decrease in the volume of certain of our target assets which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.
     Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of our target assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our target assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected.

     The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments, on average, generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our net assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.
Interest rate fluctuations may adversely affect the level of our net income and the value of our assets and common stock.
     Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks, including the risk of a narrowing of the difference between asset yields and borrowing rates, flattening or inversion of the yield curve and fluctuating prepayment rates, and may adversely affect our income and the value of our assets and common stock.
Interest rate mismatches between our Agency RMBS backed by ARMs or hybrid ARMs and our borrowings used to fund our purchases of these assets may reduce our net interest income and cause us to suffer a loss during periods of rising interest rates.
     We expect to fund most of our investments in Agency RMBS with borrowings that have interest rates that adjust more frequently than the interest rate indices and repricing terms of Agency RMBS backed by ARMs or hybrid ARMs. Accordingly, if short-term interest rates increase, our borrowing costs may increase faster than the interest rates on Agency RMBS backed by ARMs or hybrid ARMs adjust. As a result, in a period of rising interest rates, we could experience a decrease in net income or a net loss.
     In most cases, the interest rate indices and repricing terms of Agency RMBS backed by ARMs or hybrid ARMs and our borrowings will not be identical, thereby potentially creating an interest rate mismatch between our investments and our borrowings. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these interest rate index mismatches could reduce our net income or produce a net loss, and adversely affect the level of our dividends and the market price of our common stock.
     In addition, Agency RMBS backed by ARMs or hybrid ARMs will typically be subject to lifetime interest rate caps which limit the amount an interest rate can increase through the maturity of the Agency RMBS. However, our borrowings under repurchase agreements typically will not be subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on these types of Agency RMBS. This problem is magnified for Agency RMBS backed by ARMs or hybrid ARMs that are not fully indexed. Further, some Agency RMBS backed by ARMs or hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on these types of Agency RMBS than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss during periods of rising interest rates.
Because we may acquire fixed-rate securities, an increase in interest rates on our borrowings may adversely affect our book value.
     Increases in interest rates may negatively affect the market value of our assets. Any fixed-rate securities we invest in generally will be more negatively affected by these increases than adjustable-rate securities. In accordance with accounting rules, we will be required to reduce our book value by the amount of any decrease in the market value of our assets that are classified for accounting purposes as available-for-sale. We will be required to evaluate our assets on a quarterly basis to determine their fair value by using third party bid price indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, we will estimate the fair value of the security using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. Aggregate characteristics taken into consideration include, but are not limited to, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market exchange. If we determine that an agency security is other-than-temporarily impaired, we would be required to reduce the value of such agency security on our balance sheet by recording an impairment charge in our income statement and our stockholders’ equity would be correspondingly reduced. Reductions in stockholders’ equity decrease the amounts we may borrow to purchase additional target assets, which could restrict our ability to increase our net income.
We may experience a decline in the market value of our assets.
     A decline in the market value of our assets may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair market value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.
Some of our portfolio investments will be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments.
     Some of our portfolio investments will be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value, as determined in accordance with Statement of Financial Accounting Standards, or SFAS, No. 157, “Fair Value Measurements,” or SFAS 157, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.
Prepayment rates may adversely affect the value of our investment portfolio.
     Pools of residential mortgage loans underlie the RMBS that we will acquire. In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. We will generally receive payments from principal payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans faster than expected, this results in prepayments that are faster than expected on the RMBS. Faster than expected prepayments could adversely affect our profitability, including in the following ways:

•	We may purchase RMBS that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we may pay a premium over the par value to acquire the security. In accordance with GAAP, we may amortize this premium over the estimated term of the RMBS. If the RMBS is prepaid in whole or in part prior to its maturity date, however, we may be required to expense the premium that was prepaid at the time of the prepayment.

•	We anticipate that a substantial portion of our adjustable-rate RMBS may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate RMBS is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that RMBS while it was least profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If we are unable to acquire new RMBS similar to the prepaid RMBS, our financial condition, results of operation and cash flow would suffer. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed rate mortgage loans, or FRMs, and ARMs.

     While we will seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.
Recent market conditions may upset the historical relationship between interest rate changes and prepayment trends, which would make it more difficult for us to analyze our investment portfolio.
     Our success depends on our ability to analyze the relationship of changing interest rates on prepayments of the mortgage loans that underlie our RMBS and mortgage loans we acquire. Changes in interest rates and prepayments affect the market price of the target assets that we intend to purchase and any target assets that we hold at a given time. As part of our overall portfolio risk management, we will analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our investment portfolio. In conducting our analysis, we will depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. If the recent dislocations in the mortgage market or other developments change the way that prepayment trends have historically responded to interest rate changes, our ability to (1) assess the market value of our investment portfolio, (2) implement our hedging strategies and (3) implement techniques to reduce our prepayment rate volatility would be significantly affected, which could materially adversely affect our financial position and results of operations.
Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, the target assets in which we intend to invest.
     The U.S. Government, through the Federal Reserve, the FHA and the FDIC, commenced implementation of programs designed to provide homeowners with assistance in avoiding residential or commercial mortgage loan foreclosures. The programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or to extend the payment terms of the loans. In addition, members of Congress have indicated support for additional legislative relief for homeowners, including an amendment of the bankruptcy laws to permit the modification of mortgage loans in bankruptcy proceedings. The servicer will have the authority to modify mortgage loans that are in default, or for which default is reasonably foreseeable, if such modifications are in the best interests of the holders of the mortgage securities and such modifications are done in accordance with the terms of the relevant agreements. Loan modifications are more likely to be used when borrowers are less able to refinance or sell their homes due to market conditions, and when the potential recovery from a foreclosure is reduced due to lower property values. A significant number of loan modifications could result in a significant reduction in cash flows to the holders of the mortgage securities on an ongoing basis. These loan modification programs, as well as future legislative or regulatory actions, including amendments to the bankruptcy laws, that result in the modification of outstanding mortgage loans may adversely affect the value of, and the returns on, the target assets in which we intend to invest.

Risks Related to Our Common Stock
There is no public market for our common stock and a market may never develop, which could result in holders of our common stock being unable to monetize their investment.
     Our shares of common stock are newly-issued securities for which there is no established trading market. Our common stock has been approved for listing on the NYSE subject to official notice of issuance, but there can be no assurance that an active trading market for our common stock will develop. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.
     Some of the factors that could negatively affect the market price of our common stock include:

•	our actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions to or departures of our Manager’s key personnel;

•	actions by our stockholders; and

•	speculation in the press or investment community.

     Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.
Common stock eligible for future sale may have adverse effects on our share price.
     We are offering      shares of our common stock as described in this prospectus. In addition, concurrently with the completion of this offering, we will complete a private placement in which we will sell      shares of our common stock to Invesco, through our Manager at $     per share and      OP units to Invesco, through Invesco Investments (Bermuda) Ltd., at $     per unit. Upon completion of this offering and the concurrent private placement, Invesco, through our Manager, will beneficially own     % of our common stock (or     % if the underwriters fully exercise their option to purchase additional shares). Assuming that all OP units are redeemed for an equivalent number of shares of our common stock, Invesco, through the Invesco Purchaser, would beneficially own     % of our outstanding common stock upon completion of this offering and the concurrent private placement (or     % if the underwriters fully exercise their option to purchase additional shares). Our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a ceiling of 40 million shares of our common stock.
     We, our Manager, each of our executive officers and directors and each officer of our Manager have agreed with the underwriters to a 180 day lock-up period (subject to extension in certain circumstances), meaning that, until the end of the 180 day lock-up period, we and they will not, subject to certain exceptions, sell or transfer any shares of common stock without the prior consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, the representatives of the underwriters. Each of our Manager and Invesco Investments (Bermuda) Ltd.

will agree that, for a period of one year after the date of this prospectus, it will not, without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, dispose of or hedge any of the shares of our common stock or OP units, respectively, that it purchases in the concurrent private placement, subject to extension in certain circumstances. The representatives of the underwriters may, in their sole discretion, at any time from time to time and without notice, waive the terms and conditions of the lock-up agreements to which they are a party. Additionally, each of our Manager and Invesco Investments (Bermuda) Ltd. has agreed with us to a further lock-up period that will expire at the earlier of (i) the date which is one year following the date of this prospectus or (ii) the termination of the management agreement. Assuming no exercise of the underwriters’ over-allotment option to purchase additional shares, approximately     % of our shares of common stock are subject to lock-up agreements. When the lock-up periods expire, these shares of common stock will become eligible for sale, in some cases subject to the requirements of Rule 144 under the Securities Act of 1933, as amended (or the Securities Act), which are described under “Shares Eligible for Future Sale.”
     We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.
     Also, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.
We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.
     We intend to pay quarterly distributions and to make distributions to our stockholders in an amount such that we distribute all or substantially all of our REIT taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, debt covenants, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:

•	the profitability of the investment of the net proceeds of this offering;

•	our ability to make profitable investments;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

     We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future. In addition, some of our distributions may include a return in capital.
Investing in our common stock may involve a high degree of risk.
     The investments we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.
Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.
     If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.
Risks Related to Our Organization and Structure
Certain provisions of Maryland law could inhibit changes in control.
     Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting capital stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting capital stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of our voting capital stock; and (2) two-thirds of the votes entitled to be cast by holders of voting capital stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person).
     The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our personnel who are also our directors. Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
     The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or Bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of The Maryland General Corporation Law and Our Charter and Bylaws—Business Combinations” and “Certain Provisions of The Maryland General Corporation Law and Our Charter and Bylaws—Control Share Acquisitions.”
Our authorized but unissued shares of common and preferred stock may prevent a change in our control.
     Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.
We are the sole general partner of our operating partnership and could become liable for the debts and other obligations of our operating partnership beyond the amount of our initial expenditure.
     We are the sole general partner of our operating partnership, IAS Operating Partnership LP. As the sole general partner, we are liable for our operating partnership’s debts and other obligations. Therefore, if our operating partnership is unable to pay its debts and other obligations, we will be liable for such debts and other obligations beyond the amount of our expenditure for ownership interests in our operating partnership. These obligations could include unforeseen contingent liabilities and could materially adversely affect our financial condition, operating results and ability to make distributions to our stockholders.
Ownership limitations may restrict change of control of business combination opportunities in which our stockholders might receive a premium for their shares.
     In order for us to qualify as a REIT for each taxable year after 2008, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Different ownership limits will apply to Invesco. These ownership limits, which our board of directors has determined will not jeopardize our REIT qualification, will allow Invesco to hold up to 25% (by value or by number of shares, whichever is more restrictive) of our common stock or up to 25% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock.
Tax Risks
Your investment has various U.S. federal income tax risks.
     This summary of certain tax risks is limited to the U.S. federal tax risks addressed below. Additional risks or issues may exist that are not addressed in this prospectus and that could affect the U.S. federal income tax treatment of us or our stockholders.

     We strongly urge you to review carefully the discussion under “U.S. Federal Income Tax Considerations” and to seek advice based on your particular circumstances from an independent tax advisor concerning the effects of U.S. federal, state and local income tax law on an investment in our common stock and on your individual tax situation.
Our failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.
     We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. The U.S. federal income tax laws governing REITs are complex. The complexity of these provisions and of the applicable U.S. Treasury Department regulations that have been promulgated under the Internal Revenue Code, or Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.
     If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.
Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities or financing or hedging strategies.
     To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. To meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our investment performance.
Complying with REIT requirements may force us to liquidate otherwise attractive investments.
     To qualify as a REIT, we generally must ensure that at the end of each calendar quarter at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and MBS. The remainder of our investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations—Asset Tests.” If we fail to comply with these requirements at the end of any quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.
Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax exempt investors.
     If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a “pension held REIT,” (3) a tax exempt stockholder has incurred debt to purchase or hold our common stock, or (4) the residual REMIC interests we buy generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (3), gains realized on the sale of common stock by such tax exempt stockholder may be subject to federal income tax as unrelated business taxable income under the Internal Revenue Code.
Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.
     To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our REIT ordinary income for that year;

•	95% of our REIT capital gain net income for that year; and

•	any undistributed taxable income from prior years.

     We intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after tax net income to their parent REIT or their stockholders.
     Our taxable income may substantially exceed our net income as determined based on GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. To the extent that we generate such non-cash taxable income in a taxable year, we may incur corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or at times that we regard as unfavorable to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.
We may choose to pay dividends in our own stock, in which case our stockholders may be required to pay income taxes in excess of the cash dividends received.
     We may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2009-15, up to 90% of any such taxable dividend for 2009 could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, a U.S. stockholder may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.
Our ownership of and relationship with any TRS which we may form or acquire following the completion of this offering will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.
     A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis.
     Any TRS that we may form following the completion of this offering would pay U.S. federal, state and local income tax on its taxable income, and its after tax net income would be available for distribution to us but would not be required to be distributed to us. We anticipate that the aggregate value of the TRS stock and securities owned by us will be less than 25% of the value of our total assets (including the TRS stock and securities). Furthermore, we will monitor the value of our investments in our TRSs to ensure compliance with the rule that no more than 25% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with TRSs to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the TRS limitations or to avoid application of the 100% excise tax discussed above.
Liquidation of our assets may jeopardize our REIT qualification.
     To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets in transactions that are considered to be prohibited transactions.
Characterization of the repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions or the failure of a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.
     We anticipate entering into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we intend to invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for U.S. federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT.
     In addition, we may acquire mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, we could fail to qualify as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively.
     The REIT provisions of the Internal Revenue Code limit our ability to hedge MBS and related borrowings. Under these provisions, our annual gross income from non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income (excluding for this purpose, gross income from qualified hedges). In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS, which we may form following the completion of this offering. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.
Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.
     Even if we qualify as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage related taxes. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General.” In addition, any TRSs we own will be subject to U.S. federal, state, and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable subsidiary corporations, including TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our stockholders.
We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.
     At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.
Dividends payable by REITs do not qualify for the reduced tax rates.
     Legislation enacted in 2003 generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates from 38.6% to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in stock of non REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

FORWARD-LOOKING STATEMENTS
     We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of proceeds of this offering;

•	our business and investment strategy;

•	our projected operating results;

•	actions and initiatives of the U.S. Government and changes to U.S. Government policies;

•	our ability to obtain financing arrangements;

•	financing and advance rates for our target assets;

•	our expected leverage;

•	general volatility of the securities markets in which we invest;

•	our expected investments;

•	interest rate mismatches between our target assets and our borrowings used to fund such investments;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	changes in governmental regulations, tax law and rates, and similar matters;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the 1940 Act;

•	availability of investment opportunities in mortgage-related, real estate-related and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition; and

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy.

     The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
     We are offering      shares of our common stock at the anticipated public offering price of $     per share. Concurrently with the completion of this offering, we will complete a private placement in which we will sell      shares of our common stock to Invesco, through our Manager, at $     per share and      units of limited partnership interest in our operating partnership to Invesco, through Invesco Investments (Bermuda) Ltd., at $     per unit. We estimate that the net proceeds we will receive from selling common stock in this offering will be approximately $     million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $     million (or, if the underwriters exercise their over-allotment option in full, approximately $     million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $     million). We estimate that the net proceeds we will receive in the concurrent private placement of our common stock and OP units will be approximately $     million.
     We plan to use all the net proceeds from this offering and the concurrent private placement as described above to acquire our target assets in accordance with our objectives and strategies described in this prospectus. See “Business—Our Investment Strategy.” We expect that our focus will be on purchasing Agency RMBS, non-Agency RMBS, CMBS and certain mortgage loans, subject to our investment guidelines and to the extent consistent with maintaining our REIT qualification. Until appropriate assets can be identified, our Manager may invest the net proceeds from this offering and the concurrent private placement in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our target assets. Prior to the time we have fully used the net proceeds of this offering and the concurrent private placement to acquire our target assets, we may fund our quarterly distributions out of such net proceeds.

DISTRIBUTION POLICY
     We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our net taxable income. We plan to pay our first dividend in respect of the period from the closing of this offering through September     , 2009, which may be prior to the time when we have fully invested the net proceeds from this offering in our target assets.
     To the extent that in respect of any calendar year, cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly distributions out of such net proceeds. We will generally not be required to make distributions with respect to activities conducted through any TRS that we form following the completion of this offering. For more information, see “U.S. Federal Income Tax Considerations—Taxation of Our Company in General.”
     To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, debt covenants, funding or margin requirements under repurchase agreements, warehouse facilities or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, applicable provisions of the MGCL, and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see “Risk Factors.”
     We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders.”

CAPITALIZATION
     The following table sets forth (1) our actual capitalization at March 31, 2009 and (2) our capitalization as adjusted to reflect the effect of the sale of our common stock in this offering at an assumed offering price of $     per share after deducting the underwriting discount and estimated organizational and offering expenses payable by us and the concurrent private placement to the Invesco Purchaser of $     million of our common stock and OP units at the assumed initial public offering price. You should read this table together with “Use of Proceeds” included elsewhere in this prospectus.

	As of March 31, 2009 (unaudited)
	Actual	As Adjusted(1)
Stockholder’s deficiency:
Common stock, par value $0.01 per share; 100,000 shares authorized, and 100 shares issued and outstanding, actual and 450,000,000 shares authorized and shares outstanding, as adjusted	$1	$—
Preferred Stock, par value $0.01 per share; 0 shares authorized and 0 shares issued and outstanding, actual and 50,000,000 shares authorized and 0 shares outstanding, as adjusted	—	—
Additional paid in capital	999	—
Accumulated deficit during development stage	(70,327)	—

Total stockholder’s deficiency	$(69,327)	$—

(1)	Does not include the underwriters’ option to purchase up to additional shares.

SELECTED FINANCIAL INFORMATION
     The following table presents selected historical financial information as of March 31, 2009 and December 31, 2008, and for the three months ended March 31, 2009 and for the period from June 5, 2008 (date of incorporation) to December 31, 2008. The historical financial information as of December 31, 2008 and for the period from June 5, 2008 (date of incorporation) to December 31, 2008 presented in the table below has been derived from our audited financial statements. The information presented below is not necessarily indicative of the trends in our performance or our results for a full fiscal year.
     The information presented below is only a summary and does not provide all of the information contained in our historical financial statements, including the related notes. You should read the information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements, including the related notes, included elsewhere in this prospectus.
Balance Sheet Data

	As of March 31, 2009
	(Unaudited)	As of December 31, 2008
Assets:
Cash	$1,000	$1,000
Other assets deferred offering costs	1,213,582	978,333
Total Assets	$1,214,582	$979,333

Liabilities and Stockholder’s
Deficiency:
Due to affiliate	$1,283,909	$1,000,714

Stockholder’s deficiency	(69,327)	(21,381)
Total Liabilities and Stockholder’s Deficiency	$1,214,582	$979,333

Statement of Income Data

		For the Period June 5, 2008
	For the Three Months	(date of incorporation)
	Ended March 31, 2009	through
	(Unaudited)	December 31, 2008
Revenue	$—	$—
Expenses:
Operating Expenses	(45,237)
Organizational Costs	(25,090)	(22,381)

Net Loss	$(70,327)	$(22,381)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Forward-Looking Statements,” “Business” and our audited balance sheet as of December 31, 2008 and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.
Overview
     We are a newly-formed Maryland corporation focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. We will seek to invest in Agency RMBS, non-Agency RMBS, CMBS and residential and commercial mortgage loans, initially, with respect to Agency RMBS, through short-term borrowings structured as repurchase agreements, and, with respect to non-Agency RMBS, CMBS and residential and commercial loans, to the extent available to us, equity and debt financings under the PPIP and the TALF and private financing sources.
     We will be externally managed and advised by our Manager, an SEC-registered investment adviser and indirect wholly-owned subsidiary of Invesco. Invesco is a leading independent global investment management company with $348.2 billion in assets under management as of March 31, 2009. Our Manager will draw upon the expertise of Invesco’s Worldwide Fixed Income investment team of 114 investment professionals operating in six cities, across four countries, with approximately $150 billion in securities under management and Invesco Real Estate’s 219 employees operating in 13 cities across eight countries with over $22 billion in private and public real estate assets under management. With over 25 years of experience, Invesco’s teams of dedicated professionals have developed exceptional track records across multiple fixed income sectors and asset classes, including structured securities, such as RMBS, ABS, CMBS, and leveraged loan portfolios. In addition, the investment team will draw upon the mortgage market insights of our Manager’s WL Ross subsidiary.
     Our objective is to provide attractive risk adjusted returns to our investors over the long term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by selectively acquiring target assets to construct a diversified investment portfolio designed to produce attractive returns across a variety of market conditions and economic cycles. We intend to construct a diversified investment portfolio by focusing on security selection and the relative value of various sectors within the mortgage market. We intend to finance our Agency RMBS investments primarily through short-term borrowings structured as repurchase agreements. To date, we have signed      master repurchase agreements with      financial institutions, and we are in discussions with      additional financial institutions for repurchase facilities. As described in more detail below, to the extent available to us, we may seek to finance our non-Agency RMBS, CMBS and mortgage loan portfolios with attractive non-recourse term borrowing facilities and equity financing under the PPIP and the TALF, or with private financing.
     We will commence operations upon completion of this offering. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2009. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.
Factors Impacting Our Operating Results
     We expect that the results of our operations will be affected by a number of factors and primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, the target assets in which we intend to invest. Our net interest income, which includes the amortization of purchase premiums and accretion of purchase discounts, varies primarily as a result of changes in market interest rates and prepayment speeds, as measured by the Constant Prepayment Rate, or CPR, on our target assets. Interest rates and prepayment speeds vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty.

Changes in Market Interest Rates
     With respect to our proposed business operations, increases in interest rates, in general, may over time cause: (1) the interest expense associated with our borrowings to increase; (2) the value of our investment portfolio to decline; (3) coupons on our ARMs and hybrid ARMs, RMBS, CMBS and mortgage loans mortgage loans to reset, although on a delayed basis, to higher interest rates; (4) prepayments on our RMBS and residential mortgage loans to slow, thereby slowing the amortization of our purchase premiums and the accretion of our purchase discounts; and (5) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase. Conversely, decreases in interest rates, in general, may over time cause: (1) prepayments on our RMBS and residential mortgage loans to increase, thereby accelerating the amortization of our purchase premiums and the accretion of our purchase discounts; (2) the interest expense associated with our borrowings to decrease; (3) the value of our investment portfolio to increase; (4) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease; and (5) coupons on our adjustable-rate and hybrid Agency RMBS and non-Agency RMBS assets and mortgage loans to reset, although on a delayed basis, to lower interest rates.
Residential Mortgage Loan Prepayment Speeds
     Prepayment speeds vary according to interest rates, the type of investment, conditions in the financial markets, competition, foreclosures and other factors, none of which can be predicted with any certainty. We expect that over time our adjustable-rate and hybrid Agency RMBS and non-Agency RMBS will experience higher prepayment rates than do fixed-rate RMBS, as we believe that homeowners with ARMs and hybrid ARMs exhibit more rapid housing turnover levels or refinancing activity compared to fixed-rate borrowers.
Spreads on RMBS
     The spread between swap rates and RMBS has recently been volatile. Spreads on non-Treasury, fixed income assets have moved sharply wider due to the difficult credit conditions. The poor collateral performance of the sub-prime mortgage sector coupled with declining home prices have had a negative impact on investor confidence. As the prices of securitized assets have declined, a number of investors and a number of structured investment vehicles have faced margin calls from dealers and have been forced to sell assets in order to reduce leverage. The price volatility of these assets has also impacted lending terms in the repurchase market, as counterparties have raised margin requirements to reflect the more difficult environment. The spread between the yield on our assets and our funding costs is an important factor in the performance of our business. Wider spreads imply greater income on new asset purchases but may have a negative impact on our stated book value. Wider spreads may also negatively impact asset prices. In an environment where spreads are widening, counterparties may require additional collateral to secure borrowings which may require us to reduce leverage by selling assets. Conversely, tighter spreads imply lower income on new asset purchases but may have a positive impact on our stated book value. Tighter spreads may have a positive impact on asset prices. In this case we may be able to reduce the amount of collateral required to secure borrowings.

RMBS Extension Risk
     Our Manager will compute the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when we acquire a FRM or hybrid ARM security, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates, because the borrowing costs are fixed for the duration of the fixed-rate portion of the related RMBS.
     However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid ARM security would remain fixed. This situation may also cause the market value of our hybrid ARM security to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.
CMBS Real Estate Risk
      Commercial property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to: national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). In the event net operating income decreases, a borrower may have difficulty making its debt service payments, which could adversely affect the value of our CMBS.
Size of Investment Portfolio
     The size of our investment portfolio, as measured by the aggregate principal balance of our mortgage related securities and the other assets we own, is also a key revenue driver. Generally, as the size of our investment portfolio grows, the amount of interest income we receive increases. A larger investment portfolio, however, drives increased expenses, as we incur additional interest expense to finance the purchase of our assets.
     Since changes in interest rates may significantly affect our activities, our operating results depend, in large part, upon our ability to effectively manage interest rate risks and prepayment risks while maintaining our qualification as a REIT.
Market Conditions
     Beginning in the summer of 2007, significant adverse changes in financial market conditions have resulted in a deleveraging of the entire global financial system. As part of this process, residential and commercial mortgage markets in the United States have experienced a variety of difficulties including loan defaults, credit losses and reduced liquidity. As a result, many lenders have tightened their lending standards, reduced lending capacity, liquidated significant portfolios or exited the market altogether, and therefore, financing with attractive terms is generally unavailable. In response to these unprecedented events, the U.S. Government has taken a number of actions to improve stability in the financial markets and encourage lending.
Housing and Economic Recovery Act of 2008
     In response to general market instability and, more specifically, the financial conditions of Fannie Mae and Freddie Mac, on July 30, 2008, the HERA established a new regulator for Fannie Mae and Freddie Mac, the U.S. Federal Housing Finance Agency, or the FHFA. On September 7, 2008, the U.S. Treasury, the FHFA, and the U.S. Federal Reserve announced a comprehensive action plan to help stabilize the financial markets, support the availability of mortgage finance and protect taxpayers. Under this plan, among other things, the FHFA has been appointed as conservator of both Fannie Mae and Freddie Mac, allowing the FHFA to control the actions of the two government sponsored enterprises, or GSEs, without forcing them to liquidate, which would be the case under receivership. Importantly, the primary focus of the plan is to increase the availability of mortgage financing by allowing these GSEs to continue to grow their guarantee business without limit, while limiting net purchase of Agency RMBS to a modest amount through the end of 2009. Beginning in 2010, these GSEs will gradually reduce their Agency RMBS portfolios. In addition, in an effort to further stabilize the U.S. mortgage market, the U.S. Treasury took three additional actions. First, it entered into a preferred stock purchase agreement with each of the GSEs, pursuant to which $100 billion will be available to each GSE. Second, it established a new secured credit facility, the GSECF, available to each of Fannie Mae and Freddie Mac (as well as Federal Home Loan Banks) through December 31, 2009, when other funding sources are unavailable. Third, it established an Agency RMBS purchase program, under which the U.S. Treasury may purchase Agency RMBS in the open market. This Agency RMBS purchase program will also expire on December 31, 2009. Initially, Fannie Mae and Freddie Mac each issued $1.0 billion of senior preferred stock to the U.S. Treasury and warrants to purchase 79.9% of the fully-diluted common stock outstanding of each GSE at a nominal exercise price. Pursuant to these agreements, each of Fannie Mae’s and Freddie Mac’s mortgage and Agency RMBS portfolio may not exceed $850 billion as of December 31, 2009, and will decline by 10% each year until such portfolio reaches $250 billion. After reporting a substantial loss in the third quarter of 2008, Freddie Mac requested a capital injection of $13.8 billion by the U.S. Treasury pursuant to its preferred stock purchase agreement. Although the U.S. Government has committed capital to Fannie Mae and Freddie Mac, there can be no assurance that these actions will be adequate for their needs. These uncertainties lead to questions about the future of the GSEs in their current form, or at all, and the availability of, and trading market for, Agency RMBS. If these actions are inadequate, and the GSEs continue to suffer losses or cease to exist, our business, operations and financial condition could be materially adversely affected. See “Risk Factors—Risks

Related to Our Company—There can be no assurance that the actions of the U.S. Government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, including the establishment of the TALF and the PPIP, or market response to those actions, will achieve the intended effect, and our business may not benefit from these actions and further government or market developments could adversely impact us.”
Guarantee Program for Money Market Funds
     In an effort to stabilize the money market fund industry, the U.S. Treasury on September 19, 2008 announced the establishment of the Temporary Guarantee Program for Money Market Funds, through which U.S. Treasury guarantees the share price of any publicly offered eligible money market mutual fund — both retail and institutional — that applies for and pays a fee to participate in the program. The temporary measure will enable the Exchange Stabilization Fund, established in 1934 as part of the Gold Reserve Act, to insure the holdings of any publicly offered money market mutual fund for both retail and institutional clients. The current termination date for the guarantee program is September 18, 2009.
     Money market funds are a vital source of short-term liquidity in the financial markets. Money market funds provide for repurchase agreement financing by lending cash versus collateral, such as debt issued by the U.S. Treasury and Agency RMBS, for short periods of time. Pressure on asset prices in the credit markets has recently caused several money market funds to come under pressure from a pricing and redemption standpoint. This insurance program will help ease this pressure over time and should allow lending capacity offered by money market funds to return to more normal levels.
     As we will rely on short-term borrowing in the form of repurchase agreements to fund the purchase of some of our target assets, we believe that this action should positively impact us by stabilizing a major source of our anticipated borrowings.
Capital Assistance Program and Bank Stress Tests
     On February 25, 2009, the U.S. Treasury and federal banking agencies released details about the Capital Assistance Program, or the CAP. The CAP has two elements: (1) a forward looking stress test to determine if any major bank requires an additional capital buffer, and (2) access to preferred shares convertible into common equity from the government as a bridge to private capital in the future. Nineteen banks with risk weighted assets exceeding $100 billion have been stress tested under various economic assumptions relating to further contractions in the U.S. economy and further declines in housing prices and increases in unemployment. The stress tests were completed on April 24, 2009 and shared confidentially with the institutions subject to the test. The results were made public on May 7, 2009. We believe that in the aftermath of the completion of the bank “stress tests” being conducted by the U.S. Treasury, banks determined to be undercapitalized may be pressured to dispose of some or all of their non-Agency RMBS, CMBS and mortgage loan portfolios, which could make significant quantities of these assets available to us at attractive prices.
The Term Asset-Backed Securities Lending Facility
     In response to the severe dislocation in the credit markets, the U.S. Treasury and the Federal Reserve jointly announced the establishment of the TALF on November 25, 2008. The TALF is designed to increase credit availability and support economic activity by facilitating renewed securitization activities. Under the initial version of TALF, or TALF 1.0, the FRBNY makes non-recourse loans to borrowers to fund their purchase of ABS collateralized by certain assets such as student loans, auto loans and leases, floor plan loans, credit card receivables, receivables related to residential mortgage services advances, equipment loans and leases and loans guaranteed by the SBA. Under TALF 1.0, the FRBNY announced its intention to lend up to $200 billion to certain holders of TALF-eligible ABS. Any U.S. company that owns TALF-eligible ABS may borrow from the FRBNY under TALF, provided that the company maintains an account relationship with a primary dealer. TALF 1.0 is presently expected to run through December 31, 2009.

     On March 23, 2009, the U.S. Treasury announced preliminary plans to expand the TALF to include non-Agency RMBS that were originally rated AAA and outstanding CMBS that are rated AAA. On May 1, 2009, the Federal Reserve published the terms for the expansion of TALF to CMBS and announced that, beginning in June 2009, up to $100 billion of TALF loans will be available to finance purchases of eligible CMBS. In this publication, the Federal Reserve stated conditions for TALF eligibility. Such conditions are described under “Business—Our Financing Strategy” below. The Federal Reserve also described the terms for CMBS collateralized TALF loans. Such conditions are described under “Business—Our Financing Strategy” below.
     We believe that the expansion of the TALF to include highly rated CMBS, to the extent available to us, may provide us with attractively priced non-recourse term borrowings that we could use to purchase newly created CMBS that are eligible for funding under this program. However, the TALF has not yet been expanded to cover other legacy CMBS, including CMBS created prior to January 1, 2009 and there can be no assurance that the TALF will be expanded to include such other assets and, if so expanded, that we will be able to utilize it successfully or at all. Although there can be no assurance in this regard, as described in more detail below, we may be able to use funding provided under the Legacy Securities Program, to the extent available to us, to acquire older vintage CMBS.
     To date, neither the FRBNY nor the U.S. Treasury has announced how TALF will be expanded to non-Agency RMBS. We believe that once so expanded, the TALF should provide us with attractively priced non-recourse term borrowing facilities that we can use to purchase RMBS. However, there can be no assurance that the TALF will be expanded to include these asset classes and, if so expanded, that we will be able to utilize it successfully or at all. Although there can be no assurance in this regard, as described below under “Business—Our Financing Strategy,” we anticipate being able to use funding provided under the Legacy Securities Program to acquire RMBS.
The Public-Private Investment Program
     On March 23, 2009, the U.S. Treasury, in conjunction with the FDIC and the Federal Reserve, announced the establishment of the PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate-related assets off of the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. The PPIP is expected to be $500 billion to $1 trillion in size and has two primary components: the Legacy Securities Program and the Legacy Loan Program. Under the Legacy Securities Program, Legacy Securities PPIFs will be established to purchase from financial institutions certain non-Agency RMBS and CMBS that were originally rated in the highest rating category by one or more of the National recognized statistical rating organizations. Under the Legacy Loan Program, Legacy Loan PPIFs will be established to purchase troubled loans (including residential and commercial mortgage loans) from insured depository institutions. The terms of the Legacy Loan and Legacy Securities Program are described under “Business—Our Financing Strategy” below.
     To the extent available to us, we may seek to finance our non-Agency RMBS and CMBS portfolios with financings under the Legacy Securities Program. We may participate as an equity investor in one or more Legacy Securities PPIFs that will be established and managed by our Manager or one of its affiliates if their application to serve as one of the investment managers for the Legacy Securities Program is accepted by the U.S. Treasury, or in other Legacy Securities PPIFs established and managed by third parties. Our equity investment will be approved by our board of directors, including a majority of our independent directors, and is expected to be on terms in the PPIP. Such terms have not as yet been established. In our management agreement, our Manager has agreed to waive any base management fee payable in respect of any equity investment we may decide to make in a Legacy Securities or Legacy Loan PPIF if managed by our Manager or any of its affiliates.
     We may acquire residential and commercial mortgage loans with financing under the Legacy Loan Program. To the extent available to us, we anticipate that we would participate as an equity investor in one or more Legacy Loan PPIFs that will be established and managed by our Manager or one of its affiliates. Our equity investment will be approved by our board of directors, including a majority of our independent directors and is expected to be on terms that are no less favorable to us than those made available to other third party institutional investors in the PPIP. However, to date such terms have not yet been established. In our management agreement, our Manager has agreed to waive any base management fee payable in respect of any equity investment we may decide to make in any Legacy Securities or Legacy Loan PPIF if managed by our Manager or any of its affiliates.
Emergency Economic Stabilization Act of 2008 and TARP
     On October 3, 2008, President George Bush signed into law the EESA. The EESA provides the Secretary of the U.S. Treasury with the authority to establish a Troubled Asset Relief Program, or TARP, to purchase from financial institutions up to $700 billion of residential or commercial mortgages and any securities, obligations or other instruments that are based on or related to such mortgages, that in each case was originated or issued on or before March 14, 2008, as well as any other financial instrument that the Secretary of the U.S. Treasury, after consultation with the Chairman of the Board of Governors of the Federal Reserve System, determines the purchase of which is necessary to promote financial market stability, upon transmittal of such determination, in writing, to the appropriate committees of the U.S. Congress.
Capital Purchase Program
     The Capital Purchase Program, or the CPP, is a voluntary program designed to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under this program, the U.S. Treasury is authorized to purchase up to $250 billion of senior preferred shares in qualifying domestically-controlled banks, savings associations, and certain bank and savings and loan holding companies engaged only in financial activities. As of January 13, 2009, the U.S. Treasury had invested approximately $192 billion in 258 publicly-traded and private banking organizations under the CPP.
Targeted Investment Program
     The Targeted Investment Program, or the TIP, is intended to prevent significant market disruptions that could result from a loss of confidence in a particular financial institution. The U.S. Treasury will determine whether a financial institution is eligible for the program on a case by case basis based on a number of considerations. As of January 16, 2009, the U.S. Treasury had invested $40 billion in two banking organizations under the TIP.
Systemically Significant Failing Institutions Program
     The Systemically Significant Failing Institutions Program, or the SSFIP, is intended to provide stability and prevent disruption to financial markets that could result from the failure of a systemically significant institution. The U.S. Treasury will consider whether an institution is systemically significant and at substantial risk of failure, and thereby eligible for the SSFIP, on a case by case basis based on a number of considerations. As of January 13, 2008, the U.S. Treasury had invested $40 billion in one institution under the SSFIP. This institution was an insurance company and not a bank. However, banks are certainly of the types of institutions that are eligible for the SSFIP.
Asset Guarantee Program
     The Asset Guarantee Program, or AGP, is designed to provide guarantees for assets held by systemically significant financial institutions that face a high risk of losing market confidence due in large part to a portfolio of distressed or illiquid assets. The U.S. Treasury will determine the eligibility of participants and the allocation of resources on a case-by-case basis. In a report to Congress, the U.S. Treasury stated that it may use this program in coordination with a broader guarantee involving one or more other U.S. government agencies. As of January 20, 2008, the U.S. Treasury had released no data about the use of this program.
     We believe that the relatively low cost capital infusions and other assistance made available to banking organizations under the TARP programs will improve, the functioning of financial markets which will improve as banks make loans supported by the capital infusions. We further believe that there is a reasonable likelihood that banks will deploy at least a portion of the capital that they receive in the Agency RMBS market, resulting in narrower Agency RMBS spreads. We anticipate that narrower spreads on Agency RMBS will be offset in part by improved financing levels and rates, as overall liquidity improves. While we anticipate spreads on Agency RMBS and financing spreads will be positively correlated going forward, there can be no assurance this will occur. Additionally, the amount of tightening that can occur in financing levels and advance rates is limited by the overall low absolute level of short-term funding rates. Advance rates on repurchase agreement funding with respect to Agency RMBS generally are approximately 90% to 95% (which means a 5% to 10% haircut), down from 97% (which means a 3% haircut).
     As the banks’ overall capital positions improve because of capital infusions under the TARP programs (and the CPP, in particular), we believe that they will seek to once again deploy capital through various lending channels, including repurchase lending.
     However, there can be no assurance that the EESA or the TARP programs will have a beneficial impact on the financial markets, including on current levels of volatility. To the extent the market does not respond favorably to the TARP programs or the TARP programs do not function as intended, our business may not receive the anticipated positive impact from the legislation. We cannot predict whether or when the TARP programs will have any impact and to what extent it will affect our business, results of operations and financial condition.
Hope for Homeowners Act of 2008
     On July 30, 2008, the Hope for Homeowners Act of 2008, or the H4H Act, was signed into law. The H4H Act created a new, temporary, voluntary program within the FHA to back FHA-insured mortgages to distressed borrowers. The Hope for Homeowners program, which is effective from October 1, 2008 through September 30, 2011, will enable certain distressed borrowers to refinance their mortgages into FHA-insured loans.
     Ginnie Mae, which guarantees the payment of principal and interest on Hope for Homeowners MBS, requires that all loans under the H4H Act must be pooled only under the Ginnie Mae II program’s multiple issuer type, or MFS. Ginnie Mae will accept loan packages under the H4H Act to be pooled in MFS securities with a November 1, 2008 issue date and thereafter. If a loan in an existing or seasoned pool is refinanced under this program the prepayment speeds on existing pools may rise. Depending on whether or not the bond was purchased at a premium or discount, the yield may be positively or negatively impacted. Furthermore, the coupons on new pools generated under this program based on refinanced loans may be lower potentially negatively impacting our yield on new opportunities.
Other Initiatives
Federal Reserve
     During 2008, the Federal Reserve also initiated a number of other programs aimed at improving broader financial markets, such as establishing a $1.8 trillion commercial paper funding facility and a $200 billion facility to finance consumer asset-backed securities. The U.S. Treasury committed $20 billion from TARP to support the Federal Reserve’s $200 billion consumer facility. In addition, in order to provide further liquidity to financial institutions, the Federal Reserve has provided primary dealers with access to the Federal Reserve’s discount window and, in instances of distress, arranged financing for certain holding entities. For example, in September 2008, the Federal Reserve took action to help American International Group, or AIG, a large insurance company, avoid insolvency by providing AIG with an emergency $85 billion credit facility. By November 2008, AIG needed additional help, leading the Federal Reserve, in conjunction with the U.S. Treasury, to replace the $85 billion facility with a revised emergency government assistance package totaling over $150 billion ($60 billion of which was a credit facility from the Federal Reserve). We believe that programs have and will continue to improve short-term credit markets, including the repurchase financing market. Given the Federal Reserve’s actions to date, we believe the Federal Reserve will remain committed to assuring that short-term credit markets function efficiently, which, in turn, will reduce our borrowing costs over time. The Federal Reserve programs are likely to result in both Agency RMBS spreads tightening and improved liquidity in this market. The improved liquidity should increase the availability and attractiveness of repurchase financing, as banks become more comfortable with their ability to value and, in the event of default, efficiently liquidate collateral.

     On November 25, 2008, the Federal Reserve announced that it will initiate a program to purchase $100 billion in direct obligations of Fannie Mae, Freddie Mac and the Federal Home Loan Banks and $500 billion in mortgage-backed securities backed by Fannie Mae, Freddie Mac and Ginnie Mae. The Federal Reserve stated that its actions are intended to reduce the cost and increase the availability of credit for the purchase of houses, which in turn should support housing markets and foster improved conditions in financial markets more generally. The purchases of direct obligations began during the first week of December 2008, and the purchases of Agency RMBS began during the first week of January 2009. The Federal Reserve’s program to purchase Agency RMBS could cause an increase in the price of Agency RMBS, which would negatively impact the net interest margin with respect to Agency RMBS we expect to purchase.
FDIC
     During 2008, the FDIC also initiated programs in an effort to restore confidence and functioning in the banking system and attempt to reduce foreclosures through loan modifications. Specifically, the FDIC adopted the Temporary Liquidity Guarantee Program, which has two primary components: the Debt Guarantee Program, by which the FDIC will guarantee the payment of certain newly issued senior unsecured debt and the Transaction Account Guarantee, Program by which the FDIC will guarantee up to an unlimited amount certain transaction accounts bearing no or minimal interest (e.g. NOW accounts paying no more than 0.50% interest), until December 31, 2009. The FDIC also raised the deposit insurance limits to $250,000 up from $100,000 through December 31, 2009. Additionally, in an attempt to reduce foreclosures, the FDIC encouraged uniform guidelines for loan modifications, which include reduction of interest rate, extension of maturity and balance reductions.
Recent Interagency Coordinated Efforts
     The Federal Reserve, U.S. Treasury and FDIC on January 16, 2009 announced the execution of agreements under which they would guarantee large pools of assets held by Citigroup and Bank of America. We believe this action reflects improved coordination among the principal government agencies responsible for implementing the U.S. Government’s response to the current financial crisis.
     The agreement with Citigroup (a non-binding version of which was initially announced November 23, 2008) provides loss protection on an asset pool of approximately $301 billion of loans and securities backed by residential and commercial real estate and other such assets, all of which will remain on Citigroup’s balance sheet. According to a term sheet released by Citigroup, the first loss position of $39.5 billion would be absorbed by Citigroup, the second loss position would be absorbed 90% by Treasury, up to its advance of $5 billion, and 10% by Citigroup, the third loss position would be absorbed 90% by FDIC, up to its advance of $10 billion, and 10% by Citigroup. Additional losses would be addressed through a loan provided to Citigroup by the Federal Reserve.
     The agreement with Bank of America called for the U.S. Treasury and FDIC to provide loss protection on an asset pool of approximately $118 billion of loans, securities backed by residential and commercial real estate loans, and other such assets. Under the agreement, the first loss position of $10 billion would be absorbed by Bank of America, and the second loss position would be absorbed 90% by the U.S. Treasury and the FDIC, up to their advance of $10 billion, and 10% by Bank of America. Additional losses would be absorbed 10% by Bank of America and the remaining 90% through a loan provided to Bank of America by the Federal Reserve.
Critical Accounting Policies
     Our financial statements will be prepared in accordance with GAAP which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we will apply based on our expectation of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. We will rely on independent pricing of our assets at each quarter’s end to arrive at what we believe to be reasonable estimates of fair market value. We have identified what we believe will be our most critical accounting policies to be the following:

Repurchase Agreements
     We will finance the acquisition of Agency RMBS for our investment portfolio through the use of repurchase agreements. Repurchase agreements will be treated as collateralized financing transactions and will be carried at primarily their contractual amounts, including accrued interest, as specified in the respective agreements.
     In instances where we acquire Agency RMBS through repurchase agreements with the same counterparty from whom the Agency RMBS were purchased, we will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument if the transaction does not comply with the criteria in FASB Staff Position, or FSP, FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, or FSP FAS 140-3, for gross presentation. If the transaction complies with the criteria for gross presentation in FSP FAS 140-3, we will record the assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statements of operations and comprehensive income (loss). Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, we will record the cash portion of our investment in Agency RMBS as a mortgage related receivable from the counterparty on our balance sheet.
Fair Value Measurements
     The FASB issued SFAS No. 157, “Fair Value Measurements,” or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category (which require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities.
     Additionally, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115,” or SFAS 159. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date.
Securities Held for Investment
     Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” or SFAS 115, requires that at the time of purchase, we designate a security as either held-to-maturity, available-for-sale, or trading, depending on our ability and intent to hold such security to maturity. Securities available-for-sale will be reported at fair value, while securities held-to-maturity will be reported at amortized cost. Although we generally intend to hold most of our RMBS and CMBS until maturity, we may, from time to time, sell any of our RMBS and CMBS as part of our overall management of our investment portfolio.
     All securities classified as available-for-sale will be reported at fair value, based on market prices from third-party sources when available, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. We do not have an investment portfolio at this time.
     Our Manager will evaluate securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of recovery in fair value of the agency security, and (3) our intent and ability to retain our investment in the RMBS or CMBS for a period of time sufficient to allow for any anticipated recovery in fair value.
     Investments with unrealized losses will not be considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments. Unrealized losses on securities that are considered other-than-temporary, as measured by the amount of the difference between the securities’ cost basis and their fair value, will be recognized in earnings as unrealized losses and the cost basis of the securities will be adjusted.
Interest Income Recognition
     Interest income on available-for-sale securities will be recognized over the life of the investment using the effective interest method. Interest income on mortgage-backed securities is recognized using the effective interest method as described by SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases,” or SFAS 91, for securities of high credit quality and Emerging Issues Task Force No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” or EITF 99-20, for all other securities.
     Under SFAS 91 and EITF 99-20, management will estimate, at the time of purchase, the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows will be updated and a revised yield computed based on the current amortized cost of the investment. In estimating these cash flows, there will be a number of assumptions that will be subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income.
     Security transactions will be recorded on the trade date. Realized gains and losses from security transactions will be determined based upon the specific identification method and recorded as gain (loss) on sale of available-for-sale securities and loans held for investment in the statement of income.
     We will account for accretion of discounts or premiums on available-for-sale securities and real estate loans using the effective interest yield method. Such amounts will be included as a component of interest income in the income statement.
Residential and Commercial Real Estate Loans — Fair Value
     Residential and commercial real estate loans at fair value are loans where we will elect the fair value option under SFAS 159. Interest will be recognized as revenue when earned and deemed collectible or until a loan becomes more than 90 days past due. Changes in fair value (gains and losses) will be reported through our consolidated statements of (loss) income.
Residential and Commercial Real Estate Loans — Held-for-Sale
     Residential and commercial real estate loans held-for-sale are loans that we will be marketing for sale to independent third parties. These loans are carried at the lower of their cost or fair value in accordance with SFAS No. 65, “Accounting for Certain Mortgage Banking Activities” as measured on an individual basis. Interest will be recognized as revenue when earned and deemed collectible or until a loan becomes more than 90 days past due. If fair value is lower than amortized cost, changes in fair value (gains and losses) are reported through our consolidated statements of (loss) income.
Residential and Commercial Real Estate Loans — Held-for-Investment
     Real estate loans held-for-investment will be carried at their unpaid principal balances adjusted for net unamortized premiums or discounts and net of any allowance for credit losses. Interest will be recognized as revenue when earned and deemed collectible or until a loan becomes more than 90 days past due. Pursuant to SFAS 91, we will use the interest method to determine an effective yield and to amortize the premium or discount on real estate loans held-for-investment.
Real Estate Loans — Allowance for Loan Losses
     For real estate loans classified as held-for-investment, we will establish and maintain an allowance for loan losses based on our estimate of credit losses inherent in our loan portfolios. To calculate the allowance for loan losses, we will assess inherent losses by determining loss factors (defaults, the timing of defaults, and loss severities upon defaults) that can be specifically applied to each of the consolidated loans or pool of loans.
     We will follow the guidelines of SEC Staff Accounting Bulletin No. 102, “Selected Loan Loss Allowance Methodology and Documentation”, SFAS No. 5, “Accounting for Contingencies”, SFAS No.114, “Accounting by Creditors for Impairment of a Loan”, and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures” in setting the allowance for loan losses.
     We will consider the following factors in determining the allowance for loan losses:
•	Ongoing analyses of loans, including, but not limited to, the age of loans, underwriting standards, business climate, economic conditions, geographical considerations, and other observable data;

•	Historical loss rates and past performance of similar loans;

•	Relevant environmental factors;

•	Relevant market research and publicly available third-party reference loss rates;

•	Trends in delinquencies and charge-offs;

•	Effects and changes in credit concentrations;

•	Information supporting a borrower’s ability to meet obligations;

•	Ongoing evaluations of fair values of collateral using current appraisals and other valuations; and,

•	Discounted cash flow analyses.
Accounting for Derivative Financial Instruments
     Our policies permit us to enter into derivative contracts, including interest rate swaps, interest rate caps and interest rate floors, as a means of mitigating our interest rate risk. We intend to use interest rate derivative financial instruments to mitigate interest rate risk rather than to enhance returns.
     We will account for derivative financial instruments in accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities,” or SFAS 133, as amended and interpreted. SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.
     In the normal course of business, we may use a variety of derivative financial instruments to manage or hedge interest rate risk. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market with the changes in value included in net income.
     Derivatives will be used for hedging purposes rather than speculation. We will rely on quotations from a third party to determine these fair values. If our hedging activities do not achieve our desired results, our reported earnings may be adversely affected.

Income Taxes
     We intend to elect and qualify to be taxed as a REIT, commencing with our taxable year ending December 31, 2009. Accordingly, we will generally not be subject to corporate U.S. federal or state income tax to the extent that we make qualifying distributions to our stockholders, and provided that we satisfy on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our stockholders.
     The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.
     We may elect to treat certain of our subsidiaries as TRSs. In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.
     While a TRS will generate net income, a TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to our stockholders. Conversely, if we retain earnings at a TRS level, no distribution is required and we can increase book equity of the consolidated entity.
Share-Based Compensation
     The Company will follow SFAS No. 123R, “Share-Based Payments,” or SFAS 123(R), with regard to its stock option plan. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123 (R) requires that compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the equity or liability instruments issued.
     The Company intends to adopt an equity incentive plan under which its independent directors are eligible to receive annual nondiscretionary awards of nonqualified stock options. The board of directors may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under the stock option plan to reflect any change in the Company’s capital structure.

Recent Accounting Pronouncements
     In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment to SFAS 133,” or SFAS 161. This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applicable to the Company in the first quarter of fiscal 2009. The Company is assessing the potential impact that the adoption of SFAS 161 may have on its financial statements.
     The FASB issued FSP FAS 140-3 relating to SFAS 140, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” or SFAS 140, to address questions where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Currently, we are still evaluating our ability to record such assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statements of operations and comprehensive income (loss). For assets representing available-for-sale investment securities, as in our case, any change in fair value will be reported through other comprehensive income under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” with the exception of impairment losses, which will be recorded in the statement of operations and comprehensive (loss) income as realized losses. FASB’s staff position requires that all of the following criteria be met in order to continue the application of SFAS No. 140 as described above: (1) the initial transfer of repurchase financing cannot be contractually contingent; (2) the repurchase financing entered into between the parties provides full recourse to the transferee, and the repurchase price is fixed; (3) the financial asset has an active market, and the transfer is executed at market rates; and (4) the repurchase agreement and financial asset do not mature simultaneously.
     On October 10, 2008, FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” or FSP 157-3, in response to the deterioration of the credit markets. This FSP provides guidance clarifying how SFAS 157 should be applied when valuing securities in markets that are not active. The guidance provides an illustrative example that applies the objectives and framework of SFAS 157, utilizing management’s internal cash flow and discount rate assumptions when relevant observable data does not exist. It further clarifies how observable market information and market quotes should be considered when measuring fair value in an inactive market. It reaffirms the notion of fair value as an exit price as of the measurement date and that fair value analysis is a transactional process and should not be broadly applied to a group of assets. FSP 157-3 is effective upon issuance including prior periods for which financial statements have not been issued. FSP 157-3 does not have a material effect on the fair value of its assets as the Company intends to continue to hold assets that can be valued via level 1 and level 2 criteria, as defined under SFAS No. 157.
     Pursuant to Section 133 of the EESA, the SEC has commenced a study of the impact of the fair value or “mark-to-market” accounting standards, including, but not limited to: (1) the effects of such accounting standards on a financial institution’s balance sheet; (2) the impacts of such accounting on bank failures in 2008; (3) the impact of such standards on the quality of financial information available to investors; (4) the process used by the Financial Accounting Standards Board in developing accounting standards; (5) the advisability and feasibility of modification to such standards; and (6) alternative accounting standards to those provided in SFAS 157. The study, which is being conducted in consultation with the Secretary of the Treasury and the Board of Governors of the Federal Reserve System, is expected to be completed before the end of the 90-day period beginning on the date of the enactment of this Act, which is October 3, 2008.
     On December 11, 2008, the FASB issued FSP 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” The FSP increases disclosures for public companies about securitizations, asset-backed financings and variable interest entities. The FSP is effective for reporting periods that end after December 15, 2008.
     In January 2009, the FASB issued FASB Staff Position No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” or FSP EITF 99-20-1, which became effective for us on December 31, 2008. FSP EITF 99-20-1 revises the impairment guidance provided by EITF 99-20 for beneficial interests to make it consistent with the requirements of FASB Statement No. 115 for determining whether an impairment of other debt and equity securities is other-than-temporary. FSP EITF 99-20-1 eliminates the requirement that a holder’s best estimate of cash flows be based upon those that a market participant would use. Instead, FSP 99-20-1 requires that an other-than-temporary impairment be recognized when it is probable that there has been an adverse change in the holder’s estimated cash flows. FSP EITF 99-20-1 did not have a material impact on our financial statements.
     On April 9, 2009, the FASB issued three FSPs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that Are Not Orderly” or, FSP 157-4, provides guidelines for making fair value measurements more consistent with the principles presented in FASB Statement No. 157. FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” or FSP 107-1, enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, or FSP 115-2, provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities.
     FSP 157-4 addresses the measurement of fair value of financial assets when there is no active market or where the price inputs being used could be indicative of distressed sales. FSP 157-4 reaffirms the definition of fair value already reflected in FASB Statement No. 157, which is the price that would be paid to sell an asset in an orderly transaction (as opposed to a distressed or forced transaction) at the measurement date under current market conditions. FSP 157-4 also reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.
     FSP 107-1 was issued to improve the fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing FSP 107-1, fair values of these assets and liabilities were only disclosed once a year. FSP 107-1 now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.
     FSP 115-2 on other-than-temporary impairments is intended to improve the consistency in the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. FSP 115-2 requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses.
     FSP 157-4, FSP 107-1 and FSP 115-2 are effective for interim and annual periods ending after June 15, 2009, and provide for early adoption for the interim and annual periods ending after March 15, 2009. All three FSPs must be adopted in conjunction with each other. We will adopt all three FSPs for the interim period ending June 30, 2009.
Results of Operations
     As of the date of this prospectus, we have not commenced any significant operations because we are in our organization stage. We will not commence any significant operations until we have completed this offering. We are not aware of any material trends or uncertainties, other than economic conditions affecting mortgage loans, MBS and real estate, generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of real estate-related investments, other than those referred to in this prospectus.
Liquidity and Capital Resources
     Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to pay dividends, fund investments and other general business needs. Our primary sources of funds for liquidity will consist of the net proceeds from this offering and the concurrent private placements, net cash provided by operating activities, cash from repurchase agreements and other financing arrangements and future issuances of common equity, preferred equity, convertible securities, trust preferred and/or debt securities. To the extent available to us, we may seek to also finance our assets under, and may otherwise participate in, programs established by the U.S. Government such as the TALF and the PPIP. See “Business—Our Financing Strategy.”

     We anticipate that, upon repayment of each borrowing under a repurchase agreement, we will use the collateral immediately for borrowing under a new repurchase agreement. We have not at the present time entered into any commitment agreements under which the lender would be required to enter into new repurchase agreements during a specified period of time.
     Under repurchase agreements, we may be required to pledge additional assets to our repurchase agreement counterparties (lenders) in the event that the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral which may take the form of additional securities or cash. Generally, repurchase agreements contain a financing rate, term and trigger levels for margin calls and haircuts depending on the types of collateral and the counterparties involved. If the estimated fair value of investment securities increase due to changes in market interest rates or market factors, lenders may release collateral back to us. Specifically, margin calls result from a decline in the value of the investments securing our repurchase agreements, prepayments on the mortgages securing such investments and from changes in the estimated fair value of such investments generally due to principal reduction of such investments from scheduled amortization and resulting from changes in market interest rates and other market factors. Counterparties also may choose to increase haircuts based on credit evaluations of our company and/or the performance of the bonds in question. We believe that the current levels of haircuts are approximately 5% on fixed-rate Agency RMBS that are mortgage pass-through certificates, approximately 5% to 7% on adjustable-rate or hybrid Agency RMBS that are mortgage pass-through certificates and approximately 10% on Agency RMBS that are CMOs. Trigger levels for margin calls generally vary from $250,000 to $1 million at the discretion of the counterparty. The recent disruptions in the financial and credit markets have resulted in increased volatility in these levels, and we expect further changes as market conditions continue to change. Should prepayment speeds on the mortgages underlying our investments or market interest rates suddenly increase, margin calls on our repurchase agreements could result, causing an adverse change in our liquidity position.
     Invesco Aim Advisors has been active in the repurchase agreement lending market since 1980 and currently has master repurchase agreements in place with a number of counterparties. At March 31, 2009, Invesco Aim Advisors had provided repurchase agreement financing to these counterparties equal to approximately $20.7 billion.
     To the extent available to us, we may finance our non-Agency RMBS and CMBS portfolios with financings under the TALF and the Legacy Securities Program. We also expect to focus our residential and commercial mortgage loan acquisitions on the purchase of loan portfolios made available to us under the Legacy Loan Program, to the extent available to us. There can be no assurance that we will be eligible to participate in these programs or, if we are eligible, that we will be able to utilize them successfully or at all.
     We believe these identified sources of funds will be adequate for purposes of meeting our short-term (within one year) liquidity and long-term liquidity needs. Our short-term and long-term liquidity needs include funding future investments, operating costs and distributions to our stockholders. Our ability to meet our long-term liquidity and capital resource requirements may be subject to additional financing. A number of financial institutions, including potential and current repurchase agreement lenders with whom we are speaking, have tightened their lending standards and reduced their lending overall. If we are unable to obtain or renew our sources of financing or unable to obtain them on attractive terms, it may have an adverse effect on our business and results of operations.
     To qualify as a REIT, we must distribute annually at least 90% of our taxable income. These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for operations.
Contractual Obligations and Commitments
     Prior to the completion of this offering, we will enter into a management agreement with our Manager. Our Manager will be entitled to receive a management fee and the reimbursement of certain expenses. The management fee will be calculated and payable quarterly in arrears in an amount equal to 1.50% of our stockholders’ equity, per annum, calculated and payable quarterly in arrears. Our Manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us. In addition, we expect to enter into a license agreement with Invesco Holding Company Limited relating to the use of the Invesco name and logo.
     Under our equity incentive plan, our compensation committee appointed by the board to administer the plan (or our board of directors, if no such committee is designated by the board) is authorized to approve grants of equity-based awards to our directors and executive officers, our Manager, its personnel and its affiliates as well as certain other service providers. To date, our board of directors has not approved any grants of equity awards. See “Management—Equity Incentive Plan.”

     We expect to enter into certain contracts that may contain a variety of indemnification obligations, principally with brokers, underwriters and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.
Off-Balance Sheet Arrangements
     As of March 31, 2009, we had no off-balance sheet arrangements.
Dividends
     We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our repurchase agreements and other debt payable. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions, or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.
Inflation
     Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP, and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our net taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.
Quantitative and Qualitative Disclosures About Market Risk
     The primary components of our market risk are related to interest rate, prepayment and market value risk. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.
Interest Rate Risk
     Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control.
     We will be subject to interest rate risk in connection with our investments and our repurchase agreements. Our repurchase agreements will typically be of limited duration will be periodically refinanced at current market rates. We intend to mitigate this risk through utilization of derivative contracts, primarily interest rate swap agreements, interest rate caps and interest rate floors.
Interest Rate Effect on Net Interest Income
     Our operating results will depend in large part on differences between the yields earned on our investments and our cost of borrowing and interest rate hedging activities. Most of our repurchase agreements will provide financing based on a floating rate of interest calculated on a fixed spread over LIBOR. The fixed spread will vary depending on the type of underlying asset which collateralizes the financing. Accordingly, the portion of our portfolio which consists of floating interest rate assets will be match-funded utilizing our expected sources of short-term financing, while our fixed interest rate assets will not be match-funded. During periods of rising interest rates, the borrowing costs associated with our investments tend to increase while the income earned on our fixed interest rate investments may remain substantially unchanged. This will result in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses. Further, during this portion of the interest rate and credit cycles, defaults could increase and result in credit losses to us, which could adversely affect our liquidity and operating results. Such delinquencies or defaults could also have an adverse effect on the spread between interest-earning assets and interest-bearing liabilities.
     Hedging techniques are partly based on assumed levels of prepayments of our RMBS. If prepayments are slower or faster than assumed, the life of the RMBS will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.
Interest Rate Effects on Fair Value
     Another component of interest rate risk is the effect changes in interest rates will have on the market value of the assets we acquire. We will face the risk that the market value of our assets will increase or decrease at different rates than those of our liabilities, including our hedging instruments.
     We will primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.
     It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change materially. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change materially. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, changes in actual interest rates may have a material adverse effect on us.
Prepayment Risk
     As we receive prepayments of principal on these investments, premiums paid on such investments will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.
Extension Risk
     Our Manager will compute the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable-rate security is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates, because the borrowing costs are fixed for the duration of the fixed-rate portion of the related target asset.
     However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument, while the income earned on the hybrid adjustable-rate assets would remain fixed. This situation may also cause the market value of our hybrid adjustable-rate assets to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market Risk
Market Value Risk
     Our available-for-sale securities will be reflected at their estimated fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income pursuant to SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase.
Real Estate Risk
     Residential and commercial property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to: national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.
Credit Risk
     We believe our investment strategy will generally keep our credit losses and financing costs low. However, we retain the risk of potential credit losses on all of the residential and commercial mortgage loans, as well as the loans underlying the non-Agency RMBS and CMBS we hold. We seek to manage this risk through our pre-acquisition due diligence process and through use of non-recourse financing which limits our exposure to credit losses to the specific pool of mortgages that are subject to the non-recourse financing. In addition, with respect to any particular target asset, our Manager’s investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral.
Risk Management
     To the extent consistent with maintaining our REIT qualification, we will seek to manage risk exposure to protect our investment portfolio against the effects of major interest rate changes. We generally seek to manage this risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our target assets and our financings;

•	attempting to structure our financing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using hedging instruments, primarily interest rate swap agreements but also financial futures, options, interest rate cap agreements, floors and forward sales to adjust the interest rate sensitivity of our target assets and our borrowings; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our target assets and the interest rate indices and adjustment periods of our financings.

BUSINESS
Our Company
     We are a newly-formed Maryland corporation focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. We will seek to invest in Agency RMBS, non-Agency RMBS, CMBS and residential and commercial mortgage loans, initially, with respect to Agency RMBS, through short-term borrowings structured as repurchase agreements and with respect to non-Agency RMBS, CMBS and residential and commercial loans, to the extent available to us, equity and debt financings under the PPIP and the TALF and private funding sources.
     We will be externally managed and advised by our Manager, an SEC-registered investment adviser and indirect wholly-owned subsidiary of Invesco. Invesco is a leading independent global investment management company with $348.2 billion in assets under management as of March 31, 2009. Our Manager will draw upon the expertise of Invesco’s Worldwide Fixed Income investment team of 114 investment professionals operating in six cities, across four countries, with approximately $150 billion in securities under management and Invesco Real Estate’s 219 employees operating in 13 cities across eight countries with over $22 billion in private and public real estate assets under management. With over 25 years of experience, Invesco’s teams of dedicated professionals have developed exceptional track records across multiple fixed income sectors and asset classes, including structured securities, such as RMBS, ABS, CMBS, and leveraged loan portfolios. In addition, the investment team will draw upon the mortgage market insights of WL Ross, Invesco’s distressed investment unit.
     Our objective is to provide attractive risk adjusted returns to our investors over the long term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by selectively acquiring target assets to construct a diversified investment portfolio designed to produce attractive returns across a variety of market conditions and economic cycles. We intend to construct a diversified investment portfolio by focusing on security selection and the relative value of various sectors within the mortgage market. We intend to finance our Agency RMBS investments primarily through short-term borrowings structured as repurchase agreements. To date, we have signed      master repurchase agreements with      financial institutions, and we are in discussions with      additional financial institutions for repurchase facilities. As described in more detail below, to the extent available to us, we may seek to finance our non-Agency RMBS, CMBS and mortgage loan portfolios with attractive non-recourse term borrowing facilities and equity financing under the PPIP and the TALF or with private financing.
     We will commence operations upon completion of this offering. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2009. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.
Our Manager
     We will be externally managed and advised by our Manager. Pursuant to the terms of the management agreement, our Manager will provide us with our management team, including our officers, along with appropriate support personnel. Each of our officers is an employee of Invesco. We do not expect to have any employees. Our Manager is not obligated to dedicate any of its employees exclusively to us, nor is our Manager or its employees obligated to dedicate any specific portion of its or their time to our business. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it.

     Our Manager’s Worldwide Fixed Income investment professionals have extensive experience in performing advisory services for funds, other investment vehicles, and other managed and discretionary accounts that focus on investing in Agency and other RMBS as well as CMBS. As of March 31, 2009, our Manager managed approximately $177.0 billion of fixed income and real estate investments, including approximately $18.8 billion of structured securities, consisting of approximately $11.0 billion of Agency RMBS, $3.9 billion of ABS, $2.0 billion of non-Agency RMBS and $1.9 billion of CMBS. We expect that our Manager will continue to manage its existing portfolio and provide management services to its other clients, including affiliates of Invesco. Neither our Manager nor Invesco has previously managed or advised a public REIT or managed RMBS or CMBS on a leveraged basis.
     The Invesco WorldWide Fixed Income investment professionals will benefit from the insight and capabilities of its distressed investment subsidiary, WL Ross, and Invesco’s real estate team.
     Our Manager will draw upon the professional experience and knowledge of the investment team of its WL Ross subsidiary, gained through WL Ross’ 30 years of investing in various distressed assets. WL Ross has sponsored and managed more than $8.0 billion of distressed equity investments and has completed more than $200 billion of workouts around the world. We will benefit from WL Ross’ expertise in security selection, portfolio management, and portfolio oversight. When combined with our Manager’s investment team’s experience in fixed income investing, WL Ross’s deep and broad asset management skills will allow us to draw upon extensive investment expertise in order to benefit our shareholders.
     In addition, WL Ross-sponsored funds have expanded its position in the mortgage market through its 2007 investment in AHMSI, the largest independent sub-prime mortgage loan servicer in the United States with an approximate $108 billion servicing portfolio and more than 565,000 mortgage loans across 50 states. As a major loan servicer, AHMSI has tremendous insights regarding mortgage market trends, including prepayment speeds, delinquency rates, default and severity information, which we intend to capitalize on when valuing our target assets. Furthermore, WL Ross sponsored funds have made a strategic investment in Assured Guaranty Ltd., or AGL, which provides credit enhancement products on debt securities issued in the public finance, structured finance and mortgage markets. As of March 31, 2009, AGL had net in-force direct financial guarantees on approximately $        billion of non-Agency RMBS and CMBS.
     Additionally, our Manager will be able to draw upon the experience and resources of Invesco’s real estate team, comprised of approximately 124 investment professionals on the ground in key investment markets, which has an average of 15 years of direct real estate investing experience. Our Manager’s real estate team will provide us with valuable insights, through its research and monitoring capabilities, on investments in residential and commercial properties. With the properties under management having an aggregate market value of approximately $22.8 billion as of March 31, 2009, this team is a leader in the real estate marketplace.
     Invesco Aim Advisors, an affiliate of our Manager, will serve as our sub adviser pursuant to an agreement between our Manager and Invesco Aim Advisors. Invesco Aim Advisors will provide input on overall trends in short-term financing markets and make specific recommendations regarding financing of our Agency RMBS. We do not expect our Manager to provide these services to us directly. The fees charged by Invesco Aim Advisors shall be paid by our Manager and shall not constitute a reimbursable expense by our Manager under the management agreement. We expect that the fees charged by Invesco Aim Advisors to our Manager will be substantially similar to the fees Invesco Aim Advisors charges to its other clients for similar services.
     We also expect to benefit from our Manager’s portfolio management, finance and administration functions, which address legal, compliance, investor relations and operational matters, trade allocation and execution, securities valuation, risk management and information technologies in connection with the performance of its duties.
     Concurrently with the completion of this offering, we will complete a private placement in which we will sell            shares of our common stock to Invesco, through our Manager, at $    per share and            OP units to Invesco, through Invesco Investments (Bermuda) Ltd., at $    per unit for an aggregate investment equal to      % of the gross proceeds raised in this offering, up to $        million. Upon completion of this offering and the concurrent private placement, Invesco, through our Manager, will beneficially own      % of our outstanding common stock (or      % if the underwriters fully exercise their option to purchase additional shares). Assuming that all            OP units are redeemed for an equivalent number of shares of our common stock, Invesco, through the Invesco Purchaser, would beneficially own   % of our outstanding common stock upon completion of this offering and the concurrent private placement (or      % if the underwriters fully exercise their option to purchase additional shares). The Invesco Purchaser will agree that, for a period of one year after the date of this prospectus, it will not, without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, dispose of or hedge any of the shares of our common stock or OP units that it purchases in the concurrent private placement, subject to certain exceptions and extension in certain circumstances as described elsewhere in this prospectus.
About Invesco
     Invesco is one of the largest independent global investment management firms with offices worldwide. As of March 31, 2009, Invesco had 5,122 employees, the majority of whom were located in North America. Invesco operates under the Invesco Aim Advisors, Invesco Trimark, Atlantic Trust, Invesco, Invesco Perpetual, Invesco PowerShares, and WL Ross brands.

Our Competitive Advantages
     We believe that our competitive advantages include the following:
Significant Experience of Our Manager
     The senior management team of our Manager has a long track record and broad experience in managing residential and commercial mortgage-related assets through a variety of credit and interest rate environments and has demonstrated the ability to generate attractive risk adjusted returns under different market conditions and cycles. As of March 31, 2009, our Manager managed approximately $177.0 billion of fixed income and real estate investments, including approximately $18.8 billion of structured securities, consisting of approximately $11.0 billion of Agency RMBS, $3.9 billion of ABS, $2.0 billion of non-Agency RMBS and $1.9 billion of CMBS. In addition, our Manager will benefit from the insight and capabilities of its distressed investment subsidiary, WL Ross, and Invesco’s real estate team. Our Manager will draw upon the professional experience and knowledge of the investment team of its WL Ross subsidiary, gained through WL Ross’ 30 years of investing in various distressed assets and benefit from WL Ross’ expertise in security selection, portfolio management, and portfolio oversight. Our Manager also will be able to draw upon the experience and resources of Invesco’s real estate team, comprised of approximately 124 investment professionals on the ground in key investment markets, which has an average of 15 years of direct real estate investing experience. Our Manager’s real estate team will provide us with valuable insights, through its research and monitoring capabilities, on investments in residential and commercial properties. Through our Manager’s WL Ross subsidiary and Invesco’s real estate team we will also have access to broad and deep teams of experienced investment professionals in real estate and distressed investing. Through these teams, we will have real time access to research and data on the mortgage and real estate industries. Having in-house access to these resources and expertise provides us with a competitive advantage over other companies investing in our target assets who have less internal resources and expertise.
Access to Extensive Repurchase Agreement Financing and Other Strategic Relationships
     An affiliate of our Manager and a sub-adviser to us, Invesco Aim Advisors, has been active in the repurchase agreement lending market since 1980 and currently has master repurchase agreements in place with a number of counterparties. At March 31, 2009, Invesco Aim Advisors had provided repurchase agreement financing to these counterparties equal to approximately $20.7 billion.
     Invesco Aim Advisors has in place a documented process to mitigate counterparty risk. Our Manager, together with a dedicated team of professionals at Invesco Aim Advisors pursuant to a sub-advisory agreement between our Manager and Invesco Aim Advisors, follows this established process. During these volatile times in which a number of repurchase agreement counterparties have either defaulted or ceased to exist, we feel that it is critical to have controls in place that address this recent disruption in the markets. All repurchase agreement counterparty approval requests must be submitted to the team of nine professionals at Invesco Aim Advisors and undergo a rigorous review and approval process to determine whether the proposed counterparty meets established criteria. This process involves a credit analysis of each prospective counterparty to ensure that it meets Invesco Aim Advisors’ internal credit risk requirements, a review of the counterparty’s audited financial statements, credit ratings and clearing arrangements, and a regulatory background check. In addition, all approved counterparties are monitored on an ongoing basis by Invesco Aim Advisors’ credit team and, if they deem a credit situation to be deteriorating, they have the ability to restrict or terminate trading with this counterparty. We do not expect to enter into any hedging transactions to mitigate any risks associated with our repurchase agreement counterparties.
Extensive Strategic Relationships and Experience of our Manager and its Affiliates
     Our Manager and its affiliates, including Invesco Aim Advisors, maintain extensive long-term relationships with other financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks. We believe these relationships will enhance our ability to source, finance and hedge investment opportunities and, thus, enable us to grow in various credit and interest rate environments. In addition, we believe the contacts our Manager and its affiliates (including Invesco Aim Advisors) have with numerous investment grade derivative and lending counterparties will assist us in implementing our financing and hedging strategies.

Disciplined Investment Approach
     We will seek to maximize our risk-adjusted returns through our Manager’s disciplined investment approach, which relies on rigorous quantitative and qualitative analysis. Our Manager will monitor our overall portfolio risk and evaluate the characteristics of our investments in our target assets including, but not limited to, loan balance distribution, geographic concentration, property type, occupancy, periodic and lifetime interest rate caps, weighted-average loan-to-value and weighted-average credit score. In addition, with respect to any particular target asset, our Manager’s investment team evaluates, among other things, relative valuation, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rules recovery of various sectors and vintage of collateral. As a newly organized company with no historical investments, we will build an initial portfolio consisting of currently priced assets and therefore we will likely not be negatively impacted by the recent price declines experienced by many mortgage portfolios. We believe this strategy and our commitment to capital preservation will provide us with a competitive advantage when operating in a variety of market conditions.
Access to Our Manager’s Sophisticated Analytical Tools, Infrastructure and Expertise
     We will utilize our Manager’s proprietary and third-party mortgage-related security and portfolio management tools to seek to generate an attractive net interest margin from our portfolio. We intend to focus on in-depth analysis of the numerous factors that influence our target assets, including: (1) fundamental market and sector review; (2) rigorous cash flow analysis; (3) disciplined security selection; (4) controlled risk exposure; and (5) prudent balance sheet management. We will utilize these tools to guide the hedging strategies developed by our Manager to the extent consistent with satisfying the requirements for qualification as a REIT. In addition, we will use our proprietary technology management platform called QTech to monitor investment risk. QTech collects and stores real-time market data, and integrates markets performance with portfolio holdings and proprietary risk models to measure the risk positions in portfolios. This measurement system portrays overall portfolio risk and its sources. Through the use of the tools described above, we will analyze factors that affect the rate at which mortgage prepayments occur, including changes in the level of interest rates, directional trends in residential and commercial real estate prices, general economic conditions, the locations of the properties securing the mortgage loans and other social and demographic conditions in order to acquire the target assets that we believe are undervalued. We believe that sophisticated analysis of both macro and micro economic factors will enable us to manage cash flow and distributions while preserving capital.
     Our Manager has created and maintains analytical and portfolio management capabilities to aid in security selection and risk management. We intend to capitalize on the market knowledge and ready access to data across our target markets that our Manager and its affiliates obtain through their established platform. We will also benefit from our Manager’s comprehensive finance and administrative infrastructure, including its risk management and financial reporting operations, as well as its business development, legal and compliance teams.
Alignment of Invesco and Our Manager’s Interests
     Concurrently with the completion of this offering, we will complete a private placement in which we will sell      shares of our common stock to Invesco, through our Manager, at $     per share and      OP units to Invesco, through Invesco Investments (Bermuda) Ltd., at $     per unit, for an aggregate investment equal to     % of the gross proceeds raised in this offering, up to $     million. Upon completion of this offering and the concurrent private placement, Invesco, through our Manager, will beneficially own     % of our common stock (or     % if the underwriters fully exercise their option to purchase additional shares). Assuming that all OP units are redeemed for an equivalent number of shares of our common stock, Invesco, through the Invesco Purchaser, would beneficially own     % of our outstanding common stock upon completion of this offering and the concurrent private placement (or     % if the underwriters fully exercise their option to purchase additional shares). We believe that the significant ownership of our common stock by Invesco, through the Invesco Purchaser, will align Invesco and our Manager’s interests with our interests.

Tax Advantages of REIT Qualification
     Assuming that we meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation.
Our Investment Strategy
     We will rely on our Manager’s expertise in identifying assets within our target assets. Our Manager’s investment team has a strong focus on security selection and the relative value of various sectors within the mortgage markets. We expect that the investment team will make investment decisions on our behalf, which will incorporate their views on the economic environment and the outlook for the mortgage market, including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, credit risk, prepayment rates, financing and liquidity, housing prices, deliquencies, default rates, recovery of various sectors and vintage of collateral, subject to maintaining our REIT qualification and our exemption from registration under the 1940 Act.
     Our investment strategy is designed to enable us to:

•	build an investment portfolio consisting of Agency RMBS, non-Agency RMBS, CMBS and mortgage loans that seeks to generate attractive returns while having a moderate risk profile;

•	manage financing, interest, prepayment rate risks and credit risks;

•	capitalize on discrepancies in the relative valuations in the mortgage market;

•	provide regular quarterly distributions to stockholders;

•	qualify as a REIT; and

•	remain exempt from the requirements of the 1940 Act.

     We may change our investment strategy and policies without a vote of our stockholders.
     We intend to elect and qualify to be taxed as a REIT and to operate our business so as to be exempt from registration under the 1940 Act, and therefore we will be required to invest a substantial majority of our assets in loans secured by mortgages on real estate and real estate-related assets. See “—Operating and Regulatory Structure.” Subject to maintaining our REIT qualification and our 1940 Act exemption, we do not have any limitations on the amounts we may invest in our targeted asset class.
Our Target Assets
     Our target assets and the principal assets we expect to acquire in each are as follows:
Agency RMBS
     Agency RMBS are residential mortgage-backed securities for which a U.S. Government agency such as Ginnie Mae, or a federally chartered corporation such as Fannie Mae or Freddie Mac guarantees payments of principal and interest on the securities. Payments of principal and interest on Agency RMBS, not the market value of the securities themselves, are guaranteed. See “—Freddie Mac Gold Certificates,” “—Fannie Mae Certificates” and “—Ginnie Mae Certificates” below.
     Agency RMBS differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates. Instead,

Agency RMBS provide for monthly payments, which consist of both principal and interest. In effect, these payments are a “pass-through” of scheduled and prepaid principal payments and the monthly interest made by the individual borrowers on the mortgage loans, net of any fees paid to the issuers, servicers or guarantors of the securities.
     The principal may be prepaid at any time due to prepayments on the underlying mortgage loans or other assets. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.
     Various factors affect the rate at which mortgage prepayments occur, including changes in the level and directional trends in housing prices, interest rates, general economic conditions, the age of the mortgage loan, the location of the property and other social and demographic conditions. Generally, prepayments on Agency RMBS increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. However, this may not always be the case. We may reinvest principal repayments at a yield that is higher or lower than the yield on the repaid investment, thus affecting our net interest income by altering the average yield on our assets.
     However, when interest rates are declining, the value of Agency RMBS with prepayment options may not increase as much as other fixed income securities. The rate of prepayments on underlying mortgages will affect the price and volatility of Agency RMBS and may have the effect of shortening or extending the duration of the security beyond what was anticipated at the time of purchase. When interest rates rise, our holdings of Agency RMBS may experience reduced returns if the owners of the underlying mortgages pay off their mortgages slower than anticipated. This is generally referred to as extension risk.
     The types of Agency RMBS described below are collateralized by either FRMs, ARMs, or hybrid ARMs. FRMs have an interest rate that is fixed for the term of the loan and do not adjust. The interest rates on ARMs generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid ARMs have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. ARMs and hybrid ARMs generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. Our allocation of our Agency RMBS collateralized by FRMs, ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, expected future prepayment trends, supply and demand, costs of hedging, costs of financing, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We intend to take these factors into account when we make investments.
     In the future our residential portfolio may extend to debentures that are issued and guaranteed by Freddie Mac or Fannie Mae or mortgage-backed securities the collateral of which is guaranteed by Ginnie Mae, Freddie Mac, Fannie Mae or another federally chartered corporation.
     In our Agency RMBS portfolio the types of mortgage pass-through certificates in which we intend to invest or which comprise CMOs in which we intend to invest, are described below.
Mortgage Pass-Through Certificates
     Single-family residential mortgage pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.
CMOs
     CMOs are securities which are structured from U.S. Government agency or federally chartered corporation-backed mortgage pass-through certificates. CMOs receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying mortgage pass-through certificates into different classes of securities. CMOs can have different maturities and different weighted average lives than the underlying mortgage pass-through certificates. CMOs can re-distribute the risk characteristics of mortgage pass-through certificates to better satisfy the demands of various investor types. These risk characteristics would include average life variability, prepayments, volatility, floating versus fixed interest rate and payment and interest rate risk.
Freddie Mac Gold Certificates
     Freddie Mac is a shareholder-owned, federally-chartered corporation created pursuant to an act of Congress on July 24, 1970. The principal activity of Freddie Mac currently consists of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. Freddie Mac guarantees to each holder of Freddie Mac gold certificates the timely payment of interest at the applicable pass-through rate and principal on the holder’s pro rata share of the unpaid principal balance of the related mortgage loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy these obligations, distributions to holders of Freddie Mac certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Freddie Mac certificates.
     Freddie Mac gold certificates are backed by pools of single-family mortgage loans or multi-family mortgage loans. These underlying mortgage loans may have original terms to maturity of up to 40 years. Freddie Mac certificates may be issued under cash programs (composed of mortgage loans purchased from a number of sellers) or guarantor programs (composed of mortgage loans acquired from one seller in exchange for certificates representing interests in the mortgage loans purchased).
Fannie Mae Certificates
     Fannie Mae is a shareholder-owned, federally-chartered corporation organized and existing under the Federal National Mortgage Association Charter Act, created in 1938 and rechartered in 1968 by Congress as a stockholder-owned company. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae guarantees to the registered holder of a certificate that it will distribute amounts representing scheduled principal and interest on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, distributions to holders of Fannie Mae certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Fannie Mae.
     Fannie Mae certificates may be backed by pools of single-family or multi-family mortgage loans. The original term to maturity of any such mortgage loan generally does not exceed 40 years. Fannie Mae certificates may pay interest at a fixed rate or an adjustable rate. Each series of Fannie Mae ARM certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and Fannie Mae’s guarantee fee. The specified index used in different series has included the U.S. Treasury Index, the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed Fannie Mae ARM certificates equal the applicable index rate plus a specified number of percentage points. The majority of series of Fannie Mae ARM certificates issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 1.00% or 2.00% and to a lifetime cap of 5.00% or 6.00% over the initial interest rate.
Ginnie Mae Certificates
     Ginnie Mae is a wholly-owned corporate instrumentality of the United States within HUD. The National Housing Act of 1934 authorizes Ginnie Mae to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the FHA or partially guaranteed by the Department of Veterans Affairs and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guarantee by Ginnie Mae.
     At present, most Ginnie Mae certificates are backed by single-family mortgage loans. The interest rate paid on Ginnie Mae certificates may be a fixed rate or an adjustable rate. The interest rate on Ginnie Mae certificates issued under Ginnie Mae’s standard ARM program adjusts annually in relation to the Treasury index. Adjustments in the interest rate are generally limited to an annual increase or decrease of 1.00% and to a lifetime cap of 5.00% over the initial coupon rate.
     We may, in the future, utilize “to-be-announced” forward contracts, or TBAs, in order to invest in Agency RMBS. Pursuant to these TBAs, we would agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase Agency RMBS through TBAs may be limited by the 75% asset test applicable to REITs. See “U.S. Federal Income Tax Considerations—Asset Tests” and “U.S. Federal Income Tax Considerations—Gross Income Tests.”
Non-Agency RMBS
     Non-Agency RMBS are residential mortgage-backed securities that are not issued or guaranteed by a U.S. Government agency. Like Agency RMBS, non-Agency RMBS represent interests in “pools” of mortgage loans secured by residential real property. To the extent available to us, we may seek to finance our non-Agency RMBS portfolio with financings under the TALF and Legacy Securities Program or with private financing sources. See “—Our Financing Strategy” below.
     Non-Agency RMBS may be AAA rated through unrated. The rating, as determined by one or more of the nationally recognized statistical rating organizations, including Fitch, Inc. Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, indicates the organization’s view of the creditworthiness of the investment. The mortgage loan collateral for non-Agency RMBS generally consists of residential mortgage loans that do not generally conform to the U.S. Government agency underwriting guidelines due to certain factors including mortgage balance in excess of such guidelines, borrower characteristics, loan characteristics and level of documentation.
Residential Mortgage Loans
     Residential mortgage loans are loans secured by residential real properties. We generally expect to focus our residential mortgage loan acquisitions on the purchase of loan portfolios made available to us under the Legacy Loan Program. See “—Our Financing Strategy” below. We expect that the residential mortgage loans we acquire will be first lien, single-family FRMs, ARMs and Hybrid ARMs with original terms to maturity of not more than 40 years and that are either fully amortizing or are interest-only for up to ten years, and fully amortizing thereafter.
Prime and Jumbo Mortgage Loans
     Prime mortgage loans are mortgage loans that generally conform to U.S. Government agency underwriting guidelines. Jumbo prime mortgage loans are mortgage loans that generally conform to U.S. Government agency underwriting guidelines except that the mortgage balance exceeds the maximum amount permitted by U.S. Government agency underwriting guidelines.
Alt-A Mortgage Loans
     Alt-A mortgage loans are mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to U.S. Government agency underwriting guidelines, but whose borrower characteristics may. Generally, Alt-A mortgage loans allow homeowners to qualify for a mortgage loan with reduced or alternate forms of documentation. The credit quality of Alt-A borrowers generally exceeds the credit quality of subprime borrowers.

Subprime Mortgage Loans
     Subprime mortgage loans are loans that do not conform to U.S. Government agency underwriting guidelines.
CMBS
     CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by commercial mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, apartments, nursing homes and senior living facilities. To the extent available to us, we may seek to finance our CMBS portfolio with financings under the TALF and Legacy Securities Program or with private financing sources. See “—Our Financing Strategy” below.
     CMBS are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income to make specified interest and principal payments on such tranches. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. The credit quality of CMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as the following: the principal amount of loans relative to the value of the related properties; the mortgage loan terms, such as amortization; market assessment and geographic location; construction quality of the property; and the creditworthiness of the borrowers.
Commercial Mortgage Loans
     We generally expect to focus our commercial mortgage loan acquisitions on the purchase of loan portfolios made available to us under the Legacy Loan Program. See “—Our Financing Strategy” below.
First and Second Lien Loans
     Commercial mortgage loans are mortgage loans secured by first or second liens on commercial properties such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, apartments, nursing homes and senior living facilities. These loans, which tend to range in term from five to 15 years, can carry either fixed or floating interest rates. They generally permit pre-payments before final maturity but only with the payment to the lender of yield maintenance pre-payment penalties. First lien loans represent the senior lien on a property while second lien loans or second mortgages represent a subordinate or second lien on a property.
B-Notes
     A B-Note, unlike a second mortgage loan, is part of a single larger commercial mortgage loan, with the other part evidenced by an A-Note, which are evidenced by a single commercial mortgage. The holder of the A-Note and B-Note enter into an agreement which sets forth the respective rights and obligations of each of the holders. The terms of the agreement provide that the holder of the A-Note has a priority of payment over the holder of the B-Note. A loan evidenced by a note which is secured by a second mortgage is a separate loan and the holder has a direct relationship with the borrower. In addition, unlike the holder of a B-Note, the holder of the loan would also be the holder of the mortgage. The holder of the second mortgage loan typically enters into an intercreditor agreement with the holder of the first mortgage loan which sets forth the respective rights and obligations of each of the holders, similar in substance to the agreement that is entered into between the holder of the A-Note and the holder of the B-Note. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but typically are subordinated in recovery upon a default.
Bridge Loans
     Bridge loans tend to be floating rate whole loans made to borrowers who are seeking short-term capital (with terms of up to five years) to be used in the acquisition, construction or redevelopment of a property. This type of bridge financing enables the borrower to secure short-term financing while improving the property and avoid burdening it with restrictive long-term debt.
Mezzanine Loans
     Mezzanine loans are generally structured to represent senior positions to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. These loans are generally secured by pledges of ownership interests, in whole or in part, in entities that directly or indirectly own the real property. At times, mezzanine loans may be secured by additional collateral, including letters of credit, personal guarantees, or collateral unrelated to the property. Mezzanine loans may be structured to carry either fixed or floating interest rates as well as carry a right to participate in a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan. Mezzanine loans may also contain prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns to the lender. Mezzanine loans usually have maturities that match the maturity of the related mortgage loan but may have shorter or longer terms.
Investment Methods
     We may, in the future, utilize TBAs in order to invest in Agency RMBS. Pursuant to these TBAs, we would agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase Agency RMBS through TBAs may be limited by the 75% asset test applicable to REITs. See “U.S. Federal Income Tax Considerations—Asset Tests” and “U.S. Federal Income Tax Considerations—Gross Income Tests.”
Investment Sourcing
     We expect our Manager to take advantage of the broad network of relationships it and Invesco have established to identify investment opportunities, although Invesco has indicated to us that it expects that we will be the only publicly traded REIT advised by our Manager or Invesco and its subsidiaries whose investment strategy is to invest substantially all of its capital in our target assets. Our Manager and its affiliates, including Invesco Aim Advisors, have extensive long-term relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks.
     Investing in, and sourcing financing for, Agency RMBS, non-Agency RMBS, CMBS and mortgage loans is highly competitive. Although our Manager competes with many other investment managers for profitable investment opportunities in fixed-income asset classes and related investment opportunities and sources of financing, we believe that a combination of our Manager’s experience, together with the vast resources and relationships of Invesco, provide us with a significant advantage in identifying and capitalizing on attractive opportunities.
Investment Guidelines
     Our board of directors has adopted the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the 1940 Act;

•	our assets will be invested within our target assets; and

•	until appropriate investments can be identified, our Manager may invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT.

     These investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders.
Investment Committee
     Our Manager has an Investment Committee comprised of its officers and investment professionals. The Investment Committee will periodically review our investment portfolio and its compliance with our investment policies and procedures, including these investment guidelines, and provide to our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, our board of directors also will review our investment portfolio and its compliance with our investment policies and procedures, including these investment guidelines. For a description of the members comprising the Investment Committee, see “Our Manager and The Management Agreement—Investment Committee,” and “Management.”
Investment Process
     We expect our investment process will benefit from our Manager’s resources and professionals. Moreover our Manager’s Investment Committee will oversee our investment guidelines and will meet periodically, at least every quarter, to discuss investment opportunities.
     The investment team has a strong focus on security selection and on the relative value of various sectors within the mortgage market. Our Manager will utilize this expertise to build a diversified portfolio of Agency RMBS, non-Agency RMBS and CMBS. Our Manager will incorporate its views on the economic environment and the outlook for the mortgage market including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity, housing prices, deliquencies, default rates, recovery of various sectors and vintage of collateral.
     Our investment process will include sourcing and screening of investment opportunities, assessing investment suitability, conducting interest rate and prepayment analysis, evaluating cash flow and collateral performance, reviewing legal structure and servicer and originator information and investment structuring, as appropriate, to seek an attractive return commensurate with the risk we are bearing. Upon identification of an investment opportunity, the investment will be screened and monitored by our Manager to determine its impact on maintaining our REIT qualification and our exemption from registration under the 1940 Act. We will seek to make investments in sectors where our Manager has strong core competencies and where we believe market risk and expected performance can be reasonably quantified.
     Our Manager evaluates each one of our investment opportunities based on its expected risk-adjusted return relative to the returns available from other, comparable investments. In addition, we evaluate new opportunities based on their relative expected returns compared to our comparable securities held in our portfolio. The terms of any leverage available to us for use in funding an investment purchase are also taken into consideration, as are any risks posed by illiquidity or correlations with other securities in the portfolio. Our Manager also develops a macro outlook with respect to each target asset class by examining factors in the broader economy such as GDP, interest rates, unemployment rates and availability of credit, among other things. Our Manager also analyzes fundamental trends in the relevant target asset class sector to adjust/maintain its outlook for that particular target asset class. Views on a particular target asset class are recorded in our Manager’s QTech system. These macro decisions guide our Manager’s assumptions regarding model inputs and portfolio allocations among target assets. Additionally, our Manager conducts extensive diligence with respect to each target asset class by, among other things, examining and monitoring the capabilities and financial wherewithal of the parties responsible for the origination, administration and servicing of relevant target assets.
     Additionally, through our Manager’s WL Ross subsidiary and our Invesco’s in-house real estate team, we will have access to broad and deep teams of experienced investment professionals in real estate and distressed investing. Through these teams, we will have real time access to research and data on the mortgage and real estate industries. Having in-house access to these resources and expertise provides us with a competitive advantage over other companies investing in our target assets who have less internal resources and expertise.

Our Financing Strategy
     We intend to employ prudent leverage to increase potential returns to our stockholders and to fund the acquisition of our target assets. Our income will be generated primarily by the net spread between the income we earn on our investments in our target assets and the cost of our financing and hedging activities. Although we are not required to maintain any particular leverage ratio, the amount of leverage we will deploy for particular investments in our target assets will depend upon our Manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the assets in our investment portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and residential and commercial mortgage-related markets, our outlook for the level, slope, and volatility of interest rates, the credit quality of the loans we acquire, the collateral underlying our Agency RMBS, non-Agency RMBS and CMBS, and our outlook for asset spreads relative to the LIBOR curve.
     We expect, initially, that we may deploy, on a debt-to-equity basis, up to seven to eight times leverage on our Agency RMBS assets. In addition, initially we do not expect under current market conditions to deploy leverage on our non-Agency RMBS, CMBS and mortgage loan assets, except in conjunction with financings that may be available to us under programs established by the U.S. Government. For these asset classes, we expect to use approximately            to            times leverage pursuant to the U.S. Government programs.
     Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we expect to use a number of sources to finance our investments. Initially, we expect our primary financing sources to include repurchase agreements and, to the extent available to us, fundings under programs established by the U.S. Government such as the PPIP and the TALF or private financing sources.
     Descriptions of the types of financings we expect to employ are described in more detail below.
Repurchase Agreements
     Repurchase agreements are financings pursuant to which we will sell our target assets to the repurchase agreement counterparty, the buyer, for an agreed upon price with the obligation to repurchase these assets from the buyer at a future date and at a price higher than the original purchase price. We expect to use repurchase agreements primarily to finance the purchase of our Agency RMBS portfolio. The amount of financing we will receive under a repurchase agreement is limited to a specified percentage of the estimated market value of the assets we sell to the buyer. The difference between the sale price and repurchase price is the interest expense of financing under a repurchase agreement. Under repurchase agreement financing arrangements, the buyer, or lender, could require us to provide additional cash collateral to re-establish the ratio of value of the collateral to the amount of borrowing. In the current economic climate, we believe that the lender generally will advance a borrower approximately 90% to 95% of the market value of the securities financed (meaning a 5% to 10% haircut). A significant decrease in advance rate or an increase in the haircut could result in the borrower having to sell securities in order to meet any additional margin requirements by the lender, regardless of market condition. We expect to mitigate our risk of margin calls by employing a prudent amount of leverage that is below what could be used under current advance rates.
     Invesco Aim Advisors has been active in the repurchase agreement lending market since 1980 and currently has master repurchase agreements in place with a number of counterparties. At March 31, 2009, Invesco Aim Advisors had provided repurchase agreement financing to these counterparties equal to approximately $20.7 billion.
     We plan to leverage our Manager’s and its affiliates’ existing relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, commercial banks and other repurchase agreement counterparties to execute repurchase agreements for our Agency RMBS portfolio concurrently with or shortly after the closing of this offering.
     To the extent that we invest in Agency RMBS through TBAs in the future, we may enter into dollar roll transactions using TBAs in which we would sell a TBA and simultaneously purchase a similar, but not identical,

TBA. Our ability to enter into dollar roll transactions with respect to TBAs may be limited by the 75% gross income test applicable to REITs. See “U.S. Federal Income Tax Considerations—Gross Income Tests.”
Government Financing
      To the extent available to us, we may seek to finance our non-Agency RMBS and CMBS portfolios with financings under the TALF and the Legacy Securities Program. We also expect to focus our residential and commercial mortgage loan acquisitions on the purchase of loan portfolios made available to us under the Legacy Loan Program. A description of the financing that may be made available to us under these programs is set forth below. There can be no assurance that we will be eligible to participate in these programs or, if we are eligible, that we will be able to utilize them successfully or at all.
The Term Asset-Backed Securities Lending Facility
     In response to the severe dislocation in the credit markets, the U.S. Treasury and the Federal Reserve jointly announced the establishment of the TALF on November 25, 2008. The TALF is designed to increase credit availability and support economic activity by facilitating renewed securitization activities. Under TALF 1.0, the FRBNY makes non-recourse loans to borrowers to fund their purchase of ABS collateralized by certain assets such as student loans, auto loans and leases, floor plan loans, credit card receivables, receivables related to residential mortgage services advances, equipment loans and leases and loans guaranteed by the SBA. Under TALF 1.0, the FRBNY announced its intention to lend up to $200 billion to certain holders of TALF-eligible ABS. Any U.S. company that owns TALF-eligible ABS may borrow from the FRBNY under TALF, provided that the company maintains an account relationship with a primary dealer. TALF 1.0 is presently expected to run through December 31, 2009.
     On March 23, 2009, the U.S. Treasury announced preliminary plans to expand the TALF to include non-Agency RMBS that were originally rated AAA and outstanding CMBS that are rated AAA. On May 1, 2009, the Federal Reserve published the terms for the expansion of TALF to CMBS and announced that, beginning in June 2009, up to $100 billion of TALF loans will be available to finance purchases of eligible CMBS. In this publication, the Federal Reserve stated that, to be eligible for TALF funding, the following conditions must be satisfied with respect to the CMBS:

•	The CMBS must be collateralized by first-priority mortgage loans or participations therein that are current in payment at the time of securitization;

•	The underlying mortgage loans must be fixed-rate loans that do not provide for interest-only payments during any part of their term;

•	The underlying mortgage loans must be secured by one or more income-generating commercial properties located in the United States or one of its territories;

•	The CMBS must be issued on or after January 1, 2009 and the underlying mortgage loans must have been originated on or after July 1, 2008;

•	The underwriting for the CMBS must be prepared generally on the basis of then-current in-place, stabilized and recurring net operating income and then-current property appraisals;

•	The CMBS collateralizing the TALF borrowing must have a credit rating in the highest long-term investment-grade rating category, without the benefit of third party credit support, from at least two CMBS eligible national rating agencies;

•	The CMBS must entitle its holders to payments of principal and interest (that is, must not be an interest-only or principal-only security);

•	The CMBS must bear interest at a pass-through rate that is fixed or based on the weighted average of the underlying fixed mortgage rates;

•	The CMBS collateralizing the TALF borrowing must not be junior to other securities with claims on the same pool of loans; and

•	Control over the servicing of the underlying mortgage loans must not be held by investors in a subordinate class of the CMBS once the principal balance of that class is reduced to less than 25% of its initial principal balance as a result of both actual realized losses and “appraisal reduction amounts”.

     The Federal Reserve also described the following terms for CMBS collateralized TALF loans:

•	Each TALF loan secured by CMBS will have a three-year maturity or five-year maturity, at the election of the borrower;

•	A three-year TALF loan will bear interest at a fixed rate per annum equal to 100 basis points over the three-year LIBOR swap rate. A five-year TALF loan is expected to bear interest at a fixed rate per annum equal to 100 basis points over the five-year LIBOR swap rate;

•	The collateral haircut for each CMBS with an average life of five years or less will be 15%. For CMBS with average lives beyond five years, collateral haircuts will increase by one percentage point for each additional year of average life beyond five years. No CMBS may have an average life beyond ten years;

•	Any remittance of principal on the CMBS must be used immediately to reduce the principal amount of the TALF loan in proportion to the TALF advance rate;

•	The loans will be non-recourse to the borrower, unless the borrower breaches its representations, warranties or covenants;

•	The loans will be exempt from margin calls related to a decrease in the underlying collateral value;

•	The loans are pre-payable in whole or in part at the option of the borrower, and generally prohibit collateral substitutions; and

•	A TALF borrower must agree not to exercise or refrain from exercising any voting, consent or waiver rights under a CMBS without the consent of the FRBNY.

     The initial CMBS subscription date is expected to be in late June. The subscription and settlement cycle for CMBS will occur in the latter part of each month.
     We believe that the expansion of the TALF to include highly rated CMBS may provide us with attractively priced non-recourse term borrowings that we could use to purchase newly created CMBS that are eligible for funding under this program. However, the TALF has not yet been expanded to cover other legacy CMBS, including CMBS created prior to January 1, 2009. In addition, to date, neither the FRBNY nor the U.S. Treasury has announced how the TALF will be expanded to cover non-Agency RMBS. We believe that once so expanded, the TALF may provide us with attractively priced non-recourse term borrowing facilities that we can use to purchase legacy CMBS and RMBS. However, there can be no assurance that the TALF will be expanded to include these asset classes and, if so expanded, that we will be able to utilize it successfully or at all.

The Public-Private Investment Program
     On March 23, 2009, the U.S. Treasury, in conjunction with the FDIC and the Federal Reserve, announced the establishment of the PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate-related assets off of the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. The PPIP is expected to be $500 billion to $1 trillion in size and has two primary components: the Legacy Securities Program and the Legacy Loan Program.
     Under the Legacy Securities Program, Legacy Securities PPIFs will be established to purchase from financial institutions certain non-Agency RMBS and CMBS that were originally rated in the highest rating category by one or more of the National recognized statistical rating organizations. The U.S. Treasury will invest up to 50% of the equity capital raised for each PPIP and will also provide attractively priced secured non-recourse loans in an aggregate amount of up to 50% of the PPIP’s total equity capital so long as the PPIP’s private investors do not have voluntary withdrawal rights. In addition, the U.S. Treasury will consider requests for debt financing of up to 100% of a PPIP’s total equity capital, subject to restrictions on asset level leverage, withdrawal rights, disposition priorities and other factors to be developed by the U.S. Treasury. Loans made by the U.S. Treasury to any PPIP will accrue interest at an annual rate to be determined by the U.S. Treasury and will be payable in full on the date of termination of the PPIP. The equity and debt financing under the Legacy Securities Program is available to Legacy Securities PPIFs managed by investment managers who have been selected as a Legacy Securities PPIF asset manager under the program. An affiliate of our Manager has applied to serve as one of the investment managers for the Legacy Securities Program. There can be no assurance that this affiliate will be selected for this role.
     To the extent available to us, we may seek to finance our non-Agency RMBS and CMBS portfolios with financings under the Legacy Securities Program. We may participate as an equity investor in one or more Legacy Securities PPIFs that will be established and managed by our Manager or one of its affiliates if their application to serve as one of the investment managers for the Legacy Securities Program is accepted by the U.S. Treasury, or in other Legacy Securities PPIFs established and managed by third parties. Our equity investment will be approved by our board of directors, including a majority of our independent directors, and is expected to be on terms in the PPIP. Such terms have not as yet been established. In our management agreement, our Manager has agreed to waive any base management fee payable in respect of any equity investment we may decide to make in a Legacy Securities or Legacy Loan PPIF if managed by our Manager or any of its affiliates.
     Under the Legacy Loan Program, Legacy Loan PPIFs will be established to purchase troubled loans (including residential and commercial mortgage loans) from insured depository institutions. In the loan sales, assets will be priced through an auction process to be established under the program. For a bid to be considered in the auction process, the bid must be accompanied by a refundable cash deposit for 5% of the bid value. The Legacy Loan PPIF will be able to fund the asset purchase through the issuance of senior notes issued by the Legacy Loan PPIF. The notes will be collateralized by PPIP assets and guaranteed by the FDIC in exchange for a debt guarantee fee. The amount of the purchase price that can be funded through the issuance of these notes will vary from transaction to transaction based on standards to be established by the FDIC, but is not expected to exceed six times the amount of equity used by the PPIP to fund the acquisition. It is expected that financing terms and leverage ratios for fundings will be established and disclosed to potential investors prior to bid submission in Legacy Loan Program auctions.
     The U.S. Treasury will also provide up to 50% of the equity capital financing for each Legacy Loan PPIF. As required by the EESA, the U.S. Treasury will receive warrants in the transaction. The terms and amounts of such warrants have not yet been determined.
     Legacy Loan PPIFs, through their investment manager, will control and manage their asset pools within parameters pre-established by the FDIC and the U.S. Treasury, with reporting to and oversight by the FDIC. Legacy Loan PPIFs must agree to waste, fraud and abuse protections and will be required to make certain representations, warranties and covenants regarding the conduct of their business and compliance with applicable law. They must also provide information to the FDIC in performance of its oversight role.
     We may acquire residential and commercial mortgage loans with financing under the Legacy Loan Program. We anticipate that we would participate as an equity investor in one or more Legacy Loan PPIFs that will be established and managed by our Manager or one of its affiliates. Our equity investment will be approved by our board of directors, including a majority of our independent directors and is expected to be on terms that are no less favorable to us than those made available to other third party institutional investors in the PPIP. However, to date such terms have not yet been established. In our management agreement, our Manager has agreed to waive any base management fee payable in respect of any equity investment we may decide to make in any Legacy Securities or Legacy Loan PPIF if managed by our Manager or any of its affiliates.
Other Financing
     Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we may in the future use other funding sources to acquire our assets, including warehouse facilities, securitizations and other secured and unsecured forms of borrowing. We may also need to use repurchase agreement financings for target assets in addition to Agency RMBS.
Risk Management
     As part of our risk management strategy, our Manager will actively manage the financing, interest rate, credit risk, prepayment and convexity risks associated with holding a portfolio of our target assets.
Interest Rate Hedging
     Subject to maintaining our qualification as a REIT, we intend to engage in a variety of interest rate management techniques that seek on one hand to mitigate the influence of interest rate changes on the values of some of our assets, and on the other hand help us achieve our risk management objective. Under the U.S. federal income tax laws applicable to REITs, we generally will be able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from interest rate hedges that do not meet this requirement and other non-qualifying income must not exceed 25% of our gross income.
     Subject to maintaining our qualification as a REIT, we intend to engage in a variety of interest rate management techniques that seek on one hand to mitigate the influence of interest rate changes on the values of some of our assets and on the other hand help us achieve our management objective. We intend to utilize derivative financial instruments, including, among others, puts and calls on securities or indices of securities, interest rate swaps, interest rate caps, interest rate swaptions, exchange-traded derivatives, U.S. Treasury securities and options on U.S. Treasury securities and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. Specifically, we will seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will be to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing. We will rely on our Manager’s expertise to manage these risks on our behalf.
     The U.S. federal income tax rules applicable to REITs, may require us to implement certain of these techniques through a TRS that is fully subject to U.S. federal corporate income taxation.
Market Risk Management
     Risk management is an integral component of our strategy to deliver returns to our stockholders. Because we will invest in MBS, investment losses from prepayment, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to stockholders. In addition, because we will employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins will be dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. To minimize the risks to our portfolio, we will actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our Manager’s risk management tools include software and services licensed or purchased from third parties, in addition to proprietary software and analytical methods developed by Invesco. There can be no guarantee that these tools will protect us from market risks.
Policies With Respect to Certain Other Activities
     If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.
     In addition, we may borrow money to finance the acquisition of investments. We intend to use traditional forms of financing, such as repurchase agreements. We also may utilize structured financing techniques to create attractively priced non-recourse financing at an all-in borrowing cost that is lower than that provided by traditional sources of financing and that provide long-term, floating rate financing. Our investment guidelines and our portfolio and leverage are periodically reviewed by our board of directors as part of their oversight of our Manager.
     As of the date of this prospectus, we do not intend to offer equity or debt securities in exchange for property. We have not in the past but may in the future repurchase or otherwise reacquire our shares.
     As of the date of this prospectus, we do not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities.
     We engage in the purchase and sale of investments. We have not in the past but may in the future make loans to third parties in the ordinary course of business for investment purposes. As of the date of this prospectus, we do not intend to underwrite the securities of other issuers.
     We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and file quarterly reports with the SEC containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.
     Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.
Operating and Regulatory Structure
REIT Qualification
     We intend to elect to qualify as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2009. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.
     So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.
1940 Act Exemption
     We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. The company is organized as a holding company that conducts its businesses primarily through the operating partnership. Both the company and the operating partnership intend to conduct their operations so that they do not come within the definition of an investment company because less than 40% of the value of their total assets on an unconsolidated basis will consist of “investment securities.” The securities issued to our operating partnership by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities the operating partnership may own, may not have a value in excess of 40% of the value of the operating partnership’s total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe neither the company nor the operating partnership will be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because it will not engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly-owned or majority-owned subsidiaries, the company and the operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.
     If the value of our operating partnership’s investments in its subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities it owns, exceeds 40% of its total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we may have to register under the 1940 Act and could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.
     We expect IAS Asset I LLC to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition, certain of the operating partnership’s other subsidiaries that we may form in the future also may qualify for the Section 3(c)(5)(C) exemption. This exemption generally requires that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets and 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency RMBS that the SEC staff in various no-action letters has determined are the functional equivalent of mortgage loans for the purposes of the 1940 Act. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exemption from registration for each of these subsidiaries.
     We may in the future organize special purpose subsidiaries that will borrow under the TALF. We anticipate that some of these subsidiaries may be organized to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. To the extent that we organize subsidiaries that rely on Rule 3a-7 for an exemption from the 1940 Act, these subsidiaries will need to comply with the restrictions contained in this Rule. In general, Rule 3a-7 exempts from the 1940 Act issuers that limit their activities as follows:

•	the issuer issues securities the payment of which depends primarily on the cash flow from “eligible assets,” which include many of the types of assets that we expect to acquire in our TALF fundings, that by their terms convert into cash within a finite time period;

•	the securities sold are fixed-income securities rated investment grade by at least one rating agency (fixed-income securities which are unrated or rated below investment grade may be sold to institutional accredited investors and any securities may be sold to “qualified institutional buyers” and to persons involved in the organization or operation of the issuer);

•	the issuer acquires and disposes of eligible assets (1) only in accordance with the agreements pursuant to which the securities are issued, (2) so that the acquisition or disposition does not result in a downgrading of the issuer’s fixed-income securities and (3) the eligible assets are not acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; and

•	unless the issuer is issuing only commercial paper, the issuer appoints an independent trustee, takes reasonable steps to transfer to the trustee an ownership or perfected security interest in the eligible assets, and meets rating agency requirements for commingling of cash flows.

     In addition, in certain circumstances, compliance with Rule 3a-7 may also require that the indenture governing the subsidiary include additional limitations on the types of assets the subsidiary may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur, and on the level of transactions that may occur.
     As a result, we expect that IAS Asset I LLC and most of our other majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the 1940 Act. Consequently, we expect that our interests in these subsidiaries (which we expect will constitute a substantial majority of our assets) will not constitute “investment securities.” Consequently, we expect to be able to conduct our operations so that we are not required to register as an investment company under the 1940 Act.
     Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain ABS and real estate companies or in assets not related to real estate.
Competition
     Our net income will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring our target assets, we will compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Conditions.” In addition, there are numerous REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of mortgage assets suitable for purchase. Many of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Conditions.”
     In the face of this competition, we expect to have access to our Manager’s professionals and their industry expertise, which may provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. We expect that these relationships will enable us to compete more effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, not having a legacy portfolio may also enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related to Our Investments—We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these securities.”
Staffing
     We will be managed by our Manager pursuant to the management agreement between our Manager and us. All of our officers are employees of Invesco. Upon completion of this offering, we will have officers but no employees. See “Our Manager and The Management Agreement—Management Agreement.”
Legal Proceedings
     Neither we nor, to our knowledge, our Manager is currently subject to any legal proceedings which we or our Manager consider to be material.

MANAGEMENT
Our Directors, Director Nominees and Executive Officers
     Currently, we have two directors. Upon completion of the offering, our board of directors will be comprised of five members. Our directors will each be elected to serve a term of one year. Our board of directors has determined that each of our director nominees satisfy the listing standards for independence of the NYSE. Our Bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our Bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15.
     The following sets forth certain information with respect to our directors, director nominees, executive officers and other key personnel:

Name	Age	Position Held with Us
G. Mark Armour	55	Director
Karen Dunn Kelley	48	Director
James S. Balloun	71	Director Nominee
John S. Day	60	Director Nominee
Neil Williams	73	Director Nominee
Richard J. King	50	President and Chief Executive Officer
John Anzalone	44	Chief Investment Officer
Donald R. Ramon	45	Chief Financial Officer
Robson J. Kuster*	35	Head of Research
Jason Marshall*	34	Portfolio Manager

*	Messrs. Kuster and Marshall are not our executive officers; they are key personnel of our Manager.
     Set forth below is biographical information for our directors, director nominees, executive officers and other key personnel.
Directors and Director Nominees
     G. Mark Armour, Director. Mr. Armour is the Chief Executive Officer, President and a Director of our Manager. Mr. Armour is also the Senior Managing Director and Head of Invesco’s Worldwide Institutional business, positions he has held since January 2007. Mr. Armour was previously the Head of Sales & Client Service for the Worldwide Institutional business. He was Chief Executive Officer of Invesco Australia from September 2002 until July 2006. Prior to joining Invesco, Mr. Armour held significant leadership roles in the funds management business, both in Australia and Hong Kong. He previously served as Chief Investment Officer for ANZ Investments and spent almost 20 years with the National Mutual/AXA Australia Group, where he was Chief Executive, and Funds Management from 1998 to 2000. Mr. Armour graduated with honors with a Bachelor of Economics from La Trobe University in Melbourne, Australia.
     Karen Dunn Kelley, Director. Ms. Dunn Kelley is the Chief Executive Officer of Invesco Worldwide Fixed Income, with responsibility for its fixed income and cash management business and is also a member of Invesco’s Executive Management and Worldwide Institutional Strategy Committees. She is President and Principal Executive Officer of Short-Term Investments Trust and Aim Treasurer’s Series Trust and serves on the board of directors for the Short-Term Investments Company (Global Services) plc and Aim Global Management Company, Ltd. Ms. Dunn Kelley joined Invesco Aim Management Group, Inc. in 1989 as a money market Portfolio Manager. Ms. Dunn Kelley has been in the investment business since 1982. Ms. Dunn Kelley graduated magna cum laude with a Bachelor of Science from Villanova University, College of Commerce and Finance.
     James S. Balloun, Director Nominee. Mr. Balloun will serve as a non-executive director of our Company and as Chairman of the Compensation Committee. Mr. Balloun was previously the Chairman and Chief Executive Officer of Acuity Brands, Inc. from November 2001 until his retirement in September 2004 and was the Chairman,

President and Chief Executive Officer of National Services Industries, Inc. prior to National Services Industries, Inc.’s spin-off of Acuity Brands in November 2001. Prior to joining National Services Industries, Inc., Mr. Balloun was with McKinsey & Company, Inc. from 1965 to 1996. Mr. Balloun is on the board of directors of Radiant Systems, Inc. where he is the Chairman of the Nominating and Corporate Governance Committee, Enzymatic Deinking Technologies, LLC and Unisen/StarTrac. Mr. Balloun received a Bachelor of Science from Iowa State University and a Master of Business Administration from Harvard Business School.
     John S. Day, Director Nominee. Mr. Day will serve as a non-executive director of our Company and as Chairman of the Audit Committee. Mr. Day was previously with Deloitte & Touche LLP from 2002 until his retirement in December 2005. Prior to joining Deloitte & Touche LLP, Mr. Day was with Arthur Andersen LLP from 1976 to 2002. Mr. Day serves on the board of directors of Force Protection, Inc., where he is the Chairman of the Audit Committee, and Lenbrook Square Foundation, Inc. Mr. Day received a Bachelor of Arts from the University of North Carolina and a Master of Business Administration from Harvard Business School.
     Neil Williams, Director Nominee. Mr. Williams will serve as a non-executive director of our Company and as Chairman of the Nominating and Governance Committee. Mr. Williams was previously the general counsel of Invesco from 1999 to 2002. Mr. Williams was a partner of Alston & Bird LLP from 1965 to 1999 where he was managing partner from 1984 through 1996. Mr. Williams serves on the board of directors of Acuity Brands, Inc. where he is the Chairman of the Governance Committee and on the board of directors of Printpack, Inc. Mr. Williams received a Bachelor of Arts in 1958 and a J.D. in 1961 from Duke University.
Executive Officers
     Richard J. King, CFA, President and Chief Executive Officer. Mr. King is our President and Chief Executive Officer. He is also a member of the Invesco Worldwide Fixed Income senior management team, and is the Head of Fixed Income Investment, contributing 24 years of fixed income investment expertise. Mr. King joined Invesco in 2000 and has held positions as Senior Portfolio Manager and Product Manager for Core and Core Plus, Head of the Structured Team, and Head of Portfolio Management, leading a team responsible for portfolio management of all investment-grade domestic fixed income portfolios. Prior to Invesco, Mr. King spent two years as Head of Fixed Income at Security Management, and ten years with Criterion Investment Management, where he served as Chairman of the Core Sector Group. He also served as Managing Director and Portfolio Manager with Bear Stearns Asset Management. Starting in 1984, he spent four years with Ohio PERS as an Investment Analyst, with the responsibility of analyzing and trading corporate bonds and mortgage-backed securities. Mr. King began his career in 1981, as an auditor for Touche Ross & Co. Mr. King received a Bachelor of Science in Business Administration from Ohio State University. Mr. King is a Chartered Financial Analyst.
     John M. Anzalone, CFA, Chief Investment Officer. Mr. Anzalone is our Chief Investment Officer. He is also a Senior Director and Head of Research & Trading, Mortgage-Backed Securities for our Manager. Mr. Anzalone joined Invesco’s Fixed Income Division in 2002. As the Head of the MBS group, he is responsible for the application of investment strategy across portfolios consistent with client investment objectives and guidelines. Additionally, the MBS team is responsible for analyzing and implementing investment actions in the residential and commercial mortgage-backed securities sectors. Mr. Anzalone began his investment career in 1992 at Union Trust. In 1994 he moved to AgriBank, FCB, where he served as a Senior Trader for six years. Mr. Anzalone is also a former employee of Advantus Capital Management where he was a Senior Trader responsible for trading mortgage-backed, asset-backed and commercial mortgage securities. Mr. Anzalone received a Bachelor of Arts in Economics from Hobart College and a Master of Business Administration from the Simon School at the University of Rochester. Mr. Anzalone is a Chartered Financial Analyst.
     Donald R. Ramon, Chief Financial Officer. Mr. Ramon is our Chief Financial Officer. Mr. Ramon has 22 years of banking and financial institution experience which includes five years working directly with mortgage REITs. Mr. Ramon began his career in 1986 with SunTrust Banks, Inc. where he held several accounting and internal audit positions over 13 years, including two years as the Senior Financial Officer for numerous private mortgage REITs. From 1999 to 2005, Mr. Ramon worked for GE Capital Corporation, overseeing their U.S. banking operations. In addition, Mr. Ramon spent two years as Chairman of the Board, Chief Executive Officer and President of GE Money Bank and Monogram Credit Card Bank of Georgia and four years as Chief Financial Officer for the same. From 2005 to 2008, Mr. Ramon was SVP and Controller of HomeBanc Corp., a publicly held mortgage REIT that filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in August 2007. In 2008, Mr. Ramon was named Acting Chief Executive Officer and Chief Financial Officer. Mr. Ramon received a bachelor’s degree in Accounting from the University of South Florida. Mr. Ramon is a Certified Public Accountant.
Other Key Personnel
     Robson J. Kuster, CFA, Head of Research. Mr. Kuster is our Head of Research. He is also the Head of Structured Securities Research for Invesco Worldwide Fixed Income. Mr. Kuster is responsible for overseeing all structured securities positions across stable value and total return platforms and is supported by a team of seasoned analysts. Additionally, he is closely involved in all structured product development efforts. Mr. Kuster provides the bias decision for mortgage-backed securities and subordinate asset-backed securities which drive long-term positioning across all worldwide fixed income product lines. Prior to joining Invesco in 2002, Mr. Kuster served as a Credit Analyst with Bank One Capital Markets, which he joined in 2000. Mr. Kuster received a Bachelor of Arts in both Economics and American History from Cornell College and a Master of Business Administration from DePaul University. Mr. Kuster is a Chartered Financial Analyst.
     Jason Marshall, Portfolio Manager. Mr. Marshall is our Portfolio Manager. Mr. Marshall is also a Portfolio Manager on Invesco’s structured team with a focus in the mortgage-backed sector. He is responsible for providing expertise for the mortgage-related focus products and working collectively with the structured team to implement strategies throughout the fixed income platform. Prior to joining Invesco, Mr. Marshall worked for PNC Financial Services Group, Inc., which he joined in 1997. He was most recently Vice President of Portfolio Management, responsible for the trading and strategic implementation of the firm’s large mortgage-backed securities portfolio. Mr. Marshall received his Bachelor of Science in Finance from Indiana University of Pennsylvania and a Master of Business Administration with a concentration in Finance from Duquesne University.
Corporate Governance — Board of Directors and Committees
     Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines described under “Business—Investment Guidelines” for our Manager to follow in its day-to-day management of our business. A majority of our board of directors is “independent,” as determined by the requirements of the NYSE and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.
     Upon completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.
Audit Committee
     The audit committee will comprise Messrs. Balloun, Day and Williams, each of whom will be an independent director and “financially literate” under the rules of the NYSE. Mr. Day will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the SEC.
     The committee assists the board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and independent auditor.

     The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.
Compensation Committee
     The compensation committee will comprise Messrs. Balloun, Day and Williams, each of whom will be an independent director. Mr. Balloun will chair our compensation committee.
     The principal functions of the compensation committee will be to:

•	review and approve on an annual basis the corporate goals and objectives relevant to Chief Executive Officer compensation, if any, evaluate our Chief Executive Officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our Chief Executive Officer based on such evaluation;

•	review and oversee management’s annual process, if any, is paid by us for evaluating the performance of our senior officers and review and approve on an annual basis the remuneration of our senior officers;

•	oversee our equity-based remuneration plans and programs;

•	assist the board of directors and the chairman in overseeing the development of executive succession plans; and

•	determine from time to time the remuneration for our non-executive directors (including the chairman).

Nominating and Corporate Governance Committee
     The nominating and corporate governance committee will comprise Messrs. Balloun, Day and Williams, each of whom will be an independent director. Mr. Williams will chair our nominating and corporate governance committee.
     The nominating and corporate governance committee will be responsible for

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;

•	overseeing the self-evaluation of the board of directors and the board of director’s evaluation of management;

•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures; and

•	identifying and recommending to the board of directors potential director candidates for nomination.

Executive and Director Compensation
Compensation of Directors
     A member of our board of directors who is also an employee of Invesco is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. Each non-executive director will receive an upfront fee of $5,000, an annual base fee for his or her services of $25,000 and an annual deferred director fee of $25,000 in restricted shares of our common stock under our equity incentive plan. Base director fees will be paid in cash and deferred director fees will be paid in restricted shares of our common stock which may not be sold or transferred during the non-executive director’s service on our board of directors. Both base and deferred director fees will be paid on a quarterly basis. We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings.
     We have not made any payments to any of our directors or director nominees to date.
Executive Compensation
     Because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of Invesco, do not receive cash compensation from us for serving as our executive officers. Instead we will pay our Manager the management fees described in “Our Manager and the Management Agreement—Management Agreement—Management Fees and Expense Reimbursements.” However, we have agreed to reimburse our Manager for the compensation expense of our Chief Financial Officer in respect of the services he provides to us. Our current Chief Financial Officer’s annual base salary is $175,000, and he is eligible to receive an annual bonus between 25% and 100% per annum of his base salary. We expect our Chief Financial Officer to be dedicated exclusively to us and, as a result, we will be responsible for his total compensation. In their capacities as officers or personnel of Invesco, persons other than our Chief Financial Officer will devote such portion of their time to our affairs as is necessary to enable us to operate our business.
     Except for certain equity grants that we may make in the future, our Manager compensates each of our executive officers. We pay our Manager a management fee and our Manager uses the proceeds from the management fee in part to pay compensation to its officers and personnel. We will adopt an equity incentive plan for our officers, our non-employee directors, our Manager’s personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “—Equity Incentive Plan” for detailed description of our equity incentive plan.
Equity Incentive Plan
     Prior to the completion of this offering, we will adopt an equity incentive plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. Unless terminated earlier, our equity incentive plan will terminate in 2019, but will continue to govern unexpired awards. Our equity incentive plan provides for grants of share options, restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a ceiling of 40 million shares available for issuance under the plan. In making awards under the plan, our board of directors or the compensation committee, as applicable, may consider the recommendations of our Manager as to the personnel who should receive awards and the amounts of the awards. Prior to the completion of this offering, we have not issued any equity-based compensation.
     The equity incentive plan is administered by the compensation committee appointed for such purposes. The compensation committee, as appointed by our board of directors, has the full authority (1) to administer and interpret the equity incentive plan, (2) to authorize the granting of awards, (3) to determine the eligibility of directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours, to receive an award, (4) to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the equity incentive plan), (5) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the equity incentive plan), (6) to prescribe the form of instruments evidencing such awards and (7) to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the compensation committee will consist solely of non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors.
Code of Business Conduct and Ethics
     Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s officers, directors and personnel when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

     Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.
Conflicts of Interest
     We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Each of our officers and two of our directors, Mr. Armour and Ms. Dunn Kelley, are employees of Invesco. Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Invesco, may reduce the time our Manager and its officers and personnel spend managing us.
     As of March 31, 2009, Invesco had $348.2 billion in managed assets and our Manager managed approximately $177.0 billion of fixed income and real estate investments, including approximately $18.8 billion of structured securities, consisting of approximately $11.0 billion of Agency RMBS, $2.0 billion of non-Agency RMBS and $1.9 billion of CMBS, and we will compete for investment opportunities directly with our Manager or other clients of our Manager or Invesco and its subsidiaries. A substantial number of separate accounts managed by our Manager’s had limited exposure to our target assets. In addition, in the future our Manager may have additional clients that compete directly with us for investment opportunities, although Invesco has indicated to us that it expects that we will be the only publicly traded REIT advised by our Manager or Invesco and its subsidiaries whose investment strategy is to invest substantially all of its capital in our target assets. Our Manager and Invesco Aim Advisors have an investment allocation policy in place that is intended to enable us to share equitably with the investment companies and institutional and separately managed accounts that effect securities transactions in fixed income securities for which our Manager and Invesco Aim Advisors are responsible in the selection of brokers, dealers and other trading counterparties. According to this policy, investments may be allocated by taking into account factors, including but not limited to investment objectives or strategies, the size of the available investment, cash availability and cash flow expectations, and the tax implications of an investment. The investment allocation policy also requires a fair and equitable allocation of financing opportunities over time among us and other accounts. The investment allocation policy also includes other procedures intended to prevent any of its other accounts from receiving favorable treatment in accessing investment opportunities over any other account. The investment allocation policy may be amended by our Manager and Invesco Aim Advisors at anytime without our consent. To the extent our Manager’s or Invesco Aim Advisor’s or our business in such a way as to give rise to conflicts not currently addressed by the investment allocation policy, our Manager and Invesco Aim Advisors may need to refine its policy to address such situation. Our independent directors will review our Manager’s and Invesco Aim Advisor’s compliance with the investment allocation policy. In addition, to avoid any actual or perceived conflicts of interest with our Manager or Invesco Aim Advisors, a majority of our independent directors will be required to approve an investment in any security structured or issued by an entity managed by our Manager, Invesco Aim Advisors, or any of their affiliates, or any purchase or sale of our assets by or to our Manager, Invesco Aim Advisors or their affiliates or an entity managed by our Manager, Invesco Aim Advisors or its affiliates.
     We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, subject to Invesco’s allocation policy, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us.
Limitation of Liability and Indemnification
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law.
     Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. Our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Our charter and Bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any personnel or agent of our company or of any predecessor.
     The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

OUR MANAGER AND THE MANAGEMENT AGREEMENT
General
     We will be externally managed and advised by our Manager. Each of our officers is an employee of Invesco. Our Manager will be entitled to receive a management fee pursuant to the management agreement. The executive offices of our Manager are located at 1555 Peachtree Street, NE, Atlanta, Georgia 30309, and the telephone number of our Manager’s executive offices is (404) 892-0896.
Executive Officers and Key Personnel of Our Manager
     The following sets forth certain information with respect to each of the executive officers and certain other key personnel of our Manager:

Executive Officer	Age	Position Held with Our Manager
G. Mark Armour	55	Chief Executive Officer, President and Director
David A. Hartley	47	Chief Accounting Officer and Director
Jeffrey H. Kupor	40	General Counsel and Secretary
Todd L. Spillane	50	Chief Compliance Officer
     Set forth below is biographical information for the executive officers and certain other key personnel of our Manager.
     G. Mark Armour. See “Management—Our Directors, Director Nominees and Executive Officers—Directors and Director Nominees” for his biographical information.
     David A. Hartley, Chief Accounting Officer and Director. Mr. Hartley is the Chief Accounting Officer and a Director of our Manager. He has also served as Chief Accounting Officer of Invesco since April 2004. Mr. Hartley served as Chief Financial Officer of our Manager from September 1998 to January 2003. During this time, he was the Head of Institutional Services for our Manager, providing operational, administrative and back office support to Invesco. Since 1993, Mr. Hartley served as the Principal Accounting Officer for AMVESCAP PLC, as Invesco was then known. In 1991, Mr. Hartley joined Invesco as Controller for Invesco North American operations. Mr. Hartley began his career in 1982 at KPMG Peat Marwick in London before moving to Atlanta in 1987. Mr. Hartley received a Bachelor of Science in Economics and Accounting from the University of Bristol. Mr. Hartley is an English Chartered Accountant.
     Jeffrey H. Kupor, General Counsel and Secretary. Mr. Kupor is the General Counsel and Secretary of our Manager. He has also served as the Head of Invesco Worldwide Institutional’s legal department since August 2006. Mr. Kupor served as General Counsel of Invesco North America from December 2003 until August 2006. From January 2002 to November 2003, he was the Assistant General Counsel of AMVESCAP PLC, as Invesco was then known. Mr. Kupor received a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania and a Juris Doctorate from Boalt Hall School of Law of the University of California at Berkeley.
     Todd Spillane, Chief Compliance Officer. Mr. Spillane is the Chief Compliance Officer of our Manager. He has also served as Chief Compliance Officer of Invesco U.S. Compliance since March 2006. As Chief Compliance Officer, Mr. Spillane directs the compliance teams that support the U.S. Retail and U.S. Institutional operations of Invesco Aim Advisors and Invesco. Previously, Mr. Spillane served as the Advisory Compliance Director for Invesco Aim Advisors and was responsible for the management of the Advisory Compliance group. Prior to joining Invesco Aim Advisors in 2004, Mr. Spillane was the Vice President of global product development with AIG Global Investment Group. While at AIG, he also served as Chief Compliance Officer and Deputy General Counsel for AIG/SunAmerica Asset Group and AIG/American General Investment Management. Mr. Spillane began his career in 1988 as an attorney with Aetna Life Insurance Company. He also served as Director of Compliance for Nicholas-Applegate Capital Management from 1994 to 1999. Mr. Spillane received a Bachelor of Arts in Politics from Fairfield University and a Juris Doctorate from Western New England School of Law. He is a member of the Connecticut Bar Association.

     Brian P. Norris, CFA, Portfolio Manager, Mortgage-Backed Securities. Mr. Norris is a Portfolio Manager on the structured securities team with a focus in the mortgage-backed sector. He is responsible for trading for the mortgage-related focus products and works collectively with the structured team to implement strategies throughout the fixed income platform. Mr. Norris moved to the investment team in 2006. He has been employed by Invesco since March 2001 and served for five years as an Account Manager, where he was responsible for communicating the fixed income investment process and strategy to both clients and consultants. Mr. Norris began his investment career in 1999 with Todd Investment Advisers in Louisville, Kentucky, as a Securities Trader. Mr. Norris received a Bachelor of Science in Business Administration majoring in Finance from the University of Louisville. Mr. Norris is a Chartered Financial Analyst and a member of the CFA Institute.
     Clint Dudley, Portfolio Manager, Mortgage-Backed Securities. Mr. Dudley is a Portfolio Manager for Invesco Worldwide Fixed Income and is responsible for the management of mortgage-backed securities in the long-term investment grade bond funds. Mr. Dudley joined Invesco Aim Advisors in 1998 as a Systems Analyst in the information technology department. Mr. Dudley was promoted to Money Market Portfolio Manager in 2000 and assumed his current duties in 2001. Mr. Dudley received a Bachelor of Business Administration and a Master of Business Administration from Baylor University. Mr. Dudley is a Chartered Financial Analyst.
     David B. Lyle, Senior Analyst, Structured Securities. Mr. Lyle joined our Manager in June 2006 as a Structured Securities Analyst. He is responsible for evaluating and forming credit opinions of issuers, originators, servicers, insurance providers and other parties associated with a range of structured securities and related collateral. Mr. Lyle is also involved in the management of structured credit vehicles and the development and marketing of new investment products. Prior to joining Invesco, Mr. Lyle spent three years at Friedman Billings Ramsey where he was a Vice President in the Investment Banking ABS group. From 2001 to 2003, Mr. Lyle was an Analyst in the Mortgage Finance group at Wachovia Securities. Mr. Lyle graduated magna cum laude with a Bachelor of Engineering from Vanderbilt University.
     Kevin M. Collins, Senior Analyst, Structured Securities. Mr. Collins joined our Manager in 2007 and is currently a Senior Analyst in the Structured Securities division. He is responsible for evaluating residential mortgage, commercial mortgage and asset-backed securities investments and determining views on issuers, originators, servicers, insurance providers, and other parties involved in the structured securities market. Additionally, Mr. Collins is involved in identifying new investment strategies and creating related product offerings for Invesco Worldwide Fixed Income. Prior to joining Invesco, Mr. Collins raised capital for banks and specialty finance companies by originating and executing securitizations at Credit Suisse from 2004 to 2007. Mr. Collins began his career in the Structured Finance Advisory Services practice at Ernst and Young LLP in 2002. Mr. Collins graduated magna cum laude with a Bachelor of Science in Accounting from Florida State University.
     Laurie F. Brignac, CFA, Senior Portfolio Manager, Cash Management. Ms. Brignac is a Senior Portfolio Manager for Invesco Worldwide Fixed Income and is responsible for the management of all cash management products, including institutional, retail and offshore money funds, as well as private accounts. She joined Invesco Aim Advisors in 1992 as a Money Market Trader specializing in the repurchase agreement and time deposit markets. She was promoted to Investment Officer in 1994 and to Senior Portfolio Manager in 2002. Her duties have expanded to include all forms of short-term taxable fixed income securities, but her primary responsibility lies in the enhanced cash and short-term cash management area. Prior to joining Invesco Aim Advisors, Ms. Brignac was a Sales Assistant for HSBC Securities, Inc. She began her investment career as a Money Market Trader responsible for managing the Federal Reserve position at Premier Bank in Louisiana. Ms. Brignac received a Bachelor of Science in Accounting from Louisiana State University. Ms. Brignac is a Chartered Financial Analyst and a member of the Association for Investment Management and Research.
     Lyman Missimer III, CFA, Chief Investment Officer, Cash Management, Senior Vice President of Invesco Aim Distributors, Inc., Assistant Vice President of Invesco Aim Advisors and Invesco Aim Capital Management, Inc. Mr. Missimer is responsible for directing the management of all cash management products including, institutional, retail, offshore money market funds, as well as enhanced cash and private accounts. Mr. Missimer has been in the investment business since 1980. He joined Invesco in 1995 as a Senior Portfolio Manager and the Head of the Money Market desk. Previously, he served as a Senior Portfolio Manager at Bank of America in Illinois, an Institutional Salesman at Wells Fargo Bank and a Senior Analyst in the Economics division at Continental Bank.

Mr. Missimer received a Bachelor of Arts in Economics from Dartmouth College and a Master of Business Administration from The University of Chicago. He is a Chartered Financial Analyst.
     Thomas Gerhardt, Portfolio Manager, Cash Management. Mr. Gerhardt is a Portfolio Manager for Invesco Worldwide Fixed Income and is responsible for the management of all cash management products, including institutional, retail and offshore money funds, as well as private accounts. Mr. Gerhardt joined Invesco Aim Advisors in 1992 as a Portfolio Administrator specializing in the pricing of collateral for repurchase agreements and assisting in the day-to-day operations surrounding the money market funds. In 1999, he rejoined Invesco Aim Advisors after several years in the teaching profession. He joined Invesco Aim Advisors’ Cash Management Marketing team in 2002 as an Internal Wholesaler and he assumed his current position as Portfolio Manager in 2006. Mr. Gerhardt received a Bachelor of Arts in Communications from Trinity University and a Master of Business Administration from the University of St. Thomas.
     Mark V. Matthews, Ph.D., Head of Global Process Management. Mr. Matthews joined Invesco’s Quantitative Research group in September 2000. He is responsible for developing models and forecasting tools for fixed income markets. Mr. Matthews develops models and measurement algorithms for investment opportunity and performance, and works on quantitative product design, risk measurement, and performance attribution. Mr. Matthews began his career in 1991 as Assistant Professor of Applied Math at the Massachusetts Institute of Technology. From 1996 to 1999, he worked on security analytics for a financial software company. Immediately prior to joining Invesco, Mr. Matthews was a Quantitative Analyst in the Equity Trading group at Fidelity Investments. He became Director of Quantitative Research for Invesco in 2004. In 2007, he joined Invesco’s Global Process Management team as Head of Research and Development and was named Head of Global Process Management in 2008. Mr. Matthews received a Bachelor of Arts from Harvard University, and a Masters of Science and Doctor of Philosophy in Statistics from Stanford University.
Historical Performance of Manager’s Investments in RMBS and CMBS
     Our Manager’s investment professionals have extensive experience in performing advisory services for funds, other investment vehicles, and other managed and discretionary accounts that focus on investing in RMBS and CMBS. As of March 31, 2009, our Manager managed approximately $18.8 billion of structured securities, consisting of approximately $11.0 billion of Agency RMBS, $3.9 billion of consumer ABS, $2.0 billion of non-Agency RMBS and $1.9 billion of CMBS.
     The tables below set forth our Manager’s historical investment performance with respect to its assets under management in its proprietary structured securities fund, or the Flagship Structured Securities Fund. The Flagship Structured Securities Fund is the fund managed by our Manager that, out of the funds managed by our Manager, follows an investment strategy that is most comparable to our business strategy. The Flagship Structured Securities Fund focuses its investments in structured securities, which include, Agency RMBS (collateralized by fixed-rate, hybrid and adjustable-rate mortgage loans), CMOs, non-Agency RMBS (collateralized by prime, Alt-A and subprime mortgage loans), CMBS, as well as debt issued by the U.S. Treasury or a U.S. Government agency such as Ginnie Mae, or a federally chartered corporation such as Fannie Mae or Freddie Mac. As illustrated in the graph below, over time, 80% to 100% of the Flagship Structured Securities Fund’s investments have been in structured securities.

Historical Sector Weights Invesco’s Flagship Structured Securities Fund 120 100 80 % of Portfolio 60 40 20 0 12/03 03/04 06/04 09/04 12/04 03/05 06/05 09/05 12/05 03/06 06/06 09/06 12/06 03/07 06/07 09/07 12/07 03/08 06/08 09/08 12/08 03/09% “Structured Securities” % Non-Govt Structured Securities
     The Flagship Structured Securities Fund was established on April 27, 2007 as a result of the merger between two proprietary funds, which we refer to in this prospectus as the SSF and the HQSF, respectively. Each of these funds were managed by our Manager. The information in the graph and tables below detail the assets under management and return profile of the Flagship Structured Securities Fund since the time of the merger and the combined data of the two funds prior to the merger. The combined data presented is based on internal portfolio accounting system output and was calculated using weighted average pre-merger monthly returns through April 2007 for each underlying funds (HQSF and SSF) based on beginning of period market values for each fund. Fund returns beginning May 2007 represent post merger performance of the singular Flagship Structured Securities Fund. The Flagship Structured Securities Fund produced positive absolute returns for each of the past five calendar years and annualized returns of 1.10%, 4.51% and 3.35% respectively on a one, three, and five year basis as of March 31, 2009.
     The graph and tables below compare the Barclays Capital AAA CMBS Index, the Barclays Capital AAA Home Equity ABS Index and the gross rate of return of the Flagship Structured Securities Fund. The data from March 2004 to April 2007 is the combined results of the SSF and HQSF, while May 2007 forward is the post merger performance of the Flagship Securities Fund.

Trailing Period Returns
(Quarterly Data as of 3/31/09)	1q09	1 Year	3 Years	5 Years
Invesco Flagship Structured Securities Fund (gross)	2.52	1.10	4.51	3.35
Invesco Flagship Structured Securities Fund (net)	2.47	0.90	4.30	3.14
Index — ABS Home Equity AAA	-17.72	-34.28	-18.00	-10.46
Index — CMBS ERISA Eligible:AAA	-1.93	-19.00	-4.05	-2.05

Calendar Year Returns (Quarterly Data)	Dec-08	Dec-07	Dec-06	Dec-05	Dec-04
Invesco Flagship Structured Securities Fund (gross)	0.12	6.66	4.77	2.30	2.28
Invesco Flagship Structured Securities Fund (net)	-0.08	6.45	4.57	2.10	2.07
Index — ABS Home Equity AAA	-29.86	-8.78	5.28	2.38	4.23
Index — CMBS ERISA Eligible:AAA	-19.11	5.78	4.69	1.81	4.00
     We have included this historical performance data because we believe it may be useful in assessing the capabilities of our Manager and our ability to manage a portfolio including both RMBS and CMBS. The gross performance results are presented before management and custodial fees but after all trading commissions and withholding taxes on dividends, interest and capital gains. The net performance results are calculated by subtracting the highest tier of the published fee schedule for this product from the gross quarterly returns. The data from January 1, 2004, through April 27, 2007 represents the combined assets under management of SSF and HQSF.

     Although the investment objectives and strategy of the Flagship Structured Securities Fund have significant overlap with our investment objectives and strategy, we intend to use significantly more leverage than the Flagship Structured Securities Fund. While we anticipate using significant financing for our assets as our Manager deems appropriate and consistent with our investment objectives and strategy, the Flagship Structured Securities Fund has historically employed modest amounts of leverage through its use of U.S. Treasury futures, Eurodollar futures and TBA contracts and is not permitted to borrow against its assets, other than on a temporary basis. The Flagship Structured Securities Fund does not issue debt or borrow through repurchase agreement financing or through the U.S. Government programs in which we may participate. For additional information regarding our financing strategy, see “Business—Our Financing Strategy.”
     Prior to the merger of the two funds, SSF invested primarily in Agency RMBS, CMO’s, non-Agency RMBS, CMBS and debt issued by the U.S. Treasury or a U.S. Government agency such as Ginnie Mae, or a federally chartered corporation such as Fannie Mae or Freddie Mac, while HQSF invested primarily in ABS, AAA subprime mortgages and other ABS asset classes, such as auto loans and consumer credit. At March 31, 2009, the Flagship Structured Securities Fund had approximately $10.4 billion of assets under management.
     The historical performance and other data relating to the Flagship Structured Securities Fund and its predecessors presented above is not the performance of us or a model portfolio that we might build. The performance presented should not be considered to be indicative of our future performance and should not be considered a substitute for or guarantee of our future performance.
Investment Committee
     Our Manager has an Investment Committee comprised of our Manager’s professionals comprising Messrs. King, Anzalone, Kuster, Marshall and Missimer. For biographical information on the members of the Investment Committee, see “Management—Our Directors, Director Nominees and Executive Officers—Executive Officers,” “Management—Our Directors, Director Nominees and Executive Officers—Other Key Personnel” and “Our Manager and the Management Agreement—Executive Officers and Key Personnel of Our Manager.” The role of the Investment Committee is to oversee our investment guidelines, our investment portfolio holdings and related compliance with our investment policies. The Investment Committee will meet as frequently as it believes is necessary.
Management Agreement
     Upon completion of this offering, we will enter into a management agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. The management agreement will require our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as Manager will be under the supervision and direction of our board of directors.
Management Services
     Our Manager will be responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with investment advisory services. Our Manager will be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:
     (i) serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;
     (ii) investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;
     (iii) with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;
     (iv) negotiating and entering into, on our behalf, repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and other agreements and instruments required for us to conduct our business;

     (v) engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations or investments (or potential investments);
     (vi) advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. Government;
     (vii) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;
     (viii) providing executive and administrative personnel, office space and office services required in rendering services to us;
     (ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
     (x) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
     (xi) counseling us in connection with policy decisions to be made by our board of directors;
     (xii) evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with our investment guidelines;
     (xiii) counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;
     (xiv) counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;
     (xv) furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;
     (xvi) monitoring the operating performance of our investments and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
     (xvii) investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;
     (xviii) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

     (xix) assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
     (xx) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE;
     (xxi) assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Internal Revenue Code applicable to REITs;
     (xxii) placing, or arranging for the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);
     (xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;
     (xxiv) using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;
     (xxv) advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;
     (xxvi) forming the Investment Committee, which will propose investment guidelines to be approved by a majority of our independent directors;
     (xxvii) serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;
     (xxviii) providing us with portfolio management;
     (xxvix) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;
     (xxx) performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and
     (xxxi) using commercially reasonable efforts to cause us to comply with all applicable laws.
Liability and Indemnification
     Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers, personnel, agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of this offering.
Management Team
     Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Accounting Officer, Head of Research and Portfolio Manager and along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will be dedicated exclusively to us.
     Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our status as a REIT under the Internal Revenue Code or our status as an entity intended to be exempted or excluded from investment company status under the 1940 Act or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or Bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or Bylaws. Our Manager, its directors, members, officers, stockholders, managers, personnel, employees and any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our board of directors, our stockholders, partners or members, for any act or omission by our Manager, its directors, officers, stockholders or employees except as provided in the management agreement.
Term and Termination
     The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on the second anniversary of the closing of this offering and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the sum of the average annual management fee during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

     We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence of duties under the management agreement;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager is convicted (including a plea of nolo contendere) of a felony; and

•	the dissolution of our Manager.

     Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the Investment Advisers Act of 1940.
     Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days’ written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.
     We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.
Management Fees and Expense Reimbursements
     We do not expect to maintain an office or directly employ personnel. Instead we rely on the facilities and resources of our Manager to manage our day-to-day operations.
Management Fee
     We will pay our Manager a management fee in an amount equal to 1.50% of our stockholders’ equity, per annum, calculated and payable quarterly in arrears. For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay to repurchase our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. We will treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the management fee. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The management fee is payable independent of the performance of our portfolio. In our management agreement, our Manager has agreed to waive any base management fee payable in respect of any equity investment we may decide to make in any Legacy Securities or Legacy Loan PPIF if managed by our Manager or any of its affiliates.
     The management fee of our Manager shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the management fee for such quarter.
     Although there is no current intention to do so, as a component of our Manager’s compensation, we may in the future issue to personnel of our Manager stock-based compensation under our equity incentive plan.
Reimbursement of Expenses
     We will be required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.
     We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

•	costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

•	costs associated with the establishment and maintenance of any of our credit or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

•	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

•	expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our repurchase agreements or any of our securities offerings;

•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

•	costs and expenses incurred in contracting with third parties, including affiliates of our Manager, for the servicing and special servicing of our assets;

•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

•	expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

•	all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

     We will not reimburse our Manager for the salaries and other compensation of its personnel, except, we will reimburse our Manager for our allocable share of our Chief Financial Officer’s compensation based on the percentage of his or her working time spent on our affairs as compared to his or her working time spent on other matters for our Manager. The compensation of our Chief Financial Officer is competitive with other similarly situated public REITs. See “Management—Executive and Director Compensation—Executive Compensation.” The fees charged by Invesco Aim Advisors for the performance of sub-advisory services to our Manager shall be paid by our Manager and shall not constitute a reimbursable expense by our Manager under the management agreement.
     In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.
Grants of Equity Compensation to Our Manager, Its Personnel and Its Affiliates
     Under our equity incentive plan, our compensation committee (or our board of directors, if no such committee is designated by the board) is authorized to approve grants of equity-based awards to our Manager, its personnel.
     Future equity awards may be made to our officers or directors and to our Manager and its personnel and affiliates under our equity incentive plan. See “Management—Equity Incentive Plan.”

PRINCIPAL STOCKHOLDERS
     Immediately prior to the completion of this offering, there will be 100 shares of common stock outstanding and one stockholder of record. At that time, we will have no other shares of capital stock outstanding. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of our capital stock by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors, director nominees and executive officers as a group.

     In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

     Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 1555 Peachtree Street, NE, Atlanta, Georgia 30309.

Percentage of Common Stock Outstanding
	Immediately Prior to this Offering		Immediately After this Offering(2)
Name and Address	Shares Owned	Percentage	Shares Owned	Percentage
Invesco Ltd. (1)	100	100%	—	0.50
G. Mark Armour	—	—	—	—
Karen Dunn Kelley	—	—	—	—
James S. Balloun	—	—	—	—
John S. Day	—	—	—	—
Neil Williams	—	—	—	—
Richard J. King	—	—	—	—
John Anzalone	—	—	—	—
Donald R. Ramon	—	—	—	—
All directors, director nominees and executive officers as a group	—	—	—	—

*	Represents less than 1% of the common shares outstanding upon the closing of this offering.

(1)	Invesco is the indirect 100% stockholder of Invesco Institutional (N.A.), Inc. which purchased 100 shares of common stock in connection with our initial capitalization and will purchase shares of common stock in the concurrent private offering.

(2)	Does not reflect (i) shares of common stock reserved for issuance upon exercise of the underwriters’ over-allotment, and (ii) shares of our common stock that may be issued by us upon a redemption of all of the OP units to be owned by Invesco, through Invesco Investments (Bermuda) Ltd., upon completion of this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Prior to the completion of this offering, we will enter into a management agreement with Invesco Institutional (N.A.), Inc, our Manager, pursuant to which our Manager will provide the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. The management agreement has an initial two-year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us, under certain circumstances. We are also obligated to reimburse certain expenses incurred by our Manager. Our Manager is entitled to receive from us a management fee. See “Our Manager and The Management Agreement—Management Agreement.”
     Our executive officers also are employees of Invesco. As a result, the management agreement between us and our Manager and the terms of the limited partner interest were negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Management—Conflicts of Interest” and “Risk Factors—Risks Related to Our Relationship With Our Manager—There are conflicts of interest in our relationship with our Manager and Invesco, which could result in decisions that are not in the best interests of our stockholders.”
     Our management agreement is intended to provide us with access to our Manager’s pipeline of assets and its personnel and its experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance. However, our Chief Executive Officer, Chief Investment Officer, Chief Financial Officer and Secretary also serve as officers and employees of Invesco. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees and other payments payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Management—Conflicts of Interest” and “Risk Factors—Risks Related to Our Relationship With Our Manager—There are conflicts of interest in our relationship with our Manager and Invesco, which could result in decisions that are not in the best interests of our stockholders.”
Related Party Transaction Policies
     To avoid any actual or perceived conflicts of interest with our Manager, we expect our board of directors to adopt a policy providing that an investment in any security structured or managed by our Manager, and any sale of our assets to our Manager and its affiliates or any entity managed by our Manager and its affiliates, will require the proper approval of our independent directors. Our independent directors expect to establish in advance parameters within which our Manager and its affiliates may act as our counterparty and provide broker, dealer and lending services to us in order to enable transactions to occur in an orderly and timely manner.
     We also expect our board of directors to adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to the Compensation Committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.
Restricted Common Stock and Other Equity-Based Awards
     Our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a ceiling of 40 million shares of our common stock.

Purchases of Common Stock by Affiliates
     Concurrently with the completion of this offering, we will complete a private placement in which we will sell      shares of our common stock to Invesco, through our Manager, at $     per share and      OP units to Invesco, through Invesco Investments (Bermuda) Ltd., at $     per unit for an aggregate investment equal to     % of the gross proceeds raised in this offering, up to $     million. Upon completion of this offering and the concurrent private placement, Invesco, through our Manager, will beneficially own     % of our outstanding common stock (or     % if the underwriters fully exercise their option to purchase additional shares). Assuming that all      OP units are redeemed for an equivalent number of shares of our common stock, Invesco, through the Invesco Purchaser, would beneficially own     % of our outstanding common stock upon completion of this offering and the concurrent private placement (or     % if the underwriters fully exercise their option to purchase additional shares). We plan to invest the net proceeds of this offering and the concurrent private offering in accordance with our investment objectives and the strategies described in this prospectus.
Indemnification and Limitation of Directors’ and Officers’ Liability
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.
     The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
     In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

     Our charter authorizes us to obligate ourselves and our Bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

     Our charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.
     Following completion of this offering, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, the partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law.
     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Registration Rights
     We will enter into a registration rights agreement with regard to the common stock and OP units owned by our Manager and Invesco Investments (Bermuda) Ltd., respectively upon completion of this offering and any shares of common stock that our Manager may elect to receive under the management agreement or otherwise. Pursuant to the registration rights agreement, we will grant to our Manager and Invesco Investments (Bermuda) Ltd., respectively (1) unlimited demand registration rights to have the shares purchased by our Manager or granted to them in the future and the shares that we may issue upon redemption of the OP units purchased by Invesco Investments (Bermuda) Ltd. registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as the manager under the management agreement. The registration rights of our Manager and Invesco Investments (Bermuda) Ltd., respectively with respect to the common stock and OP units that they will purchase simultaneously with this offering will only begin to apply one year after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

DESCRIPTION OF CAPITAL STOCK
     The following is a summary of the rights and preferences of our capital stock . While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and Bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and Bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
General
     Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. After giving effect to this offering and the other transactions described in this prospectus,      shares of common stock will be issued and outstanding on a fully diluted basis (     shares if the underwriters’ over-allotment option is exercised in full), and no preferred shares will be issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations.
Shares of Common Stock
     All shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares of stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.
     The shares of common stock that we are offering will be issued by us and do not represent any interest in or obligation of Invesco or any of its affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.
     Subject to the provisions of our charter regarding the restrictions on transfer of shares of stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
     Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.
     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock)

may be approved by a majority of all of the votes entitled to be cast on the matter. Our charter also provides that we may sell or transfer all or substantially all of our assets if approved by our board of directors and by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter.
Power to Reclassify Our Unissued Shares of Stock
     Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.
Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock
     We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.
Restrictions on Ownership and Transfer
     In order for us to qualify as a REIT under the Internal Revenue Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
     Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock (the common share ownership limit), or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (the aggregate share ownership limit). We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limits.” In addition, different ownership limits will apply to Invesco. These ownership limits, which our board of directors has determined will not jeopardize our REIT qualification, will allow Invesco to hold up to 25% (by value or by number of shares, whichever is more restrictive) of our common stock or up to 25% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. A person or entity that becomes subject to the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our shares of stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our shares of stock.
     The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our shares of stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock and thereby subject the shares of common stock or total shares of stock to the applicable ownership limits.
     Our board of directors may, in its sole discretion, exempt a person from the above-referenced ownership limits. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, directly or indirectly, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT.
     In connection with the waiver of the ownership limits or at any other time, our board of directors may from time to time increase or decrease the ownership limits for all other persons and entities; provided, however, that any decrease may be made only prospectively as to existing holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease will be effective immediately); and provided further that the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in our shares of common stock or total shares of stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s or entity’s percentage of our shares of common stock or total shares of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of our shares of common stock or total shares of stock, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limits.
     Our charter provisions further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, our shares of stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
     Pursuant to our charter, if any transfer of our shares of stock would result in our shares of stock being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our shares of stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be void.
     Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.
     If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.
     The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

     Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

     However, if we have already taken irreversible action, then the trustee may not rescind and recast the vote.
     In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
     Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
     These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.
Transfer Agent and Registrar
     We expect the transfer agent and registrar for our shares of common stock to be BNY Mellon Shareowner Services.

SHARES ELIGIBLE FOR FUTURE SALE
     After giving effect to this offering and the other transactions described in this prospectus, we will have shares of common stock outstanding on a fully diluted basis. Our shares of common stock are newly-issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors—Risks Related to Our Common Stock.”
     For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”
Securities Convertible into Shares of Common Stock
     Upon completion of this offering, we will have (1)      OP units outstanding (excluding OP units that we own in the operating partnership) exchangeable, on a one-for-one basis, by Invesco Investments (Bermuda) Ltd. for cash equal to the market value of an equivalent number of shares of our common stock or, at our option, shares of our common stock and (2) reserved for issuance up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a ceiling of 40 million shares of our common stock.
Rule 144
          of our shares of common stock that will be outstanding after giving effect to this offering and the transactions described in this prospectus on a fully-diluted basis will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.
     In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
     A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).
Lock-Up Agreements
     We, each of our directors and executive officers, our Manager and each executive officer of our Manager and the Invesco Investments (Bermuda) Ltd. have agreed not to offer, sell, contract to sell or otherwise dispose of or hedge, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by us or any of these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated. However, each of our directors and executive officers and each officer of our Manager may transfer or dispose of our shares during this 180-day “lock-up” period in the case of gifts or for estate planning purposes where the donee agrees to a similar lock-up agreement for the remainder of the this 180-day “lock-up” period.
     Each of our Manager and Invesco Investments (Bermuda) Ltd. has agreed that, for a period of one year after the date of this prospectus, without the consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, it will not dispose of or hedge any of the shares of our common stock or OP units, respectively, that it purchases in the private placement concurrently with the closing of this offering. Additionally, each of our Manager and Invesco Investments (Bermuda) Ltd. has agreed with us to a further lock-up period that will expire at the earlier of (1) the date which is one year following the date of this prospectus or (2) the termination of the management agreement.
     In the event that either (1) during the last 17 days of the 180-day or one-year “lock-up” period described in the two preceding paragraphs, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the 180-day or one-year “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day or one-year “lock-up” period, as applicable, then, in either case, the expiration of the 180-day or one-year “lock-up” period, as applicable, will be extended to the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated waive, in writing, such an extension.
     There are no agreements between Credit Suisse Securities (USA) LLC or Morgan Stanley & Co. Incorporated and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day or one-year “lock-up” period, as applicable.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL
CORPORATION LAW AND OUR CHARTER AND BYLAWS
     The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our Bylaws, copies of which will be available before the closing of this offering from us upon request.
Our Board of Directors
     Our Bylaws and charter provide that the number of directors we have may be established by our board of directors but may not be more than 15. Our charter and Bylaws currently provide that except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.
     Pursuant to our charter, each of our directors is elected by our common stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors.
Removal of Directors
     Our charter provides that subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed with cause and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and with cause and (2) filling the vacancies created by such removal with their own nominees.
Business Combinations
     Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

     These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.
     Should our board of directors opt back into the statute or otherwise fail to approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
     The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
     The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or Bylaws of the corporation.
     Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8
     Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or Bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or Bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

     Through provisions in our charter and Bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, Chief Executive Officer or president or the board of directors, the written request of stockholders of not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.
Meetings of Stockholders
     Pursuant to our Bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors beginning with 2010. In addition, the chairman of our board of directors, Chief Executive Officer, president or board of directors may call a special meeting of our stockholders. Subject to the provisions of our Bylaws, a special meeting of our stockholders will also be called by our Secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.
Amendment to Our Charter and Bylaws
     Except for amendments related to removal of directors and the restrictions on ownership and transfer of our shares of stock (each of which must be declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter), our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
     Our board of directors has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws.
Dissolution of Our Company
     The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
     Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only

(1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our Bylaws.
     With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our Bylaws.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
     Our charter and Bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders, including business combination provisions, restrictions on transfer and ownership of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitation of Directors’ and Officers’ Liability
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
     The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

     In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

     Our charter authorizes us to obligate ourselves and our Bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

     Our charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.
     Following completion of this offering, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, the operating partnership’s partnership agreement provides that we, as general partner through our wholly-owned subsidiary, and our officers and directors are indemnified to the maximum extent permitted by law.
     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
REIT Qualification
     Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

THE OPERATING PARTNERSHIP AGREEMENT
     The following is a summary of material provisions in the partnership agreement of our operating partnership. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
General
     IAS Operating Partnership LP, our operating partnership, was formed on September 8, 2008 to acquire and own our assets. We are considered to be an umbrella partnership real estate investment trust, or an UPREIT, in which all of our assets are owned in a limited partnership, the operating partnership, of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of our operating partnership will be deemed to be our assets and income.
     Our operating partnership will be structured to make distributions with respect to OP units that will be equivalent to the distributions made to our common stockholders. Finally, the operating partnership will be structured to permit limited partners in the operating partnership to redeem their OP units for cash or, at our election, shares of our common stock on a one-for-one basis (in a taxable transaction) and, if our shares are then listed, achieve liquidity for their investment.
     We are the sole general partner of the operating partnership and are liable for its obligations. As the sole general partner of the operating partnership, we have the exclusive power to manage and conduct the business of the operating partnership.
     Although initially all of our assets will be held through the UPREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through the operating partnership. In the event we elect to hold assets directly, the income of the operating partnership will be allocated as between us and limited partners so as to take into account the performance of such assets.
Capital Contributions
     We will transfer substantially all of the net proceeds of this offering to the operating partnership as a capital contribution in the amount of the gross offering proceeds received from investors and receive a number of OP units equal to the number of shares of common stock issued to investors. The operating partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If the operating partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause the operating partnership to issue partner interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of the operating partnership and our stockholders.
Operations
     The partnership agreement of the operating partnership will provide that the operating partnership is to be operated in a manner that will (1) enable us to satisfy the requirements for classification as a REIT for U.S. federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the operating partnership being taxed as a corporation, rather than as a disregarded entity or a partnership.
     The partnership agreement will provide that the operating partnership will distribute cash flow from operations to the partners of the operating partnership in accordance with its relative percentage interests on at least a quarterly basis in amounts determined by us as the general partner such that a holder of one OP unit will receive the same amount of annual cash flow distributions from the operating partnership as the amount of annual distributions paid to the holder of one share of our common stock.
     Similarly, the partnership agreement of the operating partnership will provide that taxable income is allocated to the partners of the operating partnership in accordance with their relative percentage interests such that a holder of one OP unit will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares of common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in the operating partnership.
     Upon the liquidation of the operating partnership, after payment of debts and obligations, any remaining assets of the operating partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.
     In addition to the administrative and operating costs and expenses incurred by the operating partnership in acquiring and holding our assets, the operating partnership will pay all of our administrative costs and expenses and such expenses will be treated as expenses of the operating partnership. Such expenses will include:

•	all expenses relating to our formation and continuity of existence;

•	all expenses relating to any offerings and registrations of securities;

•	all expenses associated with our preparation and filing of any periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all other operating or administrative costs of ours incurred in the ordinary course of its business.

Redemption Rights
     Subject to certain limitations and exceptions, the limited partners of the operating partnership, other than us or our subsidiaries, will have the right to cause the operating partnership to redeem their OP units for cash equal to the market value of an equivalent number of our shares of common stock, or, at our option, we may purchase their OP units by issuing one share of common stock for each OP unit redeemed. The market value of the OP units for this purpose will be equal to the average of the closing trading price of a share of our common stock on the NYSE for the ten trading days before the day on which the redemption notice was given to the operating partnership of exercise of the redemption rights. These redemption rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons or (3) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code.
Transferability of Interests
     We will not be able to (1) voluntarily withdraw as the general partner of the operating partnership, or (2) transfer our general partner interest in the operating partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. The limited partners will not be able to transfer their OP units, in whole or in part, without our written consent as the general partner of the partnership except where the limited partner becomes incapacitated.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Invesco Mortgage Capital Inc. and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (or the Treasury regulations), current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities, including the operating partnership, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies (or RICs);

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below;

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

     This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.
     THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.
Taxation of Our Company in General
     We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2009. We believe that we have been organized and we intend to operate in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code.
     The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We have received an opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2009, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our shares of common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
     Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.
Taxation of REITs in General
     As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification as a REIT.” While we believe that we will operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”
     Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.
     For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.
     With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Taxable U.S. Stockholders.”
     Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits or REMICs to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool through a subsidiary REIT of our operating partnership. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

     In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
     The Internal Revenue Code defines a REIT as a corporation, trust or association:
     (1) that is managed by one or more trustees or directors;
     (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;
     (4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
     (5) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;
     (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);
     (7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and
     (8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.
     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.
     To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
     In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partner Interests
     In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest

(including our interest in our operating partnership and its equity interests in lower-tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Ownership of Equity Interests in Partnerships.”
Disregarded Subsidiaries
     If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
     In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”
Taxable REIT Subsidiaries
     A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.
     A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below.
     Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”
     Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where: (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.
Gross Income Tests
     In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of RMBS and CMBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
     For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.
Interest Income
     Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
     We intend to invest in RMBS and CMBS that are either pass-through certificates or CMOs as well as mortgage loans and mezzanine loans. We expect that the RMBS and CMBS will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from our RMBS and CMBS will be qualifying income for the 95% gross income test. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of RMBS or CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests (described below) or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).
     We believe that substantially all of our income from our mortgage related securities generally will be qualifying income for purposes of the REIT gross income tests. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property), the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.
     As described in “Business—Investment Methods,” we may purchase Agency RMBS through TBAs and may recognize income or gains from the disposition of those TBAs through dollar roll transactions. See “Business—Our Financing Strategy.” There is no direct authority with respect to the qualifications of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. We will not treat these items as qualifying for purposes of the 75% gross income test unless we receive advice of our counsel that such income and gains should be treated as qualifying for purposes of the 75% gross income test. As a result, our ability to enter into TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.
Dividend Income
     We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT is qualifying income in our hands for purposes of both the 95% and 75% gross income tests.
Hedging Transactions
     We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or

95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
Rents from Real Property
     We currently do not intend to acquire real property with the proceeds of this offering. However, to the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.
     In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.
     Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.
Failure to Satisfy the Gross Income Tests
     We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of income and gains from the disposition of TBAs, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.
Asset Tests
     We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. Government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of RMBS, CMBS and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. In the case of interests in grant or trusts, we will be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our gross assets.
     The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.
     For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).
     We may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% real estate asset test and therefore not be subject to the 10% vote or value test. In addition such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make any such investments in such a manner as not to fail the asset tests described above.
     We may hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans originated by other lenders. B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test discussed above. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.
     After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.
     We expect that the assets and mortgage-related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. In addition, as described in “Business—Our Financing Strategy,” we may purchase Agency RMBS through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test and we will not treat TBAs as such unless we receive advice of our counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test. As a result, our ability to purchase TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that TBAs are not qualifying assets in which case we could be subject to a penalty tax or fail to qualify as a REIT if such assets, when combined with other non-real estate assets exceeds 25% of our gross assets.
     We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.
     In addition, we intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.
Annual Distribution Requirements
     In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.
     These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
     In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.
     To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.
     If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
     It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, “original issue discount,” or OID), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. Furthermore, we may invest in assets where we elect to accrue market discount or are otherwise required to defer a portion of the interest deduction for interest paid on debt incurred to acquire or carry such assets. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Recordkeeping Requirements
     We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.
Prohibited Transactions
     Net income we derive from a prohibited transaction (including any foreign currency gain, as defined in Section 988(b)(1) of the Internal Revenue Code, minus any foreign currency loss, as defined in Section 988(b)(2) of the Internal Revenue Code) is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property
     Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.
Failure to Qualify
     In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.
Tax Aspects of Ownership of Equity Interests in Partnerships
General
     We may hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and any equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification
     The ownership by us of equity interests in partnerships, including our operating partnership, involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. Because it is likely that at least half of our operating partnership’s investments will be mortgage loans and the operating partnership intends to use leverage to finance the investments, the taxable mortgage pool rules potentially could apply to the operating partnership. However, the operating partnership does not intend on incurring any indebtedness, the payments on which bear a relationship to payments (including payments at maturity) received by the operating partnership from its investments. Accordingly, the operating partnership does not believe it will be an obligor under debt obligations with two or more maturities, the payments on which bear a relationship to payments on the operating partnership’s debt investments, and, therefore, the operating partnership does not believe that it will be classified as a taxable mortgage pool. If our operating partnership or any subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Asset Tests” and “—Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year.
     In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
Tax Allocations with Respect to Partnership Properties
     The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations promulgated under this section of the Internal Revenue Code. Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners. To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements.
Taxation of Taxable U.S. Stockholders
     This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

     If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.
Distributions
     Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.
     In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.
     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.
     With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
     (a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);
     (b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
     (c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.
     Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.
     To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of Our Company in General” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.
Dispositions of Our Common Stock
     In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”
     Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations
     Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Taxation of Tax-Exempt U.S. Stockholders
     U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we expect to engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.
     Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
     In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.
     Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.
Taxation of Non-U.S. Stockholders
     The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends
     The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, it is likely that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate.
     In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.
Non-Dividend Distributions
     Unless (1) our common stock constitutes a U.S. real property interest (or USRPI) or (2) either (A) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (or FIRPTA) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.
Capital Gain Dividends
     Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (or USRPI capital gains), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).
Dispositions of Our Common Stock
     Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.
     Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of our shares of common stock or the period of our existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock will be widely held, we cannot assure our investors that we will be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock owned is of a class that is “regularly traded,” as defined by the applicable Treasury regulation, on an established securities market, and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.
     If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
     Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Backup Withholding and Information Reporting
     We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

     We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
     Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
State, Local and Foreign Taxes
     We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.
Legislative or Other Actions Affecting REITs
     The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

ERISA CONSIDERATIONS
     A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.
     The DOL, has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.
     The DOL Regulations provided that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The company expects the common stock to be “widely held” upon completion of the initial public offering.
     The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.
     Assuming that the common stock will be “widely held” and freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.
     Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

UNDERWRITING
     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
Keefe, Bruyette & Woods, Inc.
Stifel, Nicolaus & Company, Incorporated
Jackson Securities, LLC
Muriel Siebert & Co., Inc.
The Williams Capital Group, L.P.

Total

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.
     We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $   per share under the public offering price. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.
     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
     The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
		Without Exercise of	With Full Exercise of
		the Over-Allotment	the Over-Allotment
	Fee per Share	Option	Option
Discounts and commissions paid by us
     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.9 million.
     We and our operating partnership have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     We, each of our directors and executive officers, our Manager and each executive officer of our Manager and Invesco Investments (Bermuda) Ltd. have agreed not to offer, sell, contract to sell or otherwise dispose of or hedge, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by us or any of these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated. However, each of our directors and executive officers and each officer of our Manager and may transfer or dispose of our shares during this 180-day “lock-up” period in the case of gifts or for estate planning purposes where the donee agrees to a similar lock-up agreement for the remainder of the this 180-day “lock-up” period.
     Each of our Manager and Invesco Investments (Bermuda) Ltd. has agreed that, for a period of one year after the date of this prospectus, without the consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, it will not dispose of or hedge any of the shares of our common stock or OP units, respectively, that it purchases in the private placement completed concurrently with the closing of this offering.
     In the event that either (1) during the last 17 days of the 180-day or one-year “lock-up” period described in the two preceding paragraphs, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the 180-day or one-year “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day or one-year “lock-up” period, as applicable, then, in either case, the expiration of the 180-day or one-year “lock-up” period, as applicable, will be extended to the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated waive, in writing, such an extension.
     There are no agreements between Credit Suisse Securities (USA) LLC or Morgan Stanley & Co. Incorporated and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day or one-year “lock-up period”, as applicable.
     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.
     In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.
     At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the offering price to persons who are our directors and officers or employees of our Manager or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. The directed share program materials will include a lock-up agreement requiring each purchaser in the directed share program to agree that for the period of 180 days from the date of this prospectus, such purchasers will not, without prior written consent of Morgan Stanley & Co. Incorporated, dispose of or hedge any shares of our common stock purchased in the directed share program. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.
     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

     Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.
     Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.
     The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise.
     A prospectus in electronic format may be made available on web sites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus form a part.
     The underwriters or their affiliates have engaged in transactions with, and have performed underwriting, investment banking, lending and advisory services for Invesco and/or its affiliates in the ordinary course of their business and may do so for us as well as our Manager and Invesco and their affiliates in the future. Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated have previously acted as financial advisors to Invesco and have entered into repurchase agreements, credit default swaps, equity swaps, foreign exchange contracts, guarantees and other derivative contracts with Invesco. They have received or will receive customary fees and reimbursements of expenses for these transactions and services.
Pricing of this Offering
     Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol “IVR”. The initial public offering price per share of our common stock will be determined by negotiation among us and the underwriters. Among the primary factors that will be considered in determining the public offering price are: prevailing market conditions, the present stage of our development, the market capitalizations and stages of development of other companies that we and the underwriter believe to be comparable to our business and estimates of our business potential.
LEGAL MATTERS
     Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. As to certain matters of Maryland law, Clifford Chance US LLP may rely on the opinion of Venable LLP, Baltimore, Maryland.
EXPERTS
     The financial statements of Invesco Mortgage Capital Inc. (formerly known as Invesco Agency Securities Inc.) as of December 31, 2008 and for the period from June 5, 2008 (date of incorporation) to December 31, 2008, included in this registration statement and prospectus, have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.
     As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO THE FINANCIAL STATEMENTS OF INVESCO MORTGAGE CAPITAL INC. (formerly known as INVESCO AGENCY SECURITIES INC.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholder
Invesco Mortgage Capital Inc.
We have audited the balance sheet of Invesco Mortgage Capital Inc. (formerly known as Invesco Agency Securities Inc.) (a Maryland Corporation in the Development Stage) (the Company) as of December 31, 2008, and the related statements of operations, stockholder’s deficiency and cash flows for the period from June 5, 2008 (date of incorporation) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Invesco Mortgage Capital Inc. (formerly known as Invesco Agency Securities Inc.) (a Maryland Corporation in the Development Stage) as of December 31, 2008 and the results of its operations and its cash flows for the period from June 5, 2008 (date of incorporation) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
January 29, 2009

INVESCO MORTGAGE CAPITAL INC.
(A Maryland Corporation in the Developmental Stage)
BALANCE SHEETS

	March 31, 2009
	(Unaudited)	December 31, 2008
ASSETS
Cash	$1,000	$1,000
Other assets, deferred offering costs	1,213,582	978,333

Total assets	$1,214,582	$979,333

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Due to affiliate	$1,283,909	$1,000,714

Total liabilities	1,283,909	1,000,714
Stockholder’s deficiency
Common stock, $0.01 par value, 100,000 shares authorized, 100 shares issued and outstanding	$1	$1
Additional paid in capital	999	999
Accumulated deficit during development stage	(70,327)	(22,381)

Total stockholder’s deficiency	(69,327)	(21,381)

Total liabilities and stockholder’s deficiency	$1,214,582	$979,333

The accompanying notes are an integral part of these financial statements.

INVESCO MORTGAGE CAPITAL INC.
(A Maryland Corporation in the Developmental Stage)
STATEMENTS OF OPERATIONS

	Period from
	June 5, 2008		Period from
	(Date of Inception) to	Three months ended	June 5, 2008
	March 31, 2009	March 31, 2009	(Date of Inception) to
	(Unaudited)	(Unaudited)	December 31, 2008
Revenues	$—	$—	$—
Operating expenses	45,237	45,237	—
Organizational costs	25,090	2,709	22,381

Net loss	$(70,327)	$(47,946)	$(22,381)

The accompanying notes are an integral part of these financial statements.

INVESCO MORTGAGE CAPITAL INC.
(A Maryland Corporation in the Developmental Stage)
STATEMENTS OF STOCKHOLDER’S DEFICIENCY
For the Period from June 5, 2008 (date of incorporation) to December 31, 2008 and for the Three Months Ended March 31, 2009 (Unaudited)

			Additional
	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at June 5, 2008	—	$—	$—	$—	$—
Issuance of common stock	100	1	999	—	1,000
Net loss	—	—	—	(22,381)	(22,381)

Balance at December 31, 2008	100	$1	$999	$(22,381)	$(21,381)

Net loss	—	—	—	(47,946)	(47,946)

Balance at March 31, 2008	100	$1	$999	$(70,327)	$(69,327)

The accompanying notes are an integral part of these financial statements.

INVESCO MORTGAGE CAPITAL INC.
(A Maryland Corporation in the Developmental Stage)
STATEMENTS OF CASH FLOWS

	Period from		Period from
	June 5, 2008		June 5, 2008
	(Date of	Three months	(Date of
	Inception) to	ended	Inception) to
	March 31, 2009	March 31, 2009	December 31,
	(Unaudited)	(Unaudited)	2008
Cash Flows from Operating Activities
Net loss	$(70,327)	$(47,946)	$(22,381)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities
Increase in other assets, deferred offering costs	(1,213,582)	(235,249)	(978,333)
Increase in due to affiliate	1,283,909	283,195	1,000,714

Net cash used in operating activities	—	—	—
Cash Flows from Financing Activities
Proceeds from issuance of common stock	1,000	—	1,000

Net cash provided by financing activities	1,000	—	1,000

Net change in cash	1,000	—	1,000
Cash, Beginning of Period	—	—	—

Cash, End of Period	$1,000	$1,000	$1,000

The accompanying notes are an integral part of these financial statements.

INVESCO MORTGAGE CAPITAL INC.
(A Maryland Corporation in the Developmental Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and March 31, 2009 (unaudited)
Basis of Presentation
     The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of Management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations for the interim period presented have been included. The interim financial statements should be read in conjunction with the financial statements and footnotes as of December 31, 2008 and for the period from June 5, 2008 (date of incorporation) to December 31, 2008. The results of operations for the three month period ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year.
Note 1 — Organization and proposed business operations
Invesco Mortgage Capital Inc. (formerly known as Invesco Agency Securities Inc.) (“the Company” or “We”) is a newly-formed Maryland corporation focused on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. In May 2009 we changed our name from Invesco Agency Securities Inc. to Invesco Mortgage Capital Inc. as a result of our redefined strategy discussed below. We will seek to invest in residential mortgage-backed securities (“Agency RMBS”) for which a U.S. Government agency such as the Government National Mortgage Association (“Ginnie Mae”) the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”) guarantees payments of principal and interest on the securities. Our Agency RMBS investments will include mortgage pass through securities and collateralized mortgage obligations (“CMOs”). We expect to also invest in residential mortgage-backed securities that are not issued or guaranteed by a U.S. Government agency, or non-Agency RMBS, commercial mortgage-backed securities, or CMBS, and residential and commercial mortgage loans. To the extent available to us, we may finance our non-Agency RMBS, CMBS and mortgage portfolio with financings under the U.S. Government’s Public-Private Investment Program (“PPIP”) and the Term Asset-Backed Securities Lending Facility (“the TALF”). We will be externally managed and advised by Invesco Institutional (N.A.), Inc. (“the Manager”), an SEC-registered investment adviser and indirect wholly-owned subsidiary of Invesco Ltd. (“Invesco”), a leading independent global investment management company. The Manager was issued 100 shares at $10 per share to initially capitalize the Company.
The Company’s objective is to provide attractive risk adjusted returns to our investors over the long term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by selectively acquiring target assets to construct a diversified investment portfolio designed to produce attractive returns across a variety of market conditions and economic cycles. We intend to construct a diversified investment portfolio by focusing on security selection and the relative value of various sectors within the mortgage market. We intend to finance our Agency RMBS investments primarily through short-term borrowings structured as repurchase agreements. Our Manager is in the process of securing commitments for us with a number of repurchase agreement counterparties. To the extent available to us, we may seek to finance our non-Agency RMBS, CMBS and mortgage loan portfolios with attractive non-recourse term borrowing facilities and equity financing under the PPIP and the TALF or with private financing.
The Company will commence operations upon completion of an initial public offering. The Company has adopted a fiscal year ending December 31. The Company also intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ending December 31, 2009. As such, to maintain our REIT qualification for U.S. federal income tax purposes, the Company is generally required to distribute at least 90% of its net income (excluding net capital gains) to its stockholders as well as comply with certain other requirements. Accordingly, we generally will not be subject to U.S. federal income taxes to the extent that we annually distribute all of our REIT taxable income to our stockholders. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, (the “1940 Act”).
Note 2 — Summary of Significant Accounting Policies
Development Stage Company
The Company complies with the reporting requirements of Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reports by Development Stage Enterprises.” The Company expects to incur organizational, accounting and offering costs in pursuit of its financing. The offering and other organization costs, which are being advanced by our Manager, are not required to be paid before the offering is completed and will be paid out of the proceeds of the offering that are set aside for such purposes. There can be no assurance that the Company’s plans to raise capital will be successful.

Use of Estimates
The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America (“GAAP”) and general practices within the financial services industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Examples of estimates include, but are not limited to estimates of the fair values of financial instruments and interest income on available-for-sale securities. Actual results could differ from those results.
Deferred offering costs:
The Company complies with the requirements of the SEC Staff Accounting Bulletin (SAB) Topic 5A, “Expenses of Offering.” Deferred offering costs consist of legal and other costs of $1,213,582 and $978,333 incurred through March 31, 2009 and December 31, 2008 respectively that are related to the initial public offering and that will be charged to capital upon the completion of the initial public offering or charged to expense if the initial public offering is not completed.
Repurchase Agreements
The Company will finance the acquisition of Agency RMBS for our investment portfolio through the use of repurchase agreements. Repurchase agreements will be treated as collateralized financing transactions and will be carried at primarily their contractual amounts, including accrued interest, as specified in the respective agreements.
In instances where we acquire Agency RMBS through repurchase agreements with the same counterparty from whom the Agency RMBS were purchased, we will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument if the transaction does not comply with the criteria in FASB Staff Position, (“FSP”), FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP FAS 140-3”), for gross presentation. If the transaction complies with the criteria for gross presentation in FSP FAS 140-3, we will record the assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statements of operations and comprehensive income (loss). Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, we will record the cash portion of our investment in Agency RMBS as a mortgage related receivable from the counterparty on our balance sheet.
Fair Value Measurements
The Financial Accounting Standards Board (“the FASB”) issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category (which require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities.
Additionally, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115”, (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting dates.
Securities Held for Investment
SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, (“SFAS 115”), requires that at the time of purchase, we designate a security as either held-to-maturity, available-for-sale, or trading depending on our ability and intent to hold such security to maturity. Securities available-for-sale will be reported at fair value, while securities held-to-maturity will be reported at amortized cost. Although we generally intend to hold most of our RMBS and CMBS until maturity, we may, from time to time, sell any of our RMBS or CMBS as part of our overall management of our investment portfolio.
All securities classified as available-for-sale will be reported at fair value, based on market prices from third-party sources when available, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. We do not have an investment portfolio at this time.
Our Manager will evaluate securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of recovery in fair value of the agency security, and (3) our intent and ability to retain our investment in the RMBS or CMBS for a period of time sufficient to allow for any anticipated recovery in fair value.
Investments with unrealized losses will not be considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments. Unrealized losses on securities that are considered other-than-temporary, as measured by the amount of the difference between the securities’ cost basis and its fair value will be recognized in earnings as an unrealized loss and the cost basis of the securities will be adjusted.
Interest Income Recognition
Interest income on available-for-sale securities will be recognized over the life of the investment using the effective interest method. Interest income on mortgage-backed securities is recognized using the effective interest method as described by SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases,” (“SFAS 91”), for securities of high credit quality and Emerging Issues Task Force No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” (“EITF 99-20”), for all other securities. Under SFAS 91 and EITF 99-20, management will estimate, at the time of purchase, the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows will be updated and a revised yield computed based on the current amortized cost of the investment. In estimating these cash flows, there will be a number of assumptions that will be subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income. Security transactions will be recorded on the trade date. Realized gains and losses from security transactions will be determined based upon the specific identification method and recorded as gain (loss) on sale of available-for-sale securities and loans held for investment in the statement of income.
We will account for accretion of discounts or premiums on available-for-sale securities and real estate loans using the effective interest yield method. Such amounts will be included as a component of interest income in the income statement.
Real Estate Loans
Residential and Commercial Real Estate Loans — Fair Value
Residential and commercial real estate loans at fair value are loans where we will elect the fair value option under SFAS 159. Interest will be recognized as revenue when earned and deemed collectible or until a loan becomes more than 90 days past due. Changes in fair value (gains and losses) will be reported through our consolidated statements of (loss) income.

Residential and Commercial Real Estate Loans — Held-for-Sale
Residential and commercial real estate loans held-for-sale are loans that we will be marketing for sale to independent third parties. These loans are carried at the lower of their cost or fair value in accordance with SFAS No. 65, “Accounting for Certain Mortgage Banking Activities” (“SFAS 65”), as measured on an individual basis. Interest will be recognized as revenue when earned and deemed collectible or until a loan becomes more than 90 days past due. If fair value is lower than amortized cost, changes in fair value (gains and losses) are reported through our consolidated statements of (loss) income.
Residential and Commercial Real Estate Loans — Held-for-Investment
Real estate loans held-for-investment will be carried at their unpaid principal balances adjusted for net unamortized premiums or discounts and net of any allowance for credit losses. Interest will be recognized as revenue when earned and deemed collectible or until a loan becomes more than 90 days past due. Pursuant to SFAS 91, we will use the interest method to determine an effective yield and to amortize the premium or discount on real estate loans held-for-investment.
Real Estate Loans — Allowance for Loan Losses
For real estate loans classified as held-for-investment, we will establish and maintain an allowance for loan losses based on our estimate of credit losses inherent in our loan portfolios. To calculate the allowance for loan losses, we will assess inherent losses by determining loss factors (defaults, the timing of defaults, and loss severities upon defaults) that can be specifically applied to each of the consolidated loans or pool of loans.
We will follow the guidelines of SEC Staff Accounting Bulletin No. 102, “Selected Loan Loss Allowance Methodology and Documentation”, SFAS No. 5, “Accounting for Contingencies” (“SFAS 5”), SFAS No.114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”), and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures” (“SFAS 118”) in setting the allowance for loan losses.
We will consider the following factors in determining the allowance for loan losses:

•	Ongoing analyses of loans, including, but not limited to, the age of loans, underwriting standards, business climate, economic conditions, geographical considerations, and other observable data;

•	Historical loss rates and past performance of similar loans;

•	Relevant environmental factors;

•	Relevant market research and publicly available third-party reference loss rates;

•	Trends in delinquencies and charge-offs;

•	Effects and changes in credit concentrations;

•	Information supporting a borrower’s ability to meet obligations;

•	Ongoing evaluations of fair values of collateral using current appraisals and other valuations; and

•	Discounted cash flow analyses.

Net Income Per Share
In accordance with the provisions of SFAS 128, “Earnings per Share,” (“SFAS 128”) the Company calculates basic income per share by dividing net income for the period by weighted-average shares of its common stock outstanding for that period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. For the periods from June 5, 2008 (date of incorporation) to December 31, 2008 and the three months ended March 31, 2009, earnings per share is not presented because it is not a meaningful measure of the Company’s performance.

Accounting for Derivative Financial Instruments
Our policies permit us to enter into derivative contracts, including interest rate swaps, interest rate caps and interest rate floors, as a means of mitigating our interest rate risk. We intend to use interest rate derivative financial instruments to mitigate interest rate risk rather than to enhance returns. We will account for derivative financial instruments in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) as amended and interpreted. SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.
In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market with the changes in value included in net income. Derivatives will be used for hedging purposes rather than speculation. We will rely on quotations from a third party to determine these fair values. If our hedging activities do not achieve our desired results, our reported earnings may be adversely affected.
Income Taxes
The Company intends to elect and qualify to be taxed as a REIT, commencing with its taxable year ending December 31, 2009. Accordingly, we will generally not be subject to corporate U.S. federal or state income tax to the extent that we make qualifying distributions to our stockholders, and provided we satisfy on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our stockholders.
The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

The Company may elect to treat certain of our subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.
While a TRS will generate net income, a TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to our stockholders. Conversely, if we retain earnings at a TRS level, no distribution is required and we can increase book equity of the consolidated entity.
Share-Based Compensation
The Company will follow SFAS No. 123R, “Share-Based Payments” (“SFAS 123(R)”), with regard to its stock option plan. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123 (R) requires that compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the equity or liability instruments issued.
The Company intends to adopt an equity incentive plan under which its independent directors are eligible to receive annual nondiscretionary awards of nonqualified stock options. The board of directors may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under the stock option plan to reflect any change in the Company’s capital structure.

Note 3 — Recent Accounting Pronouncements
In January 2009, the FASB issued FASB Staff Position No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20 (FSP EITF 99-20-1),” which became effective for the company on December 31, 2008. FSP EITF 99-20-1 revises the impairment guidance provided by EITF 99-20 for beneficial interests to make it consistent with the requirements of FASB Statement No. 115 for determining whether an impairment of other debt and equity securities is other-than-temporary. FSP EITF 99-20-1 eliminates the requirement that a holder’s best estimate of cash flows be based upon those that a market participant would use. Instead, FSP 99-20-1 requires that an other-than-temporary impairment be recognized when it is probable that there has been an adverse change in the holder’s estimated cash flows. FSP EITF 99-20-1 did not have a material impact on the company’s financial statements.
On April 9, 2009, the FASB issued three Staff Positions (FSPs) intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that Are Not Orderly (FSP 157-4),” provides guidelines for making fair value measurements more consistent with the principles presented in FASB Statement No. 157. FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments (FSP 107-1),” enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments (FSP 115-2),” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities.
FSP 157-4 addresses the measurement of fair value of financial assets when there is no active market or where the price inputs being used could be indicative of distressed sales. FSP 157-4 reaffirms the definition of fair value already reflected in FASB Statement No. 157, which is the price that would be paid to sell an asset in an orderly transaction (as opposed to a distressed or forced transaction) at the measurement date under current market conditions. FSP 157-4 also reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.
FSP 107-1 was issued to improve the fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing FSP 107-1, fair values of these assets and liabilities were only disclosed once a year. FSP 107-1 now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.
FSP 115-2 on other-than-temporary impairments is intended to improve the consistency in the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. FSP 115-2 requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses.
FSP 157-4, FSP 107-1 and FSP 115-2 are effective for interim and annual periods ending after June 15, 2009, and provide for early adoption for the interim and annual periods ending after March 15, 2009. All three FSPs must be adopted in conjunction with each other. The company will adopt all three FSPs for the interim period ending June 30, 2009.
The FASB issued FSP FAS 140-3 relating to SFAS 140, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP FAS 140-3”), to address questions where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Currently, we are still evaluating our ability to record such assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statements of operations and comprehensive income (loss). For assets representing available-for-sale investment securities, as in our case, any change in fair value will be reported through other comprehensive income under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” with the exception of impairment losses, which will be recorded in the statement of operations and comprehensive (loss) income as realized losses.

FASB’s staff position requires that all of the following criteria be met in order to continue the application of SFAS No. 140 as described above:
(1)	The initial transfer of and repurchase financing cannot be contractually contingent;

(2)	The repurchase financing entered into between the parties provides full recourse to the transferee and the repurchase price is fixed;

(3)	The financial asset has an active market and the transfer is executed at market rates; and

(4)	The repurchase agreement and financial asset do not mature simultaneously.
In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133” (“SFAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applicable to the Company in the first quarter of fiscal 2009. The Company is assessing the potential impact that the adoption of SFAS 161 may have on its financial statements.
Note 4 — Related Party Transactions
The Company will be externally managed and advised by our Manager, an indirect and wholly-owned subsidiary of Invesco. Pursuant to the terms of the management agreement, our Manager will provide us with our management team, including our officers, along with appropriate support personnel. Each of our officers is an employee of the Invesco or one of its affiliates. The Company does not expect to have any employees. Our Manager is not obligated to dedicate any of its employees exclusively to us, or is our Manager or its employees obligated to dedicate any specific portion of its or their time to our business. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it.
The following table summarizes the fees and expense reimbursements that we will pay to our Manager:

Type	Description
Management fee:	1.50% of our stockholders’ equity per annum and calculated and payable quarterly in arrears. For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay to repurchase our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in accounting principles generally accepted in the United States, or GAAP, and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our stockholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. We will treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the management fee. In our management agreement, our Manager has agreed to waive any base management fee payable in respect of any equity investment we may decide to make in any Legacy Securities or Legacy Loan PPIF if managed by our Manager or any of its affiliates.

Expense reimbursement	Reimbursement of operating expenses related to us incurred by our Manager, including certain salary expenses and other expenses related to legal, accounting, due diligence and other services. Our reimbursement obligation is not subject to any dollar limitation.

Type	Description
Termination fee	Termination fee equal to three times the sum of the average annual management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.
Note 5 — Securities Convertible into Shares of Common Stock
Upon completion of this offering (1) the limited partners of IAS Operating Partnership LP (the “Operating Partnership”) (excluding units of limited partnership interest (the “OP units”) of the Operating Partnership owned by the Company) will have the right to cause the Operating Partnership to redeem their OP units for cash equal to the market value of an equivalent number of shares of common stock, or at the Company’s option, we may purchase their OP units by issuing one share of common stock for each OP unit redeemed and (2) the Company, at the discretion of the board of directors, intends to reserve shares of restricted common stock to be granted to the executive officers, independent directors and personnel of the Manager under the equity incentive plan.
Note 6 — Registration Rights
We will enter into a registration rights agreement with regard to the common stock and OP units owned by our Manager and Invesco Investments (Bermuda) Ltd., respectively, upon completion of this offering and any shares of common stock that our Manager may elect to receive under the management agreement or otherwise. Pursuant to the registration rights agreement, we will grant to our Manager and Invesco Investments (Bermuda) Ltd., (1) unlimited demand registration rights to have the shares purchased by our Manager or granted to it in the future and the shares that we may issue upon redemption of the OP units purchased by Invesco Investments (Bermuda) Ltd. registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as the manager under the management agreement. The registration rights of our Manager and Invesco Investments (Bermuda) Ltd., respectively with respect to the common stock and OP units that they will purchase simultaneously with this offering will only begin to apply one year after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Invesco Mortgage Capital Inc.
Shares
Common Stock

PROSPECTUS

Credit Suisse
Morgan Stanley
Barclays Capital
Keefe, Bruyette & Woods
Stifel Nicolaus
Jackson Securities
Siebert Capital Markets
The Williams Capital Group, L.P.
, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31. Other Expenses of Issuance and Distribution.
     The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$9,825
Financial Industry Regulatory Authority, Inc. filing fee	25,500
NYSE listing fee	150,000
Legal fees and expenses (including Blue Sky fees)	1,400,000
Accounting fees and expenses	150,000
Printing and engraving expenses	150,000
Transfer agent fees and expenses	2,500
Miscellaneous	20,000

Total	$1,907,825

Item 32. Sales to Special Parties.
     None.
Item 33. Recent Sales of Unregistered Securities.
     On June 16, 2008, Invesco Institutional (N.A.), Inc., our Manager, purchased 100 shares of our common stock for a purchase price of $1,000 in a private offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.
     Simultaneously with the completion of the offering of our common stock pursuant to this registration statement, we will issue a number of shares of common stock to our Manager equal to 0.5% of the gross proceeds raised in the offering of our common stock pursuant to this registration statement, up to $1,250,000. The number of shares to be issued to our Manager will be determined by the “Public Offering Price” set forth on the cover of the prospectus forming a part of this registration statement. Based on the currently anticipated public offering price of $      per share, this would result in the issuance of      shares of common stock to our Manager. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.
Item 34. Indemnification of Directors and Officers.
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
     The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
     In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

     Our charter authorizes us to obligate ourselves and our Bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

     Our charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.
     Following completion of this offering, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, our operating partnership’s partnership agreement provides that we, as general partner, through our wholly-owned subsidiary, and our officers and directors are indemnified to the maximum extent permitted by law.
     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (or the Securities Act), we have been informed that, in the opinion of the Securities and Exchange Commission, or the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 35. Treatment of Proceeds from Stock Being Registered.
     None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.
     (a) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.
     (b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement among Invesco Mortgage Capital Inc., IAS Operating Partnership LP, Invesco Institutional (N.A.), Inc. and the underwriters named therein

3.1*	Articles of Amendment and Restatement of Invesco Mortgage Capital Inc.

3.2*	Amended and Restated Bylaws of Invesco Mortgage Capital Inc.

4.1*	Specimen Common Stock Certificate of Invesco Mortgage Capital Inc.

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1*	Form of Private Placement Purchase Agreement between Invesco Mortgage Capital Inc. and Invesco Institutional (N.A.), Inc.

10.2*	Form of Private Placement Purchase Agreement between IAS Operating Partnership L.P. and Invesco Investments (Bermuda) Ltd.

10.3†	Form of Registration Rights Agreement among Invesco Mortgage Capital Inc., Invesco Institutional (N.A.), Inc. and Invesco Investments (Bermuda) Ltd.

10.4*	Form of Management Agreement among Invesco Institutional (N.A.), Inc., Invesco Mortgage Capital Inc. and IAS Operating Partnership LP

10.5†	Form of First Amended and Restated Agreement of Limited Partnership of IAS Operating Partnership LP

10.6†	Equity Incentive Plan of Invesco Mortgage Capital Inc.

10.7*	Form of Restricted Common Stock Award Agreement

10.8*	Form of Stock Option Award Agreement

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3**	Consent of Grant Thornton LLP

24.1†	Power of Attorney of Richard J. King, G. Mark Armour, Karen Dunn Kelley and Donald R. Ramon

99.1†	Consent of Independent Director Nominee James S. Balloun

99.2†	Consent of Independent Director Nominee John S. Day

99.3†	Consent of Independent Director Nominee Neil Williams

†	Filed previously.

*	To be filed by amendment.

**	Filed herewith.
Item 37. Undertakings.
     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
     (b) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (c) The undersigned registrant hereby further undertakes that:
     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on May 8, 2009.

Invesco Mortgage Capital Inc.

By:	/s/ Richard J. King
Richard J. King
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Richard J. King	President and Chief Executive Officer
	Richard J. King	(principal executive officer)	May 8, 2009

By:	*	Chief Financial Officer (principal financial
	Donald R. Ramon	and accounting officer)	May 8, 2009

By:	*	Director
	G. Mark Armour		May 8, 2009

By:	*	Director
	Karen Dunn Kelley		May 8, 2009

*By:	/s/ Richard J. King
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement among Invesco Mortgage Capital Inc., IAS Operating Partnership LP, Invesco Institutional (N.A.), Inc. and the underwriters named therein

3.1*	Articles of Amendment and Restatement of Invesco Mortgage Capital Inc.

3.2*	Amended and Restated Bylaws of Invesco Mortgage Capital Inc.

4.1*	Specimen Common Stock Certificate of Invesco Mortgage Capital Inc.

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1*	Form of Private Placement Purchase Agreement between Invesco Mortgage Capital Inc. and Invesco Institutional (N.A.), Inc.

10.2*	Form of Private Placement Purchase Agreement between IAS Operating Partnership L.P. and Invesco Investments (Bermuda) Ltd.

10.3†	Form of Registration Rights Agreement among Invesco Mortgage Capital Inc., Invesco Institutional (N.A.), Inc. and Invesco Investments (Bermuda) Ltd.

10.4*	Form of Management Agreement among Invesco Institutional (N.A.), Inc., Invesco Mortgage Capital Inc. and IAS Operating Partnership LP

10.5†	Form of First Amended and Restated Agreement of Limited Partnership of IAS Operating Partnership LP

10.6†	Equity Incentive Plan of Invesco Mortgage Capital Inc.

10.7*	Form of Restricted Common Stock Award Agreement

10.8*	Form of Stock Option Award Agreement

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3**	Consent of Grant Thornton LLP

24.1†	Power of Attorney of Richard J. King, G. Mark Armour, Karen Dunn Kelley and Donald R. Ramon

99.1†	Consent of Independent Director Nominee James S. Balloun

99.2†	Consent of Independent Director Nominee John S. Day

99.3†	Consent of Independent Director Nominee Neil Williams

†	Filed previously.

*	To be filed by amendment.

**	Filed herewith.